UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________________________

SCHEDULE 14A

_________________________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

(Check the appropriate box):

☐	Preliminary Proxy Statement
☐	Confidential, For Use Of The Commission Only (As Permitted By Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Newmark Group, Inc.
(Name of Registrant as Specified In Its Charter)

______________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-(6)(i)(1) and 0-11.

November 17, 2025

Dear Stockholder:

It is my pleasure to inform you that our 2025 Annual Meeting of Stockholders (the “Annual Meeting”) will be conducted online on Tuesday, December 30, 2025, commencing at 10:00 a.m. ET.

Our Board of Directors will once again conduct the Annual Meeting as a virtual meeting because it believes that a virtual meeting will enable increased stockholder accessibility, while improving meeting efficiency and reducing costs. Stockholders will be able to listen, vote, and submit questions from their home or any remote location with Internet connectivity. Information on how to participate in the Annual Meeting can be found on page 3 of the Proxy Statement.

This year, we are once again taking advantage of the Securities and Exchange Commission rule that allows companies to provide their stockholders with access to proxy materials on the Internet. On or about November 17, 2025, we will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders informing them that our Proxy Statement, Annual Report for the fiscal year ended December 31, 2024 and voting instructions are available online. As more fully described in that Notice, all stockholders may choose to access our proxy materials on the Internet or may request to receive paper copies of the proxy materials. This allows us to conserve natural resources and reduces the costs of printing and distributing the proxy materials, while providing our stockholders with access to the proxy materials in a fast and efficient manner.

During the Annual Meeting, you will be asked to make your voice heard through (i) a vote on the election of five directors; (ii) a vote on the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025; (iii) an advisory vote on executive compensation; and (iv) such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Whether or not you are able to participate in the Annual Meeting, it is important that your shares be represented. Please vote your shares using the Internet or the designated toll-free telephone number, or by requesting a printed copy of the proxy materials and completing and returning by mail the proxy card or voting instruction form you will receive in response to your request. Please refer to the section entitled “Voting Via the Internet, by Telephone, or by Mail” on page 2 of the Proxy Statement for a description of these voting methods.

Sincerely,

CAROLINE A. KOSTER
Corporate Secretary

Newmark Group, Inc.

125 Park Avenue
New York, New York 10017

Notice of 2025 Annual Meeting of Stockholders

NOTICE IS HEREBY GIVEN that our 2025 Annual Meeting of Stockholders will be held on Tuesday, December 30, 2025, commencing at 10:00 a.m. (Eastern Time), for the following purposes:

(1)    To elect five directors to hold office until the next Annual Meeting and until their successors are duly elected and qualified;

(2)    To hold a vote on the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025;

(3)    To hold an advisory vote on executive compensation; and

(4)    To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Only holders of record of our Class A common stock or our Class B common stock at the close of business on November 10, 2025 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. If you plan to participate in the Annual Meeting, please see the instructions under “Participating in the Annual Meeting” beginning on page 3 of the accompanying Proxy Statement. Stockholders will be able to listen, vote, and submit questions from their home or from any remote location that has Internet connectivity. Please see the instructions for voting under “Voting Via the Internet, by Telephone, or by Mail” beginning on page 2 of the accompanying Proxy Statement. There will be no physical location for stockholders to attend. Stockholders may only participate online by logging in at www.virtualshareholdermeeting.com/NMRK2025.

By Order of the Board of Directors,

CAROLINE A. KOSTER
Corporate Secretary
November 17, 2025

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO PARTICIPATE IN THE ANNUAL MEETING, PLEASE VOTE AS PROMPTLY AS POSSIBLE USING THE INTERNET OR THE DESIGNATED TOLL-FREE TELEPHONE NUMBER OR BY REQUESTING A PAPER COPY OF THE PROXY MATERIALS AND COMPLETING AND RETURNING BY MAIL THE PROXY CARD OR VOTING INSTRUCTION FORM YOU WILL RECEIVE IN RESPONSE TO YOUR REQUEST.

i

Newmark Group, Inc.

125 Park Avenue
New York, New York 10017

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies by and on behalf of our Board of Directors for use at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Newmark Group, Inc. (the “Company,” “Newmark,” “we,” “us,” or “our”), to be held on December 30, 2025, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of 2025 Annual Meeting of Stockholders. There will be no physical location for stockholders to attend. Stockholders may only participate online by logging in at www.virtualshareholdermeeting.com/NMRK2025. Our Annual Report for the fiscal year ended December 31, 2024 (the “2024 Annual Report”) accompanies this Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 30, 2025:

On or about November 17, 2025, we will begin mailing a notice, called the Notice of Internet Availability of Proxy Materials (the “Notice”), to our stockholders advising them that this Proxy Statement, the 2024 Annual Report and voting instructions can be accessed over the Internet at www.proxyvote.com. You may then access these proxy materials over the Internet, or you may request that a printed copy of the proxy materials be sent to you. If you want to receive a paper or e-mail copy of these proxy materials, you must request one over the Internet at www.proxyvote.com, by calling toll free 1-800-579-1639, or by sending an e-mail to sendmaterial@proxyvote.com. There is no charge to you for requesting a copy. Please make your request for a copy on or before December 15, 2025 to facilitate timely delivery. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via e-mail unless you change your election.

If you have not done so already, please help us protect the environment by signing up for electronic delivery for all future proxies and related materials. It takes just five easy steps:

1.      Go to www.proxyvote.com.

2.      Type in the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials if you received printed copies and click “Submit.”

3.      On the right side, click “Sign up for E-delivery” under “Go Paperless.”

4.      Fill out your e-mail address, create a PIN, and click “Next.”

5.      Review the Description of Service and click “Enroll in E-Delivery.”

INFORMATION ABOUT VOTING

Who Can Vote

November 10, 2025 has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof (the “Record Date”). Only holders of record as of the close of business on that date of shares of our Class A common stock, $0.01 par value per share (the “Class A common stock”), or of our Class B common stock, $0.01 par value per share (the “Class B common stock”), are entitled to notice of and to vote at the Annual Meeting. Our Class A common stock and our Class B common stock will vote together as a single class on all matters to come before the Annual Meeting and are sometimes collectively referred to herein as our “Common Equity.”

Each share of our Class A common stock entitles the holder thereof to one vote per share on each matter presented to stockholders for approval at the Annual Meeting. Each share of our Class B common stock entitles the holder thereof to 10 votes per share on each matter presented to stockholders for approval at the Annual Meeting. The collective voting power represented by the shares of our Class A common stock and our Class B common stock issued and outstanding on the Record Date is referred to as the “Total Voting Power.” On the Record Date, there were 159,448,532 shares of our Class A common stock and 21,285,533 shares of our Class B common stock, for a total of 180,734,065 Class A and Class B shares of our Common Equity, outstanding and entitled to vote, with a Total Voting Power of 372,303,862 votes.

Voting Via the Internet, by Telephone, or by Mail

Stockholders of Record

If your shares are registered directly in your name with the Company’s transfer agent, Equiniti Trust Company, LLC, you are considered the “stockholder of record” of those shares, and the Notice of Internet Availability of Proxy Materials is being sent directly to you by the Company. If you are a stockholder of record, you can vote your shares in one of two ways: either by proxy or online during the Annual Meeting. If you choose to vote by proxy, you may do so by using the Internet (please visit www.proxyvote.com and follow the instructions), by calling the designated toll-free number (1-800-690-6903), or by requesting a printed copy of our proxy materials and completing and returning by mail the proxy card or voting instruction form you will receive in response to your request. Whichever method you use, each valid proxy received in time will be voted during the Annual Meeting in accordance with your instructions.

Beneficial Owners of Shares Held in Street Name

If your shares are held in a securities brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name,” and the Notice is being forwarded to you by your broker, bank or nominee, who is considered the stockholder of record of those shares. As a beneficial owner, you have the right to direct your broker, bank or nominee on how to vote the shares held in your account. You may also vote using the Internet. Please visit www.proxyvote.com and follow the instructions, or, if you request printed proxy materials, you will receive voting instructions from your broker, bank or nominee describing the available processes for voting your stock.

Revocation of Proxies

A stockholder’s voting on the Internet or by telephone or by completing and returning a proxy card or voting instruction form will not affect such stockholder’s right to participate in the Annual Meeting and to vote during such time. Any stockholder who votes on the Internet or by telephone or submits an executed proxy card or voting instruction form has a right to revoke the proxy at any time before it is voted by taking any of the following actions:

•        advising Caroline A. Koster, our Corporate Secretary, in writing of such revocation;

•        changing the stockholder’s vote on the Internet or by telephone;

•        executing a later-dated proxy card or voting instruction form which is delivered prior to the Annual Meeting; or

•        participating in the Annual Meeting online and voting during such time.

Participation in the Annual Meeting will not in and of itself constitute revocation of a proxy.

Broker Non-Votes

If you are a beneficial owner whose shares are held by a broker, bank or other nominee, you must instruct the broker, bank or nominee how to vote your shares. If you do not provide voting instructions, your shares will not be voted on proposals on which brokers do not have discretionary authority. This is called a “broker non-vote.”

Quorum

The required quorum for the transaction of business at the Annual Meeting is a majority of the Total Voting Power entitled to vote at the meeting, which shares must be present in person or represented by proxy during the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.

Required Vote

With respect to Proposal 1, directors are elected by a plurality of the Total Voting Power present in person or represented by proxy and entitled to vote. With respect to each of Proposals 2 and 3, the affirmative vote of the majority of the Total Voting Power voted by stockholders entitled to vote on such Proposal is required. Withheld votes will have no effect on the vote on Proposal 1, and abstentions will have no effect on the votes on Proposals 2 and 3. Broker non-votes will have no effect on the votes on Proposals 1 and 3. There will not be broker non-votes with regard to Proposal 2 as it is a routine matter pursuant to which brokers may exercise discretionary voting authority. Thus, your broker or nominee may vote on your behalf with regard to Proposal 2 whether or not you provide voting instructions. Shares not voted in the discretion of your broker or nominee will have no effect on the vote on this proposal.

Participating in the Annual Meeting

You are entitled to participate in the Annual Meeting only if you were a Newmark stockholder of record or a beneficial owner of shares of our Class A common stock or our Class B common stock as of the close of business on the Record Date, November 10, 2025, or you hold a valid proxy for the Annual Meeting. Our Annual Meeting will be a completely virtual meeting. There will be no physical meeting location. The meeting will be conducted only via live webcast.

To participate in the Annual Meeting, visit www.virtualshareholdermeeting.com/NMRK2025 and enter the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the voting instruction form that accompanied your proxy materials if you received printed copies. You may begin to log into the meeting platform beginning at 9:45 a.m. (Eastern Time) on December 30, 2025. The meeting is scheduled to begin promptly at 10:00 a.m. (Eastern Time) on December 30, 2025.

The virtual meeting platform is fully supported across browsers (Edge, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of the applicable software and plugins. Participants should ensure that they have a strong Internet connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.

If you want to submit your question during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/NMRK2025, type your question into the “Ask a Question” field, and click “Submit.” Questions pertinent to meeting matters may be answered during the meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, individual transactions, product or service issues, or other matters not relevant to investors generally, are not pertinent to meeting matters and therefore will not be answered.

Voting Procedures for Newmark 401(k) Plan Participants

Pursuant to the trust agreement governing the Newmark 401(k) Plan (the “401(k) Plan”), the trustee of our 401(k) Plan will not, except as otherwise required by law, vote shares of our Class A common stock held in the trust as to which the trustee has not received voting instructions from 401(k) Plan participants.

Other Information

Unless specified otherwise, the proxies will be voted FOR the election of all the nominees to serve as our directors, FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025, and FOR the approval, on an advisory basis, of the resolution on executive compensation. In the discretion of the proxy holders, the proxies will also be voted for or against such other matters as may properly come before the Annual Meeting. Management is not aware of any other matters to be presented for action at the Annual Meeting.

Our principal executive offices are located at 125 Park Avenue, New York, New York 10017, and our telephone number is (212) 372-2000.

This Proxy Statement is accompanied by the 2024 Annual Report, which includes the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 (the “2024 Form 10-K”), that we have previously filed with the Securities and Exchange Commission (the “SEC”) and that includes our audited financial statements. We file reports, proxy statements and other information with the SEC. These filings are available to the public on the SEC website at www.sec.gov. In addition, our website at ir.nmrk.com provides ongoing information about the Company, including documents filed by us with the SEC. To obtain documents from us, please direct requests in writing to Newmark Group, Inc., 125 Park Avenue, New York, New York 10017, Attention: Corporate Secretary, or call (212) 372-2000. We will send you the requested documents without charge; however, a reasonable fee will be charged for exhibits that you request. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this Proxy Statement.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors (the “Board” or the “Board of Directors”) is currently composed of five members. Our Board, upon recommendation of our independent directors, has nominated five persons for election as directors at the Annual Meeting. All of the nominees are currently members of our Board. Information with respect to the five nominees for election as directors is set forth below. All of the nominees are to be elected at the Annual Meeting and to serve until their successors are duly elected and qualified. All of the nominees listed below are expected to serve as directors if they are elected. If any nominee should decline or be unable to accept such nomination or to serve as a director (an event which our Board does not now expect), our Board reserves the right to nominate another person or to vote to reduce the size of our Board. In the event another person is nominated, the proxy holders intend to vote the shares to which the proxy relates for the election of the person nominated by our Board. There is no cumulative voting for directors.

Information About Our Directors

Name	Age	Director Since	Biographies
Stephen M. Merkel	67	2025

Mr. Merkel has been a director of our Company since February 2025 and serves as Chairman of our Board. Mr. Merkel has served as our Executive Vice President and Chief Legal Officer since 2019. Mr. Merkel is Executive Vice Chairman, Executive Managing Director, and General Counsel for the Cantor Fitzgerald, L.P. (“Cantor”) group of companies, including Cantor, CF Group Management, Inc. (“CFGM”) and Cantor Fitzgerald & Co (“CF&Co”). Cantor and CFGM are our parent companies and CF&Co is a subsidiary of Cantor and is our affiliate. Mr. Merkel has served as our affiliate BGC Group, Inc.’s (“BGC,” including its predecessors eSpeed Inc. and BGC Partners, Inc., the latter of which is also referred to herein as “BGC Partners,” where appropriate) Executive Vice President and General Counsel since 2001. Since February 2025, Mr. Merkel has served as a director of BGC and as Chairman of BGC’s board of directors. Mr. Merkel also holds offices at and provides services to various other affiliates of Cantor and provides services to BGC’s and Newmark’s operating partnerships and subsidiaries, as applicable. Prior to joining Cantor in 1993, Mr. Merkel was Vice President and Assistant General Counsel at Goldman Sachs & Co., dedicated to the J. Aron Division, and prior to that, he was an associate with the law firm of Paul, Weiss, Rifkind, Wharton & Garrison. Prior to that, he was a law clerk for the Honorable Irving R. Kaufman of the U.S. Court of Appeals for the Second Circuit. Mr. Merkel received a Bachelor’s degree with a major in History and Sociology of Science from the University of Pennsylvania and received his law degree from the University of Michigan Law School.

Kyle S. Lutnick	29	2025

Mr. Kyle S. Lutnick has been a director of our Company since February 2025. Mr. Kyle Lutnick is Executive Vice Chairman of Cantor and President of CFGM. From 2024 to 2025 he served as Global Managing Director of Knotel, Inc. (“Knotel”), Newmark’s flexible office and workspace business. From 2022 to 2024 he held positions within Knotel, including General Manager of UK & EMEA and Vice President of Business Development. Prior to joining Knotel, from 2020 to 2021 Mr. Kyle Lutnick was part of Newmark’s retail advisory team, where he advised clients in New York City. In 2019, Mr. Kyle Lutnick graduated from Stanford University with a Bachelor’s degree in Psychology. Mr. Kyle Lutnick is the son of our former Executive Chairman, Mr. Howard W. Lutnick (“Mr. H. Lutnick”).

Name	Age	Director Since	Biographies
Virginia S. Bauer	69	2018

Ms. Bauer has been a director of our Company since June 2018. From 2010 to 2022, Ms. Bauer served as Chief Executive Officer of GTBM, Inc., a security technology company that develops and markets proprietary software solutions, where she currently serves as an advisor. Prior thereto, Ms. Bauer served as Senior Vice President of Covenant House International from 2009 to 2010, as the Secretary of Commerce for the State of New Jersey from 2004 to 2008, and as Director of the New Jersey Lottery Commission from 2003 to 2004. In addition, Ms. Bauer has served on the board of directors of the New Jersey Economic Development Authority since January 2020, on the Foundation Board of Monmouth Medical Center since 2009 and on the board of directors of the National September 11 Memorial & Museum since 2008. She previously served on the Board of Commissioners of The Port Authority of New York and New Jersey from 2008 to 2012 and on the Advisory Board of the Lower Manhattan Development Corporation from 2001 to 2004. She received an undergraduate degree from Rosemont College.

Jay Itzkowitz	65	2022

Mr. Itzkowitz has been a director of our Company since August 2022. Mr. Itzkowitz is an experienced real estate and mergers and acquisitions attorney. Since 2016, Mr. Itzkowitz has been the Executive Vice President and General Counsel of S.D. Malkin Properties, a Connecticut-based real estate investment firm. Mr. Itzkowitz holds senior positions in affiliates of S.D. Malkin Properties, including Value Retail PLC, the London-based owner and operator of large-scale premium shopping villages in Europe and China, and NY Hockey Holdings, the holding company of the New York Islanders and UBS Arena. From 2013 to 2016, Mr. Itzkowitz served as Senior Vice President and General Counsel for Los Angeles-based Anuvu Operations LLC (formerly Global Eagle Entertainment Inc.). From 2004 to 2014, Mr. Itzkowitz served as a Senior Managing Director of Cantor and affiliated entities. Prior to joining Cantor, Mr. Itzkowitz practiced law at Hogan Lovells (formerly Hogan & Hartson L.L.P.) and was Head of Mergers & Acquisitions for Vivendi Universal S.A. in New York and Paris. From 1992 to 2002, Mr. Itzkowitz held senior legal positions at The News Corporation Limited and its affiliate Fox Entertainment Group in Los Angeles, London, and New York. Prior to joining News Corporation, Mr. Itzkowitz practiced law at the firm of Paul, Weiss, Rifkind, Wharton & Garrison, LLP. In addition, Mr. Itzkowitz currently serves on the Board of Pininfarina S.p.A., a Milan Stock Exchange-listed automotive design firm. Mr. Itzkowitz graduated from Rutgers University School of Law and Harvard College.

Name	Age	Director Since	Biographies
Kenneth A. McIntyre	65	2020

Mr. McIntyre has been a director of our Company since January 2020. Mr. McIntyre has over 30 years of experience in the commercial real estate industry. Since February 2020, Mr. McIntyre has been the Chief Executive Officer of the Real Estate Executive Council (“REEC”), having served as a founding member of the board of directors of the organization since 2003. REEC is a preeminent trade association in the U.S. for minority commercial real estate professionals. Since 2012, Mr. McIntyre has been the Founder and Managing Principal of PassPort Real Estate, LLC, a New York-based consulting firm focused on advising developers and institutions on commercial real estate deals and platform structuring. His clients have included the Real Estate Associate Program (Project REAP), a non-profit that is focused on increasing the diversity of talent in the commercial real estate industry, where he served as the Executive Director, and The Port Authority of New York and New Jersey, where he served as Executive Advisor to the Office of Diversity & Inclusion. Mr. McIntyre was a Senior Vice President and Head of Commercial Real Estate at Hudson City Savings Bank from May 2014 to May 2016. Prior to joining Hudson City Savings Bank, Mr. McIntyre was a Managing Director in MetLife’s Real Estate Investments Group with various responsibilities across both the debt and equity portfolios, including Head of Equity Acquisitions; Head of Strategic Initiatives; Head of Real Estate Capital Markets; and Head of Commercial Mortgage Production and Pricing. Prior to joining MetLife, Mr. McIntyre held senior origination and relationship management roles at KeyBank, GE Capital Real Estate, UBS and Chase. Since March 2021, Mr. McIntyre has served on the Board of Trustees of Acadia Realty Trust. In addition, he is a member of The Real Estate Roundtable, where he serves on the Equity, Diversity and Inclusion Committee. Mr. McIntyre is also a Member of the Board of Governors for the Real Estate Board of New York and serves on the boards of directors of the National Jazz Museum of Harlem and the Yorkville Youth Athletic Association. Mr. McIntyre graduated from Florida A&M University with a degree in Economics and a concentration in Banking and Finance.

VOTE REQUIRED FOR APPROVAL

The five nominees receiving a plurality of the Total Voting Power present in person or represented by proxy and entitled to vote on the election of directors will be elected as directors. Withheld votes and broker non-votes will have no effect on the election of directors.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

OUR BOARD OF DIRECTORS RECOMMENDS THAT ALL STOCKHOLDERS VOTE
“FOR” THE ELECTION OF EACH OF THE FIVE NOMINEES FOR DIRECTOR.

Controlled Company Status

Although we may qualify as a “controlled company” under the corporate governance rules of the Nasdaq Stock Market LLC (“Nasdaq”) because Cantor and CFGM control the majority of our Total Voting Power, we have nevertheless currently opted to have, and our Corporate Governance Guidelines currently provide for, a majority independent board of directors and a compensation committee composed of independent directors, and our director nominees are also recommended for the Board’s selection by a majority of our independent directors, each as more fully described below. In the future, we may consider relying on all or a portion of the exemptions from these requirements provided to “controlled companies” under Nasdaq rules.

Independence of Directors

Our Board has determined that each of Ms. Bauer and Messrs. McIntyre and Itzkowitz qualifies as an “independent director” in accordance with the published listing standards of Nasdaq. The Nasdaq independence definition consists of a series of objective tests, including that the director is not an officer or employee of ours, our parent or a consolidated subsidiary, and has not engaged in various types of business dealings with us. In addition, as further required by Nasdaq rules, our Board has made a subjective determination with respect to each independent director that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment by each such director in carrying out the responsibilities of a director. In making these determinations, our Board has reviewed and discussed information provided by the individual directors and us with regard to each director’s business and personal activities as they may relate to us and our management, including participation on any boards of other organizations in which other members of our Board are members. In evaluating Ms. Bauer’s independence, the Board took into consideration her service on the board of directors of the National September 11 Memorial & Museum since 2008, an organization where Mr. Howard W. Lutnick, our former Executive Chairman and former member of our Board, was a member of the board of directors, as well as the fact that Ms. Bauer’s husband was employed by an affiliate of Cantor and, subsequent to his death on September 11, 2001, her family received the payments and health care coverage distributed to all affected victims from The Cantor Fitzgerald Relief Fund. In evaluating Mr. McIntyre’s independence, the Board took into consideration his service as an independent director at a public company for which the Company provides an immaterial amount of ordinary course real estate services. In evaluating Mr. Itzkowitz’s independence, the Board took into consideration his prior employment by a Cantor affiliate and his prior partnership interest in Cantor, which ended in 2014.

2025 Board of Directors and Executive Officers Changes

On February 18, 2025, Mr. Howard W. Lutnick (“Mr. H. Lutnick”) was confirmed by the United States Senate as the 41st Secretary of Commerce. Following his confirmation, Mr. H. Lutnick stepped down as Chairman of the Board and Executive Chairman of the Company. On the same day, the Board appointed Mr. Kyle Lutnick, son of Mr. H. Lutnick, to serve as a member of the Board. Additionally, the Board appointed our Executive Vice President and Chief Legal Officer, Mr. Stephen M. Merkel to serve as a member of the Board and as Chairman of the Board and the Board appointed our Chief Executive Officer, Mr. Barry M. Gosin, as Principal Executive Officer of the Company and as Chairman of Newmark & Company Real Estate, Inc. (“Newmark & Co.”), following Mr. H. Lutnick’s departure.

On April 7, 2025, the Board appointed Luis Alvarado to serve as our Chief Operating Officer.

Meetings and Committees of Our Board of Directors

Our Board held 15 meetings during the year ended December 31, 2024. In addition to meetings, our Board and its committees reviewed and acted upon matters by unanimous written consent from time to time. During 2024, each independent director attended 100% of the total number of meetings of the Board and the committees of which he or she was a member.

Audit Committee

Our Board has an Audit Committee. The members of the Committee are currently Ms. Bauer and Messrs. McIntyre and Itzkowitz, with Mr. McIntyre serving as Chair of the Committee. Each member of the Committee qualifies as “independent” in accordance with the published listing standards of Nasdaq and under special standards established by the SEC for members of audit committees, and each member of the Committee has been determined by our Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules. The Committee operates pursuant to an Audit Committee Charter, which is available at www.nmrk.com/corporate-responsibility/corporate-governance under the heading “Audit Committee Charter” or upon written request from us free of charge.

Our Audit Committee selects our independent registered public accounting firm (our “auditors”), consults with our auditors and with management with regard to the adequacy of our financial reporting, internal control over financial reporting and the audit process and considers any permitted non-audit services to be performed by our auditors. The Committee also approves all related party transactions, oversees the management of our enterprise risk management program, oversees compliance with our Code of Business Conduct and Ethics (the “Code of Ethics”) and administers our Whistleblower Complaint and Investigation Policy, including the establishment of procedures with respect to the receipt, retention and treatment of complaints received by us regarding accounting, internal controls and auditing matters, and the anonymous submission by employees of complaints involving questionable accounting or auditing matters (collectively, the “Whistleblower Policy”). The Committee pre-approves all audit services, audit-related services and permitted non-audit services to be performed for us by our auditors, subject to certain minimum exceptions set forth in our Audit Committee Charter. The Committee held 15 meetings during the year ended December 31, 2024.

During 2024, our Audit Committee approved the appointment of Ernst & Young LLP (“Ernst & Young”) as our auditors for the year ending December 31, 2024. Ernst & Young was also approved to perform reviews of each of our quarterly financial reports for the year ending December 31, 2024, and certain other audit-related services such as accounting consultations. Pursuant to our Audit Committee Charter, the Committee will pre-approve audit services, internal control-related services and permitted non-audit services to be performed for us by Ernst & Young, as set forth in the Audit Committee Charter.

The Committee has approved the appointment of Ernst & Young as our independent registered public accounting firm for fiscal year ending December 31, 2025. We are submitting such engagement to our stockholders for ratification at the Annual Meeting in Proposal 2.

Compensation Committee

Our Board of Directors has a Compensation Committee. The Committee consists of Ms. Bauer and Messrs. Itzkowitz and McIntyre, with Ms. Bauer serving as Chair of the Committee. Each member of the Committee currently qualifies as “independent” in accordance with the published listing standards of Nasdaq. The Committee is responsible for establishing the compensation philosophy, policies and practices, participating in executive hiring and succession matters, reviewing and approving all compensation arrangements for our executive officers and for administering the Amended and Restated Newmark Holdings, L.P. Participation Plan, which we refer to as the “Participation Plan,” our Amended and Restated Long Term Incentive Plan, which we refer to as the “Equity Plan,” and our Amended and Restated Incentive Bonus Compensation Plan, which we refer to as our “Incentive Plan” (together with the Equity Plan and the Participation Plan, the “Newmark Compensation Plans”). The Committee operates pursuant to a Compensation Committee Charter, which is available at www.nmrk.com/corporate-responsibility/corporate-governance under the heading “Compensation Committee Charter,” or upon written request from us free of charge. The Committee held 13 meetings during the year ended December 31, 2024.

Corporate Responsibility Committee

Our Board also has a Corporate Responsibility Committee (formerly known as our Environmental, Social and Governance Committee). The members of the Committee are currently Ms. Bauer and Mr. McIntyre. Mr. McIntyre is the Chair of the Committee. Each member of the Committee currently qualifies as “independent” in accordance with the published listing standards of Nasdaq. The Committee is responsible for working with management to provide oversight of corporate responsibility, social and human capital management, environmental and sustainability initiatives and procedures appropriate to the Company, to provide periodic reviews of the Company’s corporate responsibility practices and policies, to review management’s current corporate responsibility strategy to ensure the Company engages in appropriate practices and technologies and to otherwise make recommendations on these matters to the full Board. The Committee operates pursuant to a Corporate Responsibility Committee Charter, which is available at www.nmrk.com/corporate-responsibility/corporate-governance under the heading “Corporate Responsibility Committee Charter,” or upon written request from us free of charge. The Committee held seven meetings during the year ended December 31, 2024.

Nominating Process

All directors participate in the consideration of director nominees recommended for selection by a majority of the independent directors as defined by the published listing standards of Nasdaq. Accordingly, our Board does not have a separate nominating committee or committee performing similar functions and does not have a nominating committee charter. The Board believes that such participation of all directors is appropriate given the size of our Board and the level of participation of all of our independent directors in the nomination process. The Board will also consider qualified director candidates identified by a member of senior management or by a stockholder. However, it is our general policy to re-nominate qualified incumbent directors and, absent special circumstances, the Board will not consider other candidates when a qualified incumbent consents to stand for re-election. A stockholder wishing to submit a recommendation for a director candidate should follow the instructions set forth herein under the section below entitled “Communications with Our Board of Directors.”

Qualification Criteria

Our Board considers the following minimum criteria when reviewing a director nominee: director candidates must (1) have the highest character and integrity, (2) be free of any conflict of interest which would violate applicable laws or regulations or interfere with the proper performance of the responsibilities of a director, (3) possess substantial and significant experience which would be of particular importance in the performance of the duties of a director, (4) have sufficient time available to devote to our affairs in order to carry out the responsibilities of a director and (5) have the capacity and desire to represent the best interests of our stockholders. The Board also considers diversity of skills and experience as well as geographic background. Our Board screens candidates, does reference checks and conducts interviews, as appropriate. Our Board does not evaluate nominees for director any differently because the nominee is or is not recommended by a stockholder.

With respect to qualifications of the members of the Board, the Board generally values the broad business experience and independent business judgment in the financial, real estate or other fields of each member. Specifically, Mr. Kyle Lutnick is qualified based on his business experience and real estate experience, including prior experience while employed at Newmark, Mr. Merkel is qualified based on his extensive business and legal experience and prior public company service, Ms. Bauer is qualified based on her depth of experience in both the technology and government sectors, Mr. Itzkowitz is qualified based on his experience as a mergers and acquisitions attorney in the real estate and media industries and his general business experience, and Mr. McIntyre is qualified based on his extensive experience in the commercial real estate industry and general business experience. Each of Ms. Bauer and Messrs. McIntyre and Itzkowitz is additionally qualified as a result of his or her status as an “audit committee financial expert.”

The following matrix provides information regarding the members of our Board, including certain types of knowledge, skills, experiences and attributes possessed by one or more of our directors which our Board believes are relevant to our business and industry. The matrix does not encompass all of the knowledge, skills, experiences or attributes of our directors, and the fact that a particular type of knowledge, skill, experience or attribute is not listed does not mean that a director does not possess it. In addition, the absence of a particular type of knowledge, skill, experience or attribute with respect to any of our directors does not mean the director in question is unable to contribute to the decision-making process in that area. The type and degree of knowledge, skill and experience listed below may vary among the members of the Board.

Skills and Experience	Merkel	Kyle Lutnick	Bauer	Itzkowitz	McIntyre
Business Operations	X	X	X	X
Finance/Accounting	X		X	X	X
Risk Management	X	X		X	X
Global Business	X	X		X
Human Capital Management	X		X
M&A	X			X
Other Public Company Board Service and Governance	X		X	X	X
Environmental	X
Real Estate Industry Experience	X	X		X	X
Global Financial Markets	X	X		X
Brokerage	X		X	X
Regulatory	X			X
Innovation and Strategy	X	X	X		X
Ethics and Integrity	X	X	X	X	X
Senior Leadership/CEO	X	X	X		X
Technology/Information Security	X		X

Chairman of the Board

Our Board has determined that, in light of the current ownership structure of the Company, having an independent or non-executive Chairman of the Board is not efficient or appropriate for our Company. Additionally, our Board does not have a lead independent director for the same reasons. Our strong, majority independent Board effectively oversees our management and provides vigorous oversight of our business and affairs and any proposed related party transactions. Our Board is primarily composed of independent, active and effective directors. Three of our five current directors meet the independence qualifications of the published listing standards of Nasdaq and the SEC and our Board’s standards for determining director independence. Only two of our current directors are affiliated with Cantor, our controlling stockholder, and only one member of executive management is currently a director. Requiring that the Chairman of the Board be an independent director is not necessary to ensure that our Board provides independent and effective oversight of our business and affairs. Such oversight is maintained at the Company through the composition of our Board, and through the strong leadership of our majority independent directors and Board committees and our highly effective corporate governance structures and processes. Accordingly, our Corporate Governance Guidelines provide for the annual election of the Chairman of the Board by our majority independent Board (which, if applicable, shall be the nominee of the stockholders who control a majority of the vote). The Board typically elects its Chair following the annual stockholders’ meeting, although this may be revisited at any time.

We believe that the Company and its stockholders are well served by having Mr. Merkel, our Chief Legal Officer, serve as Chairman of the Board, given Mr. Merkel’s deep leadership experience with the Company.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that provide the framework for the governance of the Company. The Corporate Governance Guidelines address, among other things, the composition and structure of the Board, including membership criteria, independence standards and limits on other directorships, duties and responsibilities of directors, meeting procedures, committees of the Board, executive officer leadership development and stockholder engagement, including with respect to corporate responsibility matters. The Board reviews these principles and other aspects of governance annually. The Corporate Governance Guidelines are available at www.nmrk.com/corporate-responsibility/corporate-governance under the heading “Corporate Governance Guidelines” or upon written request from the Company free of charge.

Executive Sessions

In order to comply with Nasdaq rules, the Board has resolved that it will continue to schedule and/or provide opportunities during at least two meetings per year in which the independent directors will meet without the presence of non-independent directors.

Annual Meetings

The Corporate Governance Guidelines provide that each member of the Board is expected to attend Annual Meetings of Stockholders of the Company. At the 2024 Annual Meeting of Stockholders, held on October 17, 2024, all of the Company’s directors were in attendance.

Communications with Our Board of Directors

Stockholders may contact any member of our Board, including to recommend a candidate for director, by addressing their correspondence to the director, c/o Newmark Group, Inc., 125 Park Avenue, New York, New York 10017, Attention: Corporate Secretary. Our Corporate Secretary will forward all such correspondence to the named director. If you wish to submit any proposal to be considered at our 2026 annual meeting of stockholders, please follow the instructions set forth in the section below entitled “2026 Stockholder Proposals.”

The Board’s Role in Risk Oversight

Risk oversight is an integral part of Board and Committee deliberations throughout the year. The Audit Committee oversees the management of our enterprise risk management program, and it annually reviews an assessment prepared by management of the critical risks facing us, their relative magnitude and management’s actions to monitor and mitigate these risks.

Our management implemented an enterprise risk management program to enhance our existing processes through an integrated effort to identify, evaluate and manage risks that may affect our ability to execute our corporate strategy and fulfill our business objectives. The activities of the enterprise risk management program entail the identification, prioritization and assessment of a broad range of risks (e.g., strategic, operational, cybersecurity and information security, financial, legal/regulatory, reputational and market) and the formulation of plans to mitigate their effects.

Our Board and the Audit Committee receive periodic reports regarding the Company’s cybersecurity and information security risks from the Chief Information Security Officer (“CISO”) and the Chief Information Officer (“CIO”). Material events and updates related to such risks are reported to the full Board and Audit Committee annually and on an ad hoc basis where warranted, including based on the level of materiality of any cybersecurity incidents as determined by the incident reporting and escalation process led by our CISO and CIO. Our processes are regularly evaluated by internal and external experts, and the results of those reviews are reported to senior management and, where appropriate, the Board and Audit Committee.

Similarly, in designing and implementing our executive compensation program, the Compensation Committee takes into consideration our operating and financial objectives, including our risk profile, and considers executive compensation decisions based in part on incentivizing our executive officers to take appropriate business risk consistent with our overall goals and risk tolerance.

Non-executive brokers, managers and other professionals are generally compensated based upon production or commissions, which may involve our committing to certain transactions. These transactions may expose the Company to risks taken by individual employees who are motivated to increase production. While we have in place management oversight and risk-management policies, there is an inevitable conflict of interest between our compensation structure and certain brokerage, transactional, or similar risks to various portions of our businesses.

Succession Planning and Leadership Development

In accordance with our Corporate Governance Guidelines and the Compensation Committee Charter, the Board of Directors and the Committee regularly discuss leadership development and succession, operational strategy, and organizational design with our Chief Executive Officer and other executive officers, as well as outside advisors when appropriate. The goal is to promote leadership continuity and ensure orderly successions, both planned and unplanned, including in connection with the expiration or termination of existing employment arrangements with key personnel. The Board also reviews short-term succession plans to ensure continuity of leadership in the event that certain senior executive officers become temporarily unable to fulfill their duties.

In July 2025, following discussions with our Chief Executive Officer, Mr. Gosin, the Board retained a leadership advisory firm to assist with long-term succession planning. The Board determined that engaging external advisors at this stage represented a prudent and forward-looking step. The Board, in conjunction with Mr. Gosin, is now assessing long-term leadership options and advancing its succession planning efforts for the Company’s most senior executives, including the Chief Executive Officer. Mr. Gosin remains under an employment agreement covering 2026 that automatically renews each year unless either party provides notice of non-renewal or the term is otherwise extended by mutual agreement.

As part of this process, the Board periodically reviews the pipeline for critical roles. The Board considers, among other things, succession strategy, the impact of any potential absence due to illness or leave of certain key executive officers or employees, as well as competing demands on the time of certain of our personnel who also provide services to Cantor, BGC, their respective subsidiaries or other ventures and investments sponsored by Cantor. Our Board also discusses the engagement and encouragement of future business leaders and the process of introducing directors to leaders in our business lines, and initiatives to support the hiring, promotion and retention of leaders required for the changing business landscape and leading future business lines. Such individuals could include internal and external candidates, and the Board may retain additional third-party consultants to assist with succession planning, talent identification, operational strategy and organizational matters.

Our succession discussions were particularly relevant in 2024, as in November 2024, Mr. Howard W. Lutnick was nominated as the 41st U.S. Secretary of Commerce. Mr. H. Lutnick was confirmed by the U.S. Senate on February 18, 2025 and stepped down from all of his positions with Newmark and as Chairman of the Board. Our Board elected Mr. Kyle Lutnick and Mr. Merkel to join our Board of Directors and Mr. Merkel to serve as Chairman of the Board. Our Board has appointed Mr. Barry M. Gosin as Principal Executive Officer of the Company and as Chairman of Newmark & Co., following Mr. H. Lutnick’s departure. On April 7, 2025, the Board appointed Luis Alvarado to serve as our Chief Operating Officer as part of our leadership development initiatives. See “— 2025 Board of Directors and Executive Officers Changes” above.

CORPORATE RESPONSIBILITY

We believe our business-focused corporate responsibility, governance, and environmental and sustainability-related (formerly known as “ESG”) policies and practices support our efforts to be an exemplary corporate citizen and create sustainable long-term value for Newmark, our stockholders, our clients, employees, and other stakeholders. We believe this helps us mitigate risks, reduce costs, protect brand value, and capitalize on market opportunities. As Newmark continues to expand globally, we expect that our corporate responsibility programs will add value and enhance the sustainable business solutions we offer for our clients and positively impact the communities in which we and our clients operate.

Our Board-level Corporate Responsibility Committee provides oversight with respect to our corporate responsibility policies and practices. The Corporate Responsibility Committee charter may be found on our website at www.nmrk.com/corporate-responsibility/corporate-governance under the heading “Corporate Responsibility Committee Charter.” With the Board’s and the Corporate Responsibility Committee’s oversight, we are embedding social and human capital, employment, environmental, sustainability, charitable and corporate governance policies and practices into our corporate strategy, compensation, disclosure, and goals to maintain and advance long-term value for our investors and other stakeholders.

Newmark supports sustainable business practices and is focused on taking the steps necessary to continue developing our sustainability program internally and further develop the sustainability-related services we offer our clients. We also have retained a nationally certified women-owned firm to assist our leadership in this endeavor. We also established a Corporate Responsibility Executive Committee, comprised of key Company executives and other senior leaders, to provide direction for Newmark’s corporate responsibility, governance and sustainability progress and initiatives. Their results include:

•        The publication of our first Corporate Responsibility Report in 2023 and recent publication of our second report;

•        Prioritization of industry-relevant corporate responsibility topics to guide our actions, informed by management, market, employee and investor interests and corporate responsibility standards;

•        Engagement on corporate responsibility topics to meet business and client objectives; and

•        Recognition as a Green Lease Leader from the Department of Energy and Institute for Market Transformation for sustainability, as well as green lease guidance used internally and shared with clients.

Our Fundamental Values

Newmark is an organization built on strong values, employee engagement and ownership. At our core we are committed to our employees by providing them with an opportunity to participate in our success. We believe that by cultivating a dynamic mix of people and ideas, we enrich the performance of our businesses, the experiences of our employee base, and the level of engagement in the communities in which we operate. We value hard work, innovation, superior client service, strong ethics and governance and equal employment opportunity. Further, philanthropy is woven into our corporate culture. We believe these values foster sustainable, profitable growth. We strive to be exemplary corporate citizens and honor high ethical principles in our interactions with other businesses, our employees and the communities in which we live and work.

Human Capital and Social Policies and Practices

We are committed to our people, our stockholders and the community as a whole. We have a variety of programs to incentivize and support our employees, from employee ownership to comprehensive benefits and training. We are also committed to equal employment opportunity, and other policies and practices designed to fulfill our commitment to social and human capital development.

Attracting and Retaining the Best Talent

Our success depends on our ability to attract and retain talented, productive and skilled employees to transact with our clients in a challenging and regulated environment that is experiencing ever-increasing competition for talent. We are investing in fostering an inclusive and incentivized work environment where our people can deliver their best work every day. In 2021 and in 2024, we were named by GlobeSt.com as one of commercial real estate’s “Best Places to Work.” Newmark was ranked #1 on LinkedIn’s 2022 “Top Companies in Real Estate” list, which ranks the top 25 companies at which to grow a career in the industry.

Safe, Empowering and Flexible Work Environment

We recognize that the health and well-being of our employees is fundamentally linked to the success of our organization. We have implemented significant measures to create a safe work environment. In addition to ensuring our offices meet applicable state and local regulatory standards, Newmark maintains a comprehensive Health and Safety Manual that guides our policies and procedures in compliance with federal standards enforced by the Occupational Safety and Health Administration. Our employees receive safety awareness training via Newmark’s online safety training platform, providing access to over 1,000 courses across three safety catalogs. We are committed to a culture that is built around the evolving needs of our talented workforce, promoting safety, empowerment, and flexibility. As part of this commitment, we proudly offer a comprehensive benefits package crafted to enhance our culture and support the success of our employees, both at work and at home. To facilitate the retention of our employees, we also provide additional benefits, including a 401(k) match.

Performance-Based and Highly Retentive Compensation Structure

Virtually all of our key executives and producers have equity or partnership stakes in the Company and its subsidiaries. Generally, they receive deferred equity, limited partnership units of Newmark Holdings, L.P. (“Newmark Holdings,” and such units, which are described in greater detail under “Certain Relationships and Related Transactions, and Director Independence — Classes of Interests in Newmark Holdings,” unless the context requires otherwise, “units”) or restricted stock units (“RSUs”) as part of their compensation. As of September 30, 2025, our employees and independent contractors, partners, executive officers and directors owned approximately 25% of our equity on a fully diluted basis. See the organizational chart under the heading “Part I, Financial Information — Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025, filed with the SEC on November 10, 2025, for more information. We issue limited partnership units and other forms of equity-based compensation, such as RSUs, which:

•        Provide liquidity to our partners and employees over time;

•        Align the interests of our partners and employees and management with those of common stockholders;

•        Help motivate and retain key partners and employees; and

•        Encourage a collaborative culture that drives cross-selling and growth.

The non-exchangeable partnership units held by our partners are subject to forfeiture (such as if the non-compete, confidentiality or non-solicit provisions of the Newmark Holdings limited partnership agreement are violated), and unvested RSUs are subject to service conditions that must be met in order for them to vest into shares of Newmark common stock. In addition, any partnership amounts paid following termination of service generally are paid over a number of years to ensure compliance with partner obligations. This compensation structure has proven to be highly retentive, and between 2015 and 2024, we have retained approximately 93% of our top-performing producers.

From time to time, we may enter into various agreements with certain of our employees and partners. Many of these individuals receive loans that may be either wholly or in part repaid from the proceeds of sales of the employees’ shares of our Class A common stock or distribution earnings that the individual receives on some or all of their limited partnership units. We have also provided forgivable loans to our employees from time to time. We believe these loans provide incentives and promote entrepreneurship, retention and long-term engagement.

Compensation Recovery/Clawback Policy

The Company has adopted a compensation recovery policy (“Clawback Policy”) for its executive officers effective as of December 1, 2023, with retroactive applicability to October 2, 2023. The policy applies to compensation received by the Company’s executive officers that results from the attainment of a financial reporting measure based on or derived from financial information (“Incentive-Based Compensation”). The policy provides for the recovery of Incentive-Based Compensation received by a covered person in the event of an accounting restatement due to material noncompliance with financial reporting requirements that is in excess of the Incentive-Based Compensation that such person would have received based upon the restated financial reporting measure. The policy only applies to Incentive-Based Compensation and does not apply to compensation that is purely discretionary or purely based on subjective goals or goals unrelated to financial reporting measures.

Equal Employment Opportunity

We are committed to equal employment opportunity and other policies and practices that seek to further our development of a productive and inclusive workplace. We consider all qualified applicants for job openings and promotions without regard to race, color, religion, gender, sexual orientation, gender identity, national origin or ancestry, age, disability, service in the armed forces, or any other protected characteristic. We continue to develop initiatives to support these values.

Employee Engagement, Communication, Career Management and Training and Development

We invest in our employees’ long-term development and engagement by delivering training and development programs and a culture where our people can thrive and maximize their potential. We require mandatory annual training in workplace respect and inclusion on various topics including, anti-money laundering, anti-crime, global sanctions, ethics, cybersecurity, anti-harassment and anti-discrimination. We also provide or support periodic job-specific and other developmental training and support for our employees so they can maximize their potential, as well as tuition reimbursement programs for eligible employees.

We provide virtual and in-person leadership training to managers on topics, including management effectiveness, communication skills, interview skills, writing and delivering effective performance evaluations, and other topics. This training is supplemented by a comprehensive library of online training courses that managers and employees may access. Finally, our individual business lines offer ongoing learning and development opportunities tied to deepening the subject matter expertise of their professionals.

Our success depends on employees understanding how their work and engagement contribute to our strategy, culture, values and regulatory environment. We use various channels to facilitate open and direct communication, including internal calls and meetings with employees, training and policy updates, and our social outings and events.

Our Environmental Focus, Workplace Strategies and Sustainable Business Practices

We are focused on the environment and recognize the importance of treating our natural resources with respect so that they are available to future generations. Building operations have a significant impact on the environment, and as technology continues to place greater demands on building systems for power and cooling, energy consumption is expected to continue to rise at a potentially unsustainable rate. As one of the largest global commercial real estate service providers, we believe it is our responsibility to improve energy efficiency and reduce energy consumption to protect the environment through continuous improvement of building practices. Newmark has a public-facing Environmental Policy that highlights our strategies toward reducing resource consumption, assessing performance through utility data collection and upholding stakeholder interests around environmental performance. We understand that sustainable buildings provide a better work environment, increase building efficiency, lower costs for Newmark and its clients, and reduce the environmental impact of building operations. We recognize that this requires continuous improvement in our own spaces and increasingly sophisticated support for our clients.

As a responsible business, we are acutely aware of major issues affecting the environment. We also understand the impact commercial real estate can have on the health of the environment. That is why we encourage sustainable building practices and, in our occupier solutions and property management businesses, recommend strategies to clients to maximize energy efficiency, recycle materials and limit waste. These goals apply to Newmark’s offices as well as to the work we do for our clients, whether in selecting a location, building out space or managing a location. Newmark’s property, facilities and energy/sustainability management teams work internally and with clients to reduce energy demand and carbon emissions. Newmark is increasingly collecting and measuring environmental data, and this data is used to build client strategies around energy efficiency and renewable energy supply initiatives.

We are taking steps to minimize the environmental impact and carbon footprint of our corporate offices. We have updated our site selection guidelines to prioritize more energy efficient and sustainably managed spaces. We also updated our energy efficiency policy, our interior fit-out standards and our waste reduction policy. We continue to explore strategies for reducing our greenhouse gas emissions, increasing use of renewable energy, conserving water, and reducing waste. Newmark is working with the owners and property management teams that oversee the buildings we occupy to collect accurate and actionable energy data. As this data becomes more available, Newmark plans to implement energy efficiency initiatives where possible that will help lower our overall carbon footprint. We are also investigating the purchase of renewable energy supply where possible in deregulated energy markets. For all newly leased space for Newmark, we generally consider green lease options and strive to build and operate a sustainable workplace. Newmark occupies more than a dozen Leadership in Energy and Environmental Design (LEED®) certified buildings and over 30 Energy Star certified properties. Our headquarters at 125 Park Ave. in New York City holds a LEED Gold certification from the U.S. Green Building Council (USGBC) for Existing Buildings: Operations & Maintenance, is WELL Health-Safety rated and has an Energy Star certification.

Environmental Policy and Energy and Sustainable Service Reference Guide

We have a policy with respect to the responsible environmental management of our operations. We are creating a baseline to understand and minimize the impact that our business has on the environment and are actively searching for ways to reduce our footprint. We are pursuing traditional, as well as new and innovative, methods to achieve our goals.

Further information on our policy can be found on our website at www.nmrk.com/corporate-responsibility/environmental-initiatives under the heading “Environmental Policy and Energy and Sustainable Service Reference Guide.”

Energy and sustainability are growing areas of focus for our clients and client services. Since 2017, Newmark’s Energy and Sustainability Services team has led energy management initiatives for Newmark clients. The team partners with clients to help identify, develop and manage green building investments, pursue Energy Star certifications, manage their greenhouse gas emissions inventory, and establish long-term energy conservation measures to help meet their corporate decarbonization and net zero emissions goals. The team utilizes a cloud-based Energy Intelligence Platform that empowers clients with access to their utility data, offers facility utility bill payment services and manages third-party procurement contracts, which it integrates with Energy Star reporting. To support our services, we have also developed an Energy and Sustainability Services Reference Guide, available at www.nmrk.com/storage-nmrk/uploads/documents/Newmark-Energy-and-Sustainability-Services-Guide_2023.pdf, which assists clients and property teams in reducing the environmental impact of property operations, maintenance and construction associated with real estate assets. Newmark publishes further details on our policies and programs in our Corporate Responsibility Report including employee resources, learning and development programs and supplier and vendor practices.

For more information about our policies and these initiatives and services provided to clients and within our own facilities as they evolve, please refer to our website at www.nmrk.com/corporate-responsibility.

Business Continuity and Resiliency

We have implemented practices to protect the continuity of our business and operations to maintain and advance value for stockholders and other stakeholders. These policies and practices include disaster recovery and crisis management protocols to minimize the impact of health emergencies and natural or other disasters on our operations. We maintain concurrent data centers in the United States and internationally to provide backup of our computer systems and capacity for our employees to work remotely during crises or from time to time. These policies and practices enabled our employees to maintain a high level of performance while working in offices or remotely during the COVID-19 pandemic and other global events in compliance with relevant rules and regulations in applicable jurisdictions, and in preservation of the health, safety and welfare of our workforce.

Charitable Policies and Practices

Our commitment to our people and others is evident through our corporate giving and charitable work. Newmark actively encourages our professionals to engage in civic and charitable efforts to support our clients and the communities in which we live and operate. In 2024, we supported approximately 200 different national and community-based organizations including hospitals, schools and universities, food banks and mental health providers. Some of the charities we supported include the American Heart Association, Big Brothers, Big Sisters, Boston Children’s Hospital, City of Hope, Fountain House, HFS Chicago Scholars, Homes Fit for Heroes, Lincoln Center, Mid-Ohio Food Bank, National Kidney Foundation, Pancreatic Cancer Foundation, Project Lyme, Stamford Hospital, Vision Forward, and the Youth Renewal Fund.

We actively encourage volunteerism and philanthropy among our people. As part of these values in action, we offer a matching program for employee donations to certain organizations recognized as tax-exempt under Section 501(c)(3) of the U.S. Internal Revenue Code of 1986 (the “Code”). The Company matches 100% of individual employee donations to The Cantor Fitzgerald Relief Fund made in September of each year, up to $5,000 per employee, in remembrance of the events of September 11, 2001. Employees have the option of designating a bona fide charity as the beneficiary of the donation and the match. Additionally, we offer a Volunteer Time Off program to support individual employee volunteerism in their communities. All full- and part-time regular employees are eligible to utilize one paid workday (one whole day or two half-days) each calendar year to volunteer with bona fide charitable organizations of their choice. Participation is growing, and we intend to encourage broader use of this benefit and participation by employees in charitable and community service activities within all our office communities. In addition, the Company circulates a Charitable Newsletter quarterly, highlighting the philanthropic efforts of our employees around the world.

Additional charitable initiatives are in effect from time to time. In 2025, Newmark organized drives with The Cantor Fitzgerald Relief Fund for victims of the Los Angeles wildfires and the Central Texas flooding. Additional information about our charitable efforts is available at www.nmrk.com/corporate-responsibility/human-capital-social.

Corporate Governance Policies and Practices

Our commitment to good corporate governance policies and practices is demonstrated by our Corporate Governance Guidelines, our rigorous Code of Ethics, the charters of the Audit, Compensation and Corporate Responsibility Committees of our Board, our Insider Trading Policy, our Policy Statement on Hedging (“Hedging Policy”), our Clawback Policy and our other corporate governance policies and practices. Some highlights of our corporate governance policies and practices include the following:

•        Independence of a majority of directors;

•        Only independent directors serve on each standing, Board-level committee;

•        Board-level Corporate Responsibility Committee;

•        Annual independence review of independent outside directors;

•        Diverse array of professional experience of the Board;

•        Annual director elections — we do not have a classified (“staggered”) Board;

•        The ability of our Board to accept the required resignation of a director who fails to obtain a majority vote for election;

•        No stockholder rights plan or other “poison pill” or similar anti-takeover device;

•        A prohibition on personal loans to directors and executive officers;

•        Requirement for directors to inform the Board of changes in their principal job responsibilities;

•        Limits on the service of directors and executive officers on other public company boards;

•        Director orientation and continuing education;

•        Annual self-assessments of the performance of our Board and its committees and individual directors;

•        Insider Trading Policy, including prohibitions against trading while in possession of material, non-public information;

•        Prohibitions against hedging;

•        Clawback Policy for Incentive-Based Compensation;

•        Strict procedures and enforcement of our ethical standards and our conflict of interest policies, including our robust Whistleblower Policy — completely confidential and with a whistleblower hotline available 24/7;

•        Annual evaluation of the performance of our Chief Executive Officer;

•        Procedures for establishing and disseminating agendas and materials for meetings of the Board and its committees in advance;

•        Periodic executive sessions of independent directors;

•        Strict ethical and other criteria for membership on the Board;

•        Detailed processes and review of all related party transactions and required approval by independent directors;

•        Access of the Board and its committees to management and to outside independent advisors;

•        Diversified mix of cash and short- and long-term equity awards designed to be highly retentive and risk-appropriate, and to align the interests of our executive officers with those of our stockholders;

•        Executive officers holding much of their personal net worth in our and our affiliates’ equity;

•        Robust annual review and oversight of Code of Ethics responses;

•        Succession planning and leadership development of executive officers and potential senior managers having significant responsibility for business areas;

•        Annual stockholder say-on-pay votes;

•        Annual ratification of the appointment of our independent registered public accounting firm; and

•        Annual review of our corporate governance policies and practices.

Whistleblower Complaint and Investigation Policy

We have a policy regarding reporting of complaints about accounting, internal controls, employment and labor practices, auditing matters, or questionable financial practices. The policy is designed to provide a channel of communication for employees and others who have concerns about our conduct or any of our directors or employees. Complaints are treated seriously and handled expeditiously. Any person may submit a complaint to our independent outside law firm via a dedicated hotline and e-mail account available 24 hours a day, 7 days a week. Complaints that are accounting or financial in nature (“Accounting Complaints”) will be handled by the Chair of our Audit Committee and/or by our Chief Legal Officer, Corporate Secretary or designee.

Employees submitting an Accounting Complaint need not provide their names or other personal information and reasonable efforts will be used to conduct the investigation that follows from an Accounting Complaint from an employee in a manner that protects the confidentiality and anonymity of the employee submitting the Accounting Complaint.

Employees are reminded of the Whistleblower Policy at least annually and information is provided in local languages. We honor a culture of investigation, confidentiality and non-retaliation. Persons submitting complaints in good faith will not be subject to retaliation and the policy does not prohibit other actions protected under applicable law. Our Whistleblower Policy is publicly available on our website at www.nmrk.com/corporate-responsibility/corporate-governance under the heading “Whistleblower Complaint and Investigation Policy.”

Code of Business Conduct and Ethics

Our corporate values and strong policies and procedures regarding ethics, conflicts of interests, related party transactions and similar matters are contained in our Code of Ethics. This commitment applies to members of our Board, executive officers, other officers and our other covered employees globally. The Code of Ethics and its training modules are circulated in local languages and training and certifications are conducted annually for all employees. Annual written certifications are required. Potential violations and disclosures globally are reviewed annually by executive management and escalated to the Audit Committee. Director and executive officer disclosures are reviewed by the Audit Committee on an annual basis. The Code of Ethics is available on our website at www.nmrk.com/corporate-responsibility/corporate-governance under the heading “Code of Business Conduct and Ethics.”

Compliance and Anti-Financial Crime Program Policy Statement

We are committed globally to our policy regarding anti-money laundering and anti-financial crime, including anti-bribery and corruption, counter-terrorism financing, anti-fraud and anti-market abuse initiatives. We are committed to compliance and training regarding all relevant laws, rules, and regulations designed to combat bribery and corruption, including, but not limited to, the UK Bribery Act of 2010 and the U.S. Foreign Corrupt Practices Act of 1977, as amended. Further information on this policy can be found on our website at www.nmrk.com/corporate-responsibility/corporate-governance under the heading “Compliance and Anti-Financial Crime Program Policy Statement.”

In addition, our Code of Ethics provides that we will not enter into a business relationship or engage in an activity if we know or have reasonable grounds to suspect that a business relationship or activity is connected with or facilitates bribery or corruption. It is the responsibility of each person covered under the Code of Ethics to comply with applicable anti-bribery and corruption laws. Persons covered under the Code of Ethics are required to report any suspicions of bribery or corruption to the Compliance Officer or, as appropriate, to the Audit Committee or the Board, or in accordance with our Whistleblower Policy. For more information on our Code of Ethics and Whistleblower Policy, see the section entitled “Code of Ethics and Whistleblower Policy.”

Global Anti-Bribery and Corruption Policy Statement

We have a specific global policy to combat bribery and corruption through a clear set of policies and procedures outlining anti-bribery and corruption standards, procedures and annual employee training. The policy specifically defines “bribery” and “corruption” and provides for management and Board oversight. Further information on this policy can be found on our website at www.nmrk.com/corporate-responsibility/corporate-governance under the heading “Global Anti-Bribery and Corruption Policy Statement.”

Annual Risk Evaluation and Board-Level Risk Oversight

Our Board of Directors meets at least annually with our senior risk officer to review and evaluate our enterprise risk framework, risk management policies and practices, credit and risk mitigation policies and practices, and other related issues.

Focus on Our Internal Control Environment

As described more fully in its charter, the primary function of the Audit Committee is to assist our Board of Directors in its general oversight of the Company’s financial reporting, internal control over financial reporting and audit process. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; internal control over financial reporting; disclosure controls; and procedures designed to ensure compliance with accounting standards, applicable laws and regulations.

Our overall control environment is a focal point for our management, the Audit Committee and the Board. With this focus and with the oversight of the Audit Committee and the Board, management regularly enhances our overall control environment.

Cybersecurity Program Policy Statement

We are committed to combating the global threat of cyberattacks and to securing our business through our information security programs to operate with confidence, through a deep understanding of cybersecurity risks, vulnerabilities, mitigations, and threats. These processes are managed by our cybersecurity team headed by our CISO and supported by our business continuity teams. We conduct periodic internal and external vulnerability audits and assessments and penetration testing and provide periodic cybersecurity training to employees. Further information on these processes can be found on our website at www.nmrk.com/corporate-responsibility/corporate-governance under the heading “Cybersecurity Program Policy Statement.” Further information on our cybersecurity risk-management strategy and the role of our Board and management in cybersecurity matters can be found in “Corporate Governance — The Board’s Role in Risk Oversight” herein, and Part I, Item 1C, Cybersecurity, of the 2024 Form 10-K.

Data Privacy Program Policy Statement

We have a global data privacy policy statement applicable to all subsidiaries and business lines. We are committed to conducting our business in line with the right to privacy set forth in the Universal Declaration of Human Rights (Article 12). As such, we are committed to handling personal data responsibly and recognize the privacy rights of persons involved in our business dealings. Our policy provides a mechanism for data subjects to raise concerns about personal data and privacy as well as the right of access to personal information, the right to correct or amend such information and the right to request deletion of such personal information. Further information on this program can be found on our website at www.nmrk.com/corporate-responsibility/corporate-governance under the heading “Data Privacy Program Policy Statement.”

Insider Trading Policy

We have an Insider Trading Policy applicable to transactions by, among others, our directors, officers and employees, in BGC or Newmark securities (“Covered Securities”) and transactions in other companies’ securities, which prohibits trading while in possession of material, non-public information about BGC, Newmark or other companies. Additionally, all trades involving Covered Securities must be disclosed to the Company’s compliance department before such trades are made. The Insider Trading Policy states that it is our policy to comply with all applicable securities and other laws and regulations when engaging in transactions in Covered Securities or the securities of other companies.

Additionally, under the Insider Trading Policy, we have pre-clearance procedures and processes for transactions in Covered Securities by our directors, executive officers, and other designated persons. Under these procedures and processes, such persons’ transactions in Covered Securities are subject to pre-clearance through our legal and compliance department. Persons subject to pre-clearance requirements are also required to receive approval in advance of entering into or modifying any trading plans designed to be compliant with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Further information can be found on our website at www.nmrk.com/corporate-responsibility/corporate-governance under the heading “Insider Trading Policy.”

Hedging Policy

We have a Hedging Policy with respect to equity securities issued by Newmark. In this regard, we prohibit our directors, officers, and employees, including leased employees, brokers and independent contractors, from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of equity securities issued by Newmark held by such persons, except with the explicit approval of our Audit Committee or its designees. For avoidance of doubt, Cantor and its affiliated entities or any securities issued by such entities other than the Company are not covered under the Hedging Policy. Further information can be found on our website at www.nmrk.com/corporate-responsibility/corporate-governance under the heading “Policy Statement on Hedging.”

Additional Corporate Responsibility Information

To learn more about our policies and practices and our continuing efforts related to human capital management, corporate responsibility, sustainability, charitable giving and other matters, please refer to the Corporate Responsibility section of our website at www.nmrk.com/corporate-responsibility/corporate-governance, our most recent Corporate Responsibility Report and to our periodic reports filed under the Exchange Act, for further information. You may also find our Corporate Governance Guidelines, Code of Ethics, the charters of the committees of our Board of Directors, Insider Trading Policy, Hedging Policy, Environmental Policy, information about our charitable initiatives and other Corporate Responsibility policies and practices on our website. The information contained on, or that may be accessed through, our website, is not part of, and is not incorporated into, this Proxy Statement.

STOCKHOLDER ENGAGEMENT

Our Board of Directors and management value the opportunity to engage with our stockholders and gain insight year-round on their views on a broad range of topics, including our strategy, financial performance, executive compensation, corporate governance, human capital management, and environmental and social goals. Our Board of Directors receives reporting on feedback from investors and stockholder voting results. In addition, our management routinely engages with investors at conferences and other forums. We also speak with proxy advisors to discuss, and receive feedback on, our governance practices and executive compensation programs. Feedback from investors informs the Board’s ongoing review of governance and compensation matters.

In recent years, we have also enhanced our engagement strategy through:

•        Information available on our website including SEC alerts, more detailed financial and operational disclosures in our investor presentations and supplemental Excel tables;

•        Commercial real estate-focused market reports, white papers, and thought leadership; and

•        Investor meetings, analyst and investor days, and conferences, including nearly 140 of such interactions with individuals at 65 firms in 2024. We had more than 250 of such interactions with individuals at more than 75 firms during the first nine months of 2025.

In each of the above periods, we reached out to institutions who collectively represented the majority of Newmark shares held by active professional investors. Of those who engaged with us, our interactions with them covered topics including industry and business trends, strategic initiatives and acquisitions, changes to management and key personnel, capital allocation, geographic and business line expansion, our recruitment and retention policies, key drivers of our growth, corporate responsibility and governance matters, board changes and composition, our executive compensation program, and ways to enhance our disclosures. We also periodically engage a third-party research firm to conduct anonymous surveys of our top institutional owners and the broader investment community to solicit candid feedback on these and other issues.

We look forward to further expanding our communication with stockholders and will continue to consider their views and perspectives, as appropriate, in making governance decisions and establishing strategic direction for the Company going forward.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Our executive officers are appointed annually by, and serve at the discretion of, our Board. In addition to Mr. Merkel, who serves as Chairman of our Board and our Executive Vice President and Chief Legal Officer, our executive officers, their respective ages and positions, and certain other information with respect to each of them, are as follows:

Barry M. Gosin, 75, has served as our Chief Executive Officer since 1979 and a principal since 1978, and as Chairman of our operating company, Newmark & Co., since February 2025. Mr. Gosin guides our national and global expansion initiatives and oversees all facets of our day-to-day operations. Mr. Gosin spearheaded our merger with BGC in 2011 (see “Certain Relationships and Related Transactions, and Director Independence — Separation, Initial Public Offering, and Spin-Off Separation and Distribution Agreement” for a discussion of our Spin-Off (as defined) from BGC) and has since led our acquisition and hiring efforts and increased our annual revenues by over 12 times since 2011. An active industry and community leader, Mr. Gosin serves as a member of the board of directors of the Partnership for New York City, Trustee of the Citizens Budget Commission, and Trustee of Pace University. Mr. Gosin also serves as a member of the board of directors of Fountain House, a national mental health nonprofit organization. Mr. Gosin is a graduate of Indiana University.

Michael J. Rispoli, 53, has served as our Chief Financial Officer since 2012. As head of the finance and accounting departments, Mr. Rispoli steers our financial activities, with a focus on managing risk and monitoring cash flow. His responsibilities include financial planning and forecasting, accounting, financial reporting, financial due diligence, investor relations, and analysis and integration of acquisitions. Mr. Rispoli also provides services to our operating partnership and subsidiaries. Prior to joining Newmark, Mr. Rispoli was the Chief Financial Officer of Grubb & Ellis from August 2010 to April 2012 and had served in various capacities with such firm since May 2007. Mr. Rispoli served as executive director and corporate controller at Conexant Systems, Inc. from 2000 to 2007. Mr. Rispoli began his career at PricewaterhouseCoopers as manager of business assurance. Mr. Rispoli holds a Bachelor’s degree in accounting from Seton Hall University and is a licensed CPA in the State of New Jersey (inactive).

Luis A. Alvarado, 66, has served as our Chief Operating Officer since April 2025. Mr. Alvarado joined Newmark in 2015 as Executive Vice President and Boston Market Leader. Beginning in 2018, he served as Newmark’s Chief Revenue Officer and East Region Market Leader, positions he held until his appointment as Chief Operating Officer. Prior to his positions at Newmark, from 2008 to 2015, Mr. Alvarado served as President of Cushman & Wakefield’s East Region and also served as a member of Cushman’s Management Committee. Prior to that, Mr. Alvarado was a founding partner of Insight Partners, Inc., a value-add development company, where he served as general partner from 1994 to 2008. Mr. Alvarado was previously employed at The Travelers Insurance Company (“Travelers”) for 10 years and served as Vice President for the Eastern Region Asset Management Group. Mr. Alvarado began his career as a Controller of The Prospect Company, a subsidiary of Travelers. Mr. Alvarado graduated from Central Connecticut State University with a Bachelor’s degree in Accounting.

COMPENSATION DISCUSSION AND ANALYSIS

Background

The following Compensation Discussion and Analysis describes the material elements of our executive compensation program for 2024, including aspects of our executive compensation program which were designed and implemented by the Compensation Committee in January 2025, at which time 2024 year-end compensation decisions with respect to each of our executive officers in office at that time were reviewed and approved.

Our principal executive officer for 2024 was our former Executive Chairman, Mr. Howard W. Lutnick, and our principal financial officer for 2024 was our Chief Financial Officer, Michael J. Rispoli. Our other two executive officers for 2024 were Barry M. Gosin and Stephen M. Merkel.

On February 18, 2025, Mr. Howard W. Lutnick was confirmed by the United States Senate as the 41st Secretary of Commerce. Following his confirmation, Mr. H. Lutnick stepped down as Chairman of the Board and Executive Chairman of the Company and as principal executive officer, and our Board appointed Mr. Gosin as our principal executive officer and as Chairman of Newmark & Co.

On April 7, 2025, the Board appointed Mr. Alvarado as our Chief Operating Officer. See “— Alvarado Offer Letter” for more information regarding Mr. Alvarado’s compensation arrangements. Mr. Alvarado was not an executive officer for 2024 and is therefore not included in the tables under “Executive Compensation.”

Compensation Philosophy

Our executive compensation program, which is under the direction and control of our Compensation Committee, is designed to integrate compensation with the achievement of our short- and long-term business objectives and to assist it in attracting, motivating and retaining the highest quality executive officers and rewarding them for superior performance. Different components of our executive compensation program are geared to shorter- and longer-term performance, with the unified goal of increasing stockholder value over the long term.

In determining the compensation of our executive officers, our Compensation Committee considers a variety of factors, both qualitative and quantitative, consistent with our overall goals. Our objectives include a program that reflects the retentive effect of the payment of appropriate compensation for each executive officer, the pay practices of the Company’s peer group and other companies, the Company’s financial performance as a whole and the performance of various business lines, including as compared to peer data, and the Company’s and the executives’ success in meeting corporate objectives including attracting and retaining qualified brokers and other professionals, market position, revenue and profitability and other financial criteria, strategic growth and business positioning and objectives for long-term competitive advantage. While many of our brokers and other professionals are paid commissions, the compensation received by our executive officers is not typically specifically tied to mathematical formula-based performance targets except for certain legacy commission-based arrangements relating to Mr. Gosin. Unless compensation is specifically set forth in an applicable employment agreement, the compensation of our executive officers is determined based on a holistic review of all relevant compensation factors by the Compensation Committee with no particular weighting toward any specific metric or other factor. Such compensation factors may also include the ability to respond to extraordinary events and manage the business under changing financial, global, health, environmental and other circumstances.

We also believe that executive compensation should reflect achievement of individual managerial objectives established for specific executive officers at the beginning of the fiscal year as well as reflect specific achievements by such individuals over the course of the year, such as development of specific products or customer relationships or executing or integrating specific acquisitions, dispositions and other strategic arrangements. We further believe that specific significant events led by executives, including acquisitions, dispositions and other strategic arrangements, as well as management activities that create significant value and other significant transactions, should also be given significant weight. We believe that the performance of our executives in managing our Company, and in the provision of services to our operating partnerships and subsidiaries, considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation. Further, although the vote is advisory and non-binding on the Board, the Compensation Committee considers the results of the “say-on-pay” vote alongside other considerations and data in reviewing our executive compensation programs.

In designing and implementing our executive compensation program, our Compensation Committee considers our operating and financial objectives, including our risk profile, and the effect that our executive compensation decisions will have on encouraging our executive officers to take an appropriate level of business, operational and market risk consistent with our overall goal of enhancing long-term stockholder value. In particular, the Committee considers those risks identified in our risk factors, among others, and the known trends and uncertainties identified in our public filings and considers how our executive compensation program serves to achieve its operating, financial and other strategic objectives while at the same time mitigating any incentives for executive officers to engage in excessive risk-taking to achieve short-term results that may not be sustainable in the long term. Although reviewed by the Compensation Committee, our policy is generally that the compensation of our executive officers should not be based on the short-term performance of our Class A common stock, whether favorable or unfavorable, since we believe that the price of our Class A common stock will, in the long term, reflect our overall performance and, ultimately, our management by our executives. Long-term stock performance is reflected in executive compensation through the grant of various equity and partnership awards as described below.

Our Compensation Committee is aware that certain of our current and former executive officers, including Messrs. H. Lutnick and Merkel, may also receive compensation from our affiliates, including Cantor and BGC, for services rendered to each of them, but the Committee generally does not specifically review the nature or amount of such compensation. In 2024, Messrs. H. Lutnick and Merkel spent approximately 33% and 30% of their working time, respectively, on our matters. Mr. Merkel expects to spend approximately 30% of his working time on our matters in 2025. Our other current executive officers expect to spend 100% of their time working on our matters in 2025. These percentages may vary during 2025 depending on business developments at BGC, Newmark, Cantor or any of our or Cantor’s affiliates.

Overview of Compensation and Processes

For 2024, executive compensation was composed of the following principal components: (i) a base salary, which is designed to retain talented executive officers and contribute to motivating and rewarding individual performance; (ii) an incentive bonus award that is intended to tie financial rewards to the achievement of the Company’s short- or longer-term performance objectives; and (iii) an incentive program that is designed to promote the achievement of short- and long-term performance goals and to align the long-term interests of executive officers with those of stockholders through the grant of awards. In all cases, performance objectives and goals relate to the performance of the Company and our executives at the Company and in the provision of services to our operating partnerships and subsidiaries.

From time to time, we may also restructure the existing partnership, equity and compensation arrangements of our executive officers. We may also adopt various policies or take actions related to or in addition to such restructurings, including with respect to the grant of exchange rights, other monetization of awards, and the acceleration of the lapse of restrictions on restricted stock. We may also issue potential extraordinary grants to executive officers which may or may not be based on prior results or other performance measures, including stock price increase or other measures to be specified.

From time to time, we have also used employment agreements, change of control agreements, retention agreements, and other arrangements, including some with specified target or guaranteed bonus components, and extraordinary bonuses to attract, motivate and retain talented executives. Any such arrangements with the executive officers currently in effect are summarized under “Executive Compensation — Change of Control Agreements” and “Executive Compensation — Employment Agreements.”

Our Compensation Committee, with assistance where appropriate of special project committees and advisors, approves, and recommends to our Board of Directors that it approve the salaries, bonuses and other compensation of our executive officers. In addition, the Committee approves grants to executive officers under and otherwise administers our Incentive Plan, our Equity Plan and our Participation Plan.

From time to time, the Compensation Committee has engaged a compensation consultant in connection with its compensation decisions. With respect to 2024 compensation, Korn Ferry (the “Compensation Advisor”) advised the Committee. The Committee retained the Compensation Advisor to provide surveys, information, and other assistance with respect to pay practices and compensation levels at the Company’s peer group and other companies, and the Committee discussed with the Compensation Advisor all compensation arrangements for 2024. For 2024, the Committee and the Compensation Advisor also reviewed additional pay for performance considerations and metrics and other measures including financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) and non-GAAP financial results, our total consolidated revenue, fee revenue, and share price change, our relative performance versus our peers in individual business lines including leasing, capital markets fees, fees from management services, servicing and other, non-U.S. revenues, our market share in government-sponsored enterprise (“GSE”) origination and mortgage brokerage and debt placement, our development of strategic customer relationships, catalyst transactions, acquisitions, and strategy and management responsibility, challenges and risk management, international expansion and other specific line items and measures in order to review performance and consider compensation awards. The Committee reviewed the Company’s total revenues as a key performance measure for 2024. The Committee and the Compensation Advisor reviewed additional performance metrics and goals for 2024, including strategic hires or retention of key employees in competitive market conditions, the market penetration of the Company’s products and businesses in new geographies or markets, and they considered various discretionary factors. The Committee reviewed this data with no particular weighting toward any specific metric or other factor. While the Committee does take into consideration peer data and percentiles, the Committee does not attempt to benchmark executive compensation against any level, range, or percentile of compensation paid at any other companies, does not apply any specific measures of internal or external pay equity in reaching its conclusions, and does not employ tally sheets, wealth accumulation, or similar tools in its analysis.

The Compensation Committee considered whether the Compensation Advisor had any conflicts of interest in advising the Committee. The Committee considered whether the Compensation Advisor had been providing services of any other nature to the Company; the amount of fees received from the Company by the Compensation Advisor; the policies and procedures adopted by the Compensation Advisor that have been designed to prevent conflicts of interest; whether any business or personal relationships existed between the consultants employed by the Compensation Advisor who worked on Company matters and any member of the Committee; whether any business or personal relationship existed between such consultants and any of our executive officers; and whether the Compensation Advisor or such consultants hold any of our Class A common stock. The Compensation Advisor also provides services to the compensation committee of the board of directors of BGC. Upon evaluating such considerations, the Committee found no conflicts of interest in the Compensation Advisor advising the Committee.

In attempting to strike an appropriate balance, our Compensation Committee seeks to provide executive officers with an appropriately diversified mix of fixed and variable cash and non-cash compensation opportunities, time-based and performance-based awards, and short- and long-term incentives. In particular, our performance-based bonuses under our Incentive Plan focus on a mix of Company-wide and product-specific operating and financial metrics, in some cases based upon our absolute performance and in other cases based upon our performance relative to our peer group or other companies. In addition, the Incentive Plan award opportunities provide for the exercise of discretion by the Committee in light of individual and corporate performance. Further, the Committee retains the discretion to pay out any amounts finally awarded under the Incentive Plan in equity or partnership awards, rather than cash, and to include restrictions on vesting, resale and forfeiture in any such equity or partnership awards.

Our policy for allocating between currently paid short- and long-term compensation is designed to ensure adequate base compensation to attract and retain talented executive officers, while providing incentives to maximize long-term value for our Company and our stockholders. Cash compensation is provided in the form of base salary to meet competitive salary norms and reward superior performance on an annual basis, and in the form of bonuses and awards for achievement of specific short-term goals or in the discretion of the Compensation Committee. Equity and partnership awards reward superior performance with regards to specific objectives and long-term strategic goals and assist in retaining executive officers and aligning their interests with those of our Company and our stockholders. From time to time, we may provide additional equity or partnership awards on a periodic basis to reward superior performance, which awards may provide further long-term retention incentives.

Base salaries for the following year are generally set for our executive officers at year-end meetings of the Compensation Committee or in the early part of the applicable year. At these meetings, the Compensation Committee also approves incentive bonuses under the Incentive Plan for the prior year and any discretionary bonuses and grants of equity and partnership awards under our Equity Plan and the Participation Plan to our executive officers for the prior year.

We provide long-term incentives to our executive officers through the grants of limited partnership units under the Participation Plan and exchange rights or cash settlement awards in connection with such partnership units and restricted stock and other equity grants under the Equity Plan. In addition, executive officers may receive a portion of their Incentive Plan bonuses in equity or partnership awards, rather than cash, with the number of awards determined by reference to the market price of a share of our Class A common stock on the date that the award is granted or such other date that awards to executive officers are made. Grants under our Equity Plan and our Participation Plan generally have vesting provisions that are time-based, rather than performance-based, although both plans are flexible enough to provide for performance-based vesting provisions.

For compensation for fiscal year 2024 and historically in prior years, at or around the year-end or first quarter Compensation Committee meetings, Mr. H. Lutnick, in his now-former role as Executive Chairman, made compensation recommendations to the Committee with respect to the other executive officers. Such executive officers were not present at the time of these deliberations. The Committee has historically deliberated on compensation decisions with respect to all executive officers other than Mr. H. Lutnick in the presence of Mr. H. Lutnick, and separately in executive sessions with the Compensation Advisor as to all executive officers, including Mr. H. Lutnick, outside of the presence of Mr. H. Lutnick. With respect to the determination of compensation for executive officers, including historically for Mr. H. Lutnick, the Committee reviewed information from Mr. H. Lutnick as it deemed necessary or appropriate, and the input from the Compensation Advisor, but ultimately the Committee made the sole determination of the compensation of all of our executive officers, including that of Mr. H. Lutnick during the periods where he served as an executive officer.

Going forward, we expect that Mr. Gosin will make compensation recommendations with respect to the executive officers for the Compensation Committee’s consideration, and the Compensation Committee will continue to maintain its process of deliberation and make the sole determination of the compensation of our executive officers.

During the first half of each fiscal year, the practice of our Compensation Committee is to establish annual incentive performance goals and guidelines for all executive officers under the Incentive Plan, with the Committee retaining discretion to determine any bonuses earned at or after the end of the year. All executive officers in office at that time are eligible to participate in the Incentive Plan. In all cases, such performance goals relate to the performance of the Company and of our executive officers at the Company and in the provision of services to our operating partnership and subsidiaries.

Timing of Awards

Equity and partnership awards to executive officers that are in payment of the Incentive Plan or discretionary bonuses are typically granted annually in conjunction with the Compensation Committee’s review of Company performance and individual performance of executive officers, although interim grants may be considered and approved from time to time. The Committee’s annual review generally takes place at year-end meetings, which are generally held in the first quarter of each year, although the reviews may be held at any time and from time to time throughout the year. Grants to executive officers may be made on a mid-year or other basis in the event of business developments, changing compensation requirements or other factors, in the discretion of the Committee.

Our policy in recent years has generally been to award year-end grants to executive officer recipients by the end of the calendar year or in or shortly after the first quarter thereafter, with grants to non-executive employees occurring closer to the end of the first quarter of the following year. Grants, if any, to newly hired employees are generally effective on the first day of the quarter following the employee’s first day of employment. In addition, from time to time the Company may offer compensation enhancements or modifications to employees that it does not offer to its executive officers.

The exercise price of all exercisable equity-based compensation is set at the closing price of our Class A common stock on the Nasdaq Global Select Market on the date of grant. With respect to limited partnership units and other equity or partnership awards, grants may be made based on a dollar value, with the number of units or shares determined by reference to the market price of our Class A common stock on the date of grant and other factors such as the number of outstanding units intended to receive exchange rights or distribution-earning rights.

Equity Plan and Participation Plan Awards

It is the Compensation Committee’s general policy to award restricted stock, exchange rights, awards that are repurchased for cash, which we refer to as “cash settlement awards,” and other equity or partnership awards to executive officers in order to align their interests with those of our long-term investors and to help attract and retain qualified individuals. Our Equity Plan permits the Committee to grant restricted stock, stock options, stock appreciation rights, deferred stock such as RSUs, bonus stock, performance awards, dividend equivalents and other stock-based awards, including to provide exchange rights for shares of our Class A common stock and cash settlement awards relating to Newmark Holdings limited partnership units.

Our Participation Plan provides for the grant or sale of Newmark Holdings limited partnership units. The total number of Newmark Holdings limited partnership units issuable under the Participation Plan will be determined from time to time by our Board of Directors, provided that exchange rights or cash settlement awards relating to units may only be granted pursuant to other stock-based awards granted under our Equity Plan. Partnership units in Newmark Holdings (other than NPSUs (as described below)) are entitled to participate in preferred or quarterly partnership distributions from Newmark Holdings and (other than Preferred Units (as defined below) and NPSUs) are eligible to be made exchangeable for shares of our Class A common stock. We view these incentives as an effective tool in motivating, rewarding and retaining our executive officers.

Our Compensation Committee retains the right to grant a combination of forms of such awards under our Equity Plan and our Participation Plan to executive officers as it considers appropriate or to differentiate among executive officers with respect to different types of awards; however, the Committee has granted joint authority to Messrs. Gosin and Rispoli, our Chief Executive Officer and Chief Financial Officer, to grant awards to non-executive officer employees of the Company under the Equity Plan and Participation Plan and to establish sub-plans for such persons. In addition, our executive officers and other employees may also be offered the opportunity to purchase limited partnership units.

Discretionary and Retentive Partnership Opportunities

To incentivize executive officers and hold them accountable to stockholders, our Compensation Committee uses a variety of highly retentive partnership units issued under the Participation Plan. These partnership awards are granted as a tax-efficient, strongly retentive, and risk-appropriate means to align the interests of the executive officers with those of our long-term stockholders. For executive officers, these grants may include NPSUs, PSUs, and PPSUs, each as described below. The Committee believes that the features of the units, coupled with the discretion of the Committee to grant the right to partnership distributions, exchangeability into shares of Class A common stock of Newmark, and various liquidity opportunities, create a best-in-class form of incentive award for our executives. Until such units are made exchangeable into shares of Class A common stock or exchanged for cash or, in some cases, made exchangeable into another partnership unit with a capital account such as an HDU, at the discretion of the Committee, these units are generally forfeitable for any reason, subject to certain exceptions.

We believe this structure incentivizes performance. These partnership units may be redeemed for zero by the Committee at its discretion while in non-exchangeable form. Traditionally, the Committee generally has not granted options and equity-based awards such as RSUs to executives and emphasized instead these flexible and retentive limited partnership units. The Committee has granted NPSUs, along with PSUs, and HDUs, provided as long-term incentives to executive officers, which awards may receive discretionary grants of exchange rights and be coupled with cash settlement awards. The Committee may consider RSUs and options, as well as partnership units and other forms of compensation, in future grants.

NPSUs have no value for accounting or other purposes at the time of grant, do not participate in quarterly partnership distributions, are not allocated any items of profit or loss and may not be made exchangeable into shares of Class A common stock. NPSUs are non-exchangeable until replaced with a different unit. Grants of NPSU awards are highly discretionary and provide additional flexibility for the Compensation Committee to determine the timing and circumstances of replacing such units with units that earn partnership distributions and any rights to exchange such units for shares of Class A common stock or cash. NPSUs have generally been granted to our executives in the event of business developments, changing compensation requirements or other factors, or in connection with execution of long-term employment arrangements.

From time to time, our Compensation Committee may choose to replace an NPSU with a non-exchangeable PSU or HDU. NPSUs are subject to adjustment at the time of conversion into PSUs based on the then-applicable exchange ratio (as described herein). A non-exchangeable PSU may also be replaced with a non-exchangeable HDU. A non-exchangeable PSU that has been granted the right to convert into a non-exchangeable HDU is referred to as a “PSU-H,” and a non-exchangeable PPSU that has been granted the right to be converted into cash upon conversion of the underlying PSU-H into an HDU is referred to as a “PPSU-H.” PSUs participate in quarterly partnership distributions, but otherwise generally have no value for accounting purposes and are not exchangeable into shares of Class A common stock until such exchange rights are granted by the Committee. HDUs have a stated capital account and are valued based upon such capital account which is initially based on the closing trading price of Class A common stock at the time the HDU right is granted. HDUs participate in quarterly partnership distributions and are not exchangeable into shares of Class A common stock unless such exchange rights are granted by the Committee.

Executive officers may also receive PPSUs. These units are preferred limited partnership units that may be awarded to holders of, or contemporaneously with the grant of, PSUs. PPSUs are entitled to a preferred distribution of net profits of Newmark Holdings, but otherwise are not entitled to participate in quarterly distributions. PPSUs cannot be made exchangeable into shares of Class A common stock, and can only be exchanged for cash, at the determination price on the date of grant, in connection with an exchange of the related PSUs or HDUs, and therefore are not included in our fully diluted share count. The ratio of the grant of PPSUs to traditional units (e.g., PSUs) is expected to approximate the compensatory tax rate applicable in the relevant country jurisdiction of the partner recipient. The determination price used to exchange PPSUs for cash is determined by the Compensation Committee on the date of the grant of such unit and is based on a closing trading price of Class A common stock identified by the Committee on such date.

Over time, as compensation goals are met and our executives are awarded other incentives, the Compensation Committee may choose, in its sole discretion, to grant an exchange right with respect to a PSU, held by an executive, thereby creating a potential liquidity event for the executive and creating a value for accounting purposes. The life cycle of these units, as they may evolve from NPSUs to shares of Class A common stock, provides the Committee and the Board of Directors with superior opportunities to retain and incentivize executives and employees in a tax-efficient and discretionary manner.

Until non-exchangeable units are made exchangeable into a share of Class A common stock or exchanged for cash at the discretion of the Committee, they are generally forfeitable for any reason, subject to certain exceptions. We believe this incentivizes performance and helps align the interests of our executives with those of our investors.

Tax and Accounting Treatment

Our management and Compensation Committee recognize that we are subject to certain Financial Accounting Standards Board and SEC guidance on share-based awards and other accounting charges with respect to compensation of the executive officers and other employees. However, management and the Committee do not believe that these accounting charges should necessarily determine the appropriate types and levels of compensation to be made available. Where material to the Committee’s decisions, these accounting charges will be described in our compensation discussion and analysis, compensation tables and related narratives.

Our Compensation Committee may grant equity and partnership awards to executive officers in a variety of ways under the Equity Plan and the Participation Plan, including restricted stock, RSUs, exchange rights, cash settlement awards, options, and other equity grants under the Equity Plan and non-exchangeable limited partnership unit awards under the Participation Plan. Grants of such awards may have different accounting treatments and may be reported differently in the compensation tables and related narratives depending upon the type of award granted and how and when it is granted. All such charges are recorded under GAAP in the Company’s condensed consolidated statements of operations as part of “Equity-based compensation and allocations of net income to limited partnership units and FPUs.”

Certain limited partnership units held by Newmark employees entitle the holders to receive post-termination cash payments equal to the notional amount of the units. These limited partnership units are accounted for as post-termination liability awards under GAAP, which requires that Newmark record an expense for such awards based on the change in value at each reporting period. The liability for limited partnership units with a post-termination payout is included in “Other long-term liabilities” on our consolidated balance sheets. A GAAP compensation charge is also recorded on limited partnership units if and when (i) an exchange right is granted to such units to acquire shares of Class A common stock, or (ii) when an offsetting number of shares of Class A common stock are issued in connection with the redemption of non-exchangeable limited partnership units. Such charges are based on the market price of a share of Class A common stock on the date on which the exchange right is granted or the unit is redeemed, regardless of when such actions occur. Additionally, when an employee exchanges limited partnership units for a share of Class A common stock, a statutory tax deduction is generally allowed (including for U.S. federal income tax purposes) equal to the fair market value of a share of our Class A common stock on the date of the exchange. The date of the actual exchange and the related statutory tax deduction may occur in a fiscal period subsequent to when any relevant GAAP charges were recorded.

If shares of restricted stock granted are not subject to continued employment or service with us or any of our affiliates or subsidiaries, even if they are subject to compliance with our customary non-compete obligations, the grant-date fair value of the restricted stock will be expensed under GAAP on the date of grant.

Furthermore, for equity-based awards with a stated vesting schedule that are not subject to post-termination payments (which for Newmark generally means RSUs) equity-based compensation expense is recognized under GAAP during the relevant period based on the value of the portion of equity-based awards that are ultimately expected to vest. The grant-date fair value of such equity-based awards is amortized ratably over the awards’ vesting periods. In addition, forfeitures of RSUs are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In cases where actual forfeitures change original forfeiture assumptions, then an adjustment to previously recognized compensation charges and the related deferred tax asset will be recorded under GAAP. A statutory tax deduction is generally allowed (including for U.S. federal income tax purposes) on RSUs and restricted stock when the vesting occurs. The tax deduction for RSUs and restricted stock generally is measured as the restrictions lapse (i.e., as the employee vests in the award). At that time, the Company will determine if there is any excess tax benefit or deficiency by reference to the current stock price in relation to the grant date fair value.

For more information on Newmark’s equity-based compensation charges under GAAP, see “Note 26. Compensation” and “Note 27. Compensation” in the notes to the consolidated financial statements included in Part I, Item 1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 and in Part II, Item 8 of the 2024 Form 10-K, respectively.

Compensation Recovery/Clawback Policy and Forfeiture and Recoupment

Clawback Policy

The Company adopted the Clawback Policy for its executive officers effective as of December 1, 2023, with retroactive applicability to October 2, 2023. The Clawback Policy applies to Incentive-Based Compensation. The Clawback Policy provides for recovery of Incentive-Based Compensation received by a covered person in the event of an accounting restatement due to material noncompliance with financial reporting requirements that is in excess of the Incentive-Based Compensation that such person would have received based upon the restated financial reporting measure. The Clawback Policy applies to Incentive-Based Compensation and not to compensation that is purely discretionary or based on subjective goals or goals unrelated to financial reporting measures.

Forfeiture and Recoupment

The partnership units issued to our executive officers, certain of which, such as PSUs or NPSUs, may be redeemed for zero at any time by the Compensation Committee, as well as partnership obligations under the Newmark Holdings limited partnership agreement, are retentive and provide broad discretion and significant clawback power to the Compensation Committee.

Further, our policy is to provide much of our compensation through highly retentive partnership units or other equity with strong vesting mechanisms. Accordingly, we do not require additional share ownership or hold-through-retirement thresholds. However, our executive officers currently hold much of their personal net worth in a combination of deferred compensation, including non-exchangeable and exchangeable limited partnership units and RSUs. Messrs. Gosin, Merkel, Rispoli and Alvarado hold limited partnership units in Newmark Holdings. Messrs. Rispoli and Alvarado also hold RSUs in Newmark.

2024 Compensation Actions Taken by the Compensation Committee

The compensation approved by our Compensation Committee and paid to our executive officers for 2024 is described in full in our Summary Compensation Table herein and the footnotes thereto. Below are descriptions of the various considerations and actions taken by our Compensation Committee for the determination of year-end compensation for our executive officers.

Consideration of Peer Data for 2024 and Other Factors

As part of its compensation process, in addition to qualitative and strategic factors, the Compensation Committee considered various peer, financial and market metrics by reviewing the latest public financial information available at the time compared with the disclosed growth rates for these same metrics at our full-service listed peers. These peers were CBRE Group, Inc., Colliers International Group Inc., Jones Lang LaSalle Incorporated, Cushman & Wakefield plc, and Savills plc for available data. The metrics included total consolidated revenue, fee revenue, share price change, and other financial measures including changes in GAAP and non-GAAP earnings metrics. The Committee also reviewed our relative performance versus these peers in individual business lines including leasing, capital markets fees, fees from management services, servicing and other, and non-U.S. revenues, as well as our market share in GSE origination and mortgage brokerage and debt placement. The Committee noted that Newmark outpaced the average for industry peers in terms of our growth in fees from management services, servicing, and other, capital markets fees, non-U.S. revenue, fee revenue, and total revenues, while the Company volumes in GSE origination, mortgage brokerage and debt placement outperformed relevant industry volumes over the time periods presented.

Performance data, including both financial and market data, is often reviewed by the Committee as presented by management and by the Compensation Advisor. As part of its compensation process, the Committee reviewed this data broadly and as part of its mix of factors, with no particular weighting toward any specific metric or other factor. Further, as discussed under “— Overview of Compensation and Processes,” while we use market data from peer companies as a reference point for evaluating our executive compensation program among other qualitative and quantitative factors, we do not benchmark against any specific compensation level or metric.

Base Salary

Our executive officers receive base salaries or similar cash payments intended to reflect their skills, expertise and responsibilities. Subject to any applicable employment or other agreements, such payments and subsequent adjustments, if any, are reviewed and approved by the Compensation Committee annually, based on a variety of factors, which may include, from time to time, a review of relevant salaries of executives at our peer group of companies and others, and each executive officer’s individual performance for the prior year, including such executive officer’s experience and responsibilities.

We generally establish base pay at levels comparable to our peer group and other companies which employ similarly skilled personnel, including CBRE Group, Inc., Colliers International Group, Inc., Compass, Inc., Cushman & Wakefield plc, FirstService Corporation, Jones Lang LaSalle Incorporated, Marcus & Millichap Inc., Opendoor Technologies Inc., RE/MAX Holdings, Inc., Savills plc, and Zillow Group, Inc. While we determine these levels by reviewing publicly available information with respect to our peer group of companies and others, we generally do not expect to engage in benchmarking.

Base Salaries for 2024

Annual base salary rates for 2024 were established in March 2024 by our Compensation Committee with respect to each of our executive officers, based on their continuing qualifications, experience and responsibilities. The base salary rate for 2024 was continued at $1,000,000 for Mr. H. Lutnick and for Mr. Gosin in accordance with the terms of his employment agreement. The base salary rate for Mr. Rispoli for 2024 was continued at $850,000, and the base salary rate for Mr. Merkel for 2024 was continued at $500,000.

Base Salaries for 2025

Annual base salary rates for 2025 were established in January 2025 by our Compensation Committee with respect to each of our executive officers in office at that time, based on their continuing qualifications, experience and responsibilities. The base salary rate for 2025 was continued at $1,000,000 for each of Messrs. H. Lutnick and Gosin. The base salary rate for Mr. Rispoli for 2025 was continued at $850,000, and the base salary rate for Mr. Merkel for 2025 was continued at $500,000. The base salary rate for Mr. Alvarado for 2025 was established in April 2025 by our Compensation Committee and was $1,000,000.

Incentive Plan Awards

We generally intend to award performance-based compensation in the form of bonuses to our executive officers, including pursuant to the Incentive Plan. The Compensation Committee believes that such performance-based compensation appropriately aligns the interests of our executive officers with the interests of our stockholders.

With respect to each performance period, our Compensation Committee specifies the applicable performance criteria and targets to be used under the Incentive Plan for that performance period. These performance criteria, which may vary from participant to participant, will be determined by the Committee and may be based upon one or more of the following financial performance measures and may be expressed on an absolute and/or relative basis and on a GAAP or non-GAAP basis:

•        pre-tax or after-tax net income;

•        pre-tax or after-tax operating income;

•        total or gross revenues or similar items;

•        profit, earnings or other margins;

•        stock price, dividends and/or total stockholder return;

•        EBITDA measures;

•        cash flow(s);

•        market share;

•        pre-tax or after-tax earnings per share;

•        pre-tax or after-tax operating earnings per share;

•        expenses;

•        return on investment or equity;

•        environmental, social, governance or similar criteria; or

•        strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, or geographic business expansion goals, cost targets, goals relating to acquisitions, strategic hires, dispositions or divestitures, or any combination thereof.

The actual Incentive Plan bonus paid to any given participant at the end of a performance period is based upon the extent to which the applicable performance goals for such performance period are achieved, subject to the exercise of discretion by the Compensation Committee based on such other factors as the Compensation Committee determines, and may be paid in cash or in equity or partnership awards. These awards also serve as incentives for future performance and retention.

In addition, from time to time, our Compensation Committee may provide for target or guaranteed bonuses in employment or other agreements in order to attract and retain talented executives, or may grant ad hoc discretionary bonuses when an executive officer is not eligible to participate in the Incentive Plan award opportunities for that performance period or when it otherwise considers such bonuses to be appropriate. Such bonuses may also be paid in cash or in equity or partnership awards.

Incentive Plan Bonus Goals for 2024

In the first quarter of 2024, our Compensation Committee determined that Messrs. H. Lutnick, Gosin, Rispoli and Merkel, our executive officers for 2024, would be participating executives for 2024 in our Incentive Plan.

For 2024, the Compensation Committee established performance criteria for all executive officers and determined that each individual would be eligible for the opportunity to be paid a bonus equal to the maximum value allowed for each individual pursuant to the terms of the Incentive Plan (i.e., $25 million) provided that (i) the Company achieved operating profits or Adjusted Earnings annually for 2024, as calculated on substantially the same basis as in the Company’s earnings release for the fiscal year ended December 31, 2023, (ii) the Company achieved improvement or percentage growth in gross revenue or total or net transaction volumes for any product for 2024 as compared to 2023 over any of its peer group members or other industry measures, as reported in the Company’s earnings release for the fiscal year ended December 31, 2024, in each case calculated on substantially the same basis as in the Company’s 2023 earnings release and compared to the most recently available peer group information or other industry measures, (iii) the Company increased its market penetration for any product or business into any new market or geography in 2024 as compared to 2023, (iv) the Company achieved the successful execution in 2024 of any material, significant, accretive, or strategic acquisition, entry into any joint venture, or disposition of any business or asset, (v) the Company achieved in 2024 the strategic hire or retention of key personnel in competitive market conditions, or (vi) the Company achieved in 2024 other strategic or significant performance as recognized by the Compensation Committee in its sole discretion (collectively, the “Performance Goals”).

The Compensation Committee determined that the payment of any such amount may be in the form of cash, shares of Class A common stock, limited partnership units, or other equity or partnership awards permitted under the Equity Plan, the Participation Plan or otherwise. The Compensation Committee retained the right to reduce, in its sole and absolute discretion, the amount of any Incentive Plan bonus payment based upon any factors it determines, including whether and the extent to which the Performance Goals or any other corporate, as well as individual, performance objectives had been achieved.

Incentive Plan Bonuses Awarded for 2024

On January 13, 2025, having determined that the Performance Goals established in the first quarter of 2024 had been met for 2024, our Compensation Committee made awards to the participating executive officers for 2024 under our Incentive Plan. The awards were granted using a stock price of $11.93 on January 13, 2025, as adjusted by the 0.9257 exchange ratio in effect as of such date, resulting in a per Newmark Holdings unit price of $11.04, and provided a combination of short- and long-term incentives that align the Company’s financial performance with its executive compensation. In addition to short-term cash compensation awarded to the participating executives, the Committee awarded significant portions of the 2024 Incentive Plan awards to Mr. H. Lutnick in the form of shares of our Class A common stock and to Mr. Merkel in the form of long-term partnership units. These units are eligible for partnership distributions, if any, in a given period, which are tied to the Company’s current and future earnings and may rise and fall with the Company’s results and market conditions in a given period. The partnership unit awards, however, are issued as non-exchangeable, and the non-Preferred Unit awards may be made exchangeable into the Company’s Class A common stock at a future time, at the Committee’s discretion, thus incentivizing future performance by aligning it with the Company’s stock price. All of such 2024 partnership awards are forfeitable in the event that any such executive were to leave the Company and compete or otherwise violate applicable partnership obligations. By choosing to pay a portion of Mr. Merkel’s Incentive Plan awards in partnership units, the Compensation Committee expects to incentivize him with respect to future performance and encourage ongoing contributions to management, our results and our existing and future businesses in a similar manner to how Messrs. Gosin and Rispoli are incentivized by the partnership unit and RSU awards, respectively, that they have received under their respective employment agreements.

In making its bonus determinations for 2024, our Compensation Committee considered various qualitative and quantitative compensation factors, including the Performance Goals, the retentive effect of the payment of appropriate compensation for each executive officer, and the Company’s financial performance as a whole and the performance of various business lines, including as compared to peer data. The impact of any of these measures during 2024 or beyond may materially impact the value of current and previous partnership and equity awards, thus aligning the interests of the executive officers with those of our stockholders. The Compensation Committee also considered the pay practices of the Company’s peer group and other companies, including a compensation survey prepared by, and advice from, the Compensation Advisor. The Compensation Committee also reviewed data provided by the Compensation Advisor relating to compensation and monetization of other executives departing public companies for public service. The specific Incentive Plan awards to our executive officers were as follows:

•        Mr. Howard W. Lutnick’s aggregate bonus of $9,000,000 for 2024 was paid $4,000,000 in current cash compensation and $5,000,000 in the form of 419,112 shares of the Company’s Class A common stock, based upon the closing price on January 13, 2025 of $11.93, less applicable taxes and withholdings, which resulted in the delivery of 186,732 shares of the Company’s Class A common stock. The aggregate value of the bonus for Mr. H. Lutnick remained the same as his bonus with respect to calendar year 2023. In exercising its discretion regarding the amount and form of this award, the Committee focused on Mr. H. Lutnick’s leadership efforts and strategic guidance in 2024 as well as Mr. H. Lutnick’s historical leadership of the Company and strategic vision for its development. In addition to this award, the Committee granted Mr. H. Lutnick 1,148,970 exchange rights with respect to 1,148,970 previously awarded PSUs that were previously non-exchangeable. See “— Transactions with and Modifications of Awards to Executive Officers — Vesting, Replacement and Exchange Right Grants in 2025” below.

•        Mr. Rispoli’s bonus of $600,000 for 2024 was paid in current cash compensation. The bonus for Mr. Rispoli is $100,000 higher than what Mr. Rispoli was awarded with respect to calendar year 2023. In exercising its discretion regarding the amount and form of this award, the Compensation Committee noted Mr. Rispoli’s leadership and efforts in 2024 as well as his contribution to the Company’s ongoing financial strategy, treasury and other financial matters, and the Company’s improved performance in 2024. In addition to his Incentive Plan award, Mr. Rispoli received a portion of his previously awarded RSU award which vested as provided for in his employment agreement. See “Executive Compensation — Employment Agreements — Rispoli Employment Agreement” for more information on the vesting schedule of these RSUs.

•        Mr. Merkel’s aggregate bonus of $1,150,000 for 2024 was paid $737,500 in current cash compensation and $412,500 in a long-term partnership award represented by 18,682 non-exchangeable PSUs and 18,682 non-exchangeable PPSUs with a determination price of $11.04 per unit. The aggregate value of the bonus for Mr. Merkel was $150,000 higher than his bonus with respect to calendar year 2023. In exercising its discretion regarding the amount and form of this award, the Compensation Committee noted Mr. Merkel’s guidance on regulatory and other matters, advice for developing businesses and overall leadership on business, legal and regulatory matters during the year, as well as his additional expected management responsibilities before and after Mr. H. Lutnick’s departure.

Incentive Plan Bonus Goals for 2025

In April 2025, the Compensation Committee determined that Messrs. Gosin, Merkel, Rispoli and Alvarado, our current executive officers, would be participating executives for 2025 in the Incentive Plan. For 2025, the Committee established performance criteria for all executive officers and determined that each individual would be eligible for the opportunity to be paid a bonus in accordance with the terms of the Incentive Plan; provided that (i) the Company achieves operating profits or Adjusted Earnings annually for 2025, as calculated on substantially the same basis as in the Company’s earnings release for the fiscal year ended December 31, 2024, (ii) the Company achieves improvement or percentage growth in gross revenue or total or net transaction volumes for any product for 2025 as compared to 2024 over any of its peer group members or other industry measures, as reported in the Company’s earnings release for the fiscal year ended December 31, 2025, in each case calculated on substantially the same basis as in the Company’s 2024 earnings release and compared to the most recently available peer group information or other industry measures, (iii) the Company increases its market penetration for any product or business into any new market or geography in 2025 as compared to 2024, (iv) the Company increases its revenue for any product or business so as to achieve greater diversification of its existing businesses in 2025 as compared to

2024, (v) the Company achieves the successful execution in 2025 of any material, significant, accretive, or strategic acquisition, entry into any joint venture, or disposition of any business or asset, (vi) the Company achieves in 2025 the strategic hire, retention or development of key personnel in competitive market conditions, or (vii) the Company achieves in 2025 other strategic or significant performance as recognized by the Compensation Committee in its sole discretion (collectively, the “2025 Performance Goals”).

The 2025 Performance Goals, in each case, are expected to be reviewed by the Compensation Committee with no particular weighting toward any specific 2025 Performance Goal or other factor and are subject to any appropriate corporate adjustment to reflect stock splits, reverse stock splits, mergers, spin offs or any other extraordinary corporate transactions. As each of the Company’s executive officers also provides services to certain of our operating partnerships and subsidiaries, potential bonuses for 2025 are also on behalf of all such operating partnerships and subsidiaries, as may be applicable.

The Compensation Committee determined that the payment of any such bonus may be in the form of cash, shares of Class A common stock, limited partnership units or other equity or partnership awards permitted under the Equity Plan, the Participation Plan or otherwise. To the extent determined to reflect the portion of an executive officer’s compensation related to services performed for a particular subsidiary, entity or affiliate as noted above, the cost of compensation awarded under any of the Newmark Compensation Plans shall be borne by such operating partnership or entity. The Committee, in its sole and absolute discretion, retains the right to determine the amount of any Incentive Plan bonus payment based upon any factors it determines, including whether and the extent to which the 2025 Performance Goals or any other corporate, as well as individual, performance objectives have been achieved. The Committee further retains discretion to authorize bonuses and other awards to the participating executives regardless of whether or not such bonuses and awards are tax deductible under tax law in effect at the time of such bonuses and awards.

Employment Agreement Awards

Messrs. Gosin’s and Rispoli’s respective employment agreements provided for awards issued at the signing of the employment agreements but attributed by the Compensation Committee to compensation for fiscal years through 2026, but also allow the Compensation Committee to grant additional discretionary annual bonuses, including under the Incentive Plan. See “Executive Compensation — Employment Agreements” below for more information on each respective employment agreement.

2024 Employment Agreement Awards

Mr. Gosin received a $1,500,000 cash bonus award for 2024 pursuant to the terms of his employment agreement. Additionally, in connection with the execution of the 2024 Gosin Employment Agreement (as defined below), the Compensation Committee approved the grant to Mr. Gosin of (i) a one-time cash payment of $5,000,000, and (ii) an award of 1,694,915 NPSUs issued at $11.80, which was the closing price of our Class A common stock on August 7, 2024. Additionally, 1,145,476 of Mr. Gosin’s NPSUs previously awarded under the 2023 Gosin Employment Agreement (as defined below), as adjusted by the then-current exchange ratio of 0.9248, were converted into 1,238,620 non-exchangeable PSUs in August 2024, rather than on their previously scheduled conversion date of December 31, 2024. See “Executive Compensation — Employment Agreements — Gosin Employment Agreements” below for more information on the schedule and criteria for these NPSUs, and those granted pursuant to the 2023 Gosin Employment Agreement, to convert into non-exchangeable PSUs and to receive exchange rights.

2023 Employment Agreement Awards

Mr. Gosin received a $1,500,000 cash bonus award for 2023 pursuant to the terms of, as well as a discretionary $5,000,000 annual cash bonus as provided by, his employment agreement.

Pursuant to the 2023 Gosin Employment Agreement, Mr. Gosin’s 2023 bonus of $1,500,000 was paid in cash compensation. Also pursuant to the 2023 Gosin Employment Agreement, Mr. Gosin received 4,581,902 NPSUs on February 10, 2023, issued at $8.73 per unit (which was the closing price of Newmark’s Class A common stock on February 10, 2023), of which 1,145,475 NPSUs, or $10,000,000 at $8.73 per unit, was attributed by the Compensation Committee to compensation for each of fiscal years 2022, 2023, 2024 and 2025. The NPSUs are non-exchangeable by their terms, but will convert to non-exchangeable PSUs which will then receive exchange rights.

2022 Employment Agreement Awards

Pursuant to the Rispoli Employment Agreement (as defined below), Mr. Rispoli received an aggregate of 750,000 RSUs, which will vest over a seven-year schedule. Of these RSUs, the Compensation Committee attributed 100,000 RSUs to the signing of the Rispoli Employment Agreement, and 150,000 RSUs to compensation for each of fiscal years 2022, 2023, 2024, and 2025, and 50,000 RSUs to compensation for fiscal year 2026. See “Executive Compensation — Employment Agreements — Rispoli Employment Agreement” for more information on the vesting schedule of these RSUs.

Transactions with and Modifications of Awards to Executive Officers

From time to time, the Compensation Committee generally approves monetization of previously issued and outstanding units or the acceleration of the vesting of RSUs or other awards or other repurchase or monetization transactions in order to provide liquidity to the executives, taking into consideration the retentive impact of the remaining awards held by the executives. See below under “— Former Standing Policy for Howard W. Lutnick” for actions relating to Mr. H. Lutnick’s partnership units in connection with the Standing Policy (as defined below).

Vesting, Replacement and Exchange Right Grants in 2025

On February 5, 2025, the Compensation Committee granted Mr. H. Lutnick 1,148,970 exchange rights with respect to 1,148,970 previously awarded PSUs that were previously non-exchangeable. Also on February 5, 2025, in connection with and immediately following the grant of the 1,148,970 exchange rights, Mr. H. Lutnick exercised exchange rights with respect to 2,859,437 PSUs, at the then-current exchange ratio of 0.9279 shares of Class A common stock per Newmark Holdings unit, for 2,653,272 shares of Class A common stock, delivered less 1,343,905 shares withheld by Newmark for taxes at $14.14 per share, in the amount of 1,309,367 net shares.

On March 15, 2025, 42,865 of Mr. Rispoli’s RSUs vested pursuant to the vesting schedule of the RSUs granted under the Rispoli Employment Agreement, delivered less 15,454 shares withheld by Newmark for taxes at $12.40 per share, in the amount of 27,411 net shares.

On May 2, 2025, Mr. Alvarado received exchangeability on 1,219 PSUs and 1,219 PPSUs with an aggregate determination amount of $18,755, in accordance with a monetization schedule approved before Mr. Alvarado became an executive officer of the Company. Also pursuant to this schedule, on July 28, 2025, Mr. Alvarado received exchangeability on 1,220 PSUs and 1220 PPSUs with an aggregate determination amount of $18,755.

On July 29, 2025, the Compensation Committee (i) granted Mr. Merkel 68,302 shares of Class A common stock following the redemption and cancellation of 73,657 of Mr. Merkel’s non-exchangeable PSUs at the then-current exchange ratio of 0.9273 shares of Class A common stock per unit delivered less 13,158 shares withheld by Newmark for taxes at $14.37 per share, in the amount of 55,144 net shares, and (ii) redeemed 73,657 of Mr. Merkel’s non-exchangeable PPSUs for an aggregate determination value of $795,097.47, less taxes.

On October 1, 2025, Mr. Rispoli received exchangeability on 4,378 PSUs and 4,378 PPSUs with an aggregate determination amount of $41,897, in accordance with the previously approved monetization schedule in connection with the signing of the Rispoli Employment Agreement, and 14,285 of Mr. Rispoli’s RSUs vested pursuant to the vesting schedule of the RSUs granted under the Rispoli Employment Agreement, delivered less 7,293 shares withheld by Newmark for taxes at $18.49 per share, in the amount of 6,992 net shares. For more detail regarding the monetization schedule for Mr. Rispoli’s PSUs and PPSUs entered into in connection with the signing of the Rispoli Employment Agreement, see “— Replacement and Exchange Right Grants in 2022.”

Vesting, Replacement and Exchange Right Grants in 2024

On March 15, 2024, 21,438 of Mr. Rispoli’s RSUs vested pursuant to the vesting schedule of the RSUs granted under the Rispoli Employment Agreement, delivered less 9,980 shares withheld by Newmark for taxes at $10.57 per share, in the amount of 11,458 net shares.

On August 13, 2024, 1,145,476 of Mr. Gosin’s NPSUs were converted into 1,238,620 PSUs as adjusted by the then applicable exchange ratio of 0.9248 pursuant to the 2024 Gosin Employment Agreement. On December 31, 2024, Mr. Gosin received exchange rights on 1/7th of the (i) 1,237,644 PSUs converted on April 1, 2023, and (ii) 1,240,901 PSUs converted on December 31, 2023, resulting in an aggregate of 354,076 exchangeable PSUs.

On September 23, 2024, the Company purchased 795,376 of Mr. Gosin’s previously awarded limited partnership interests at a price per unit of $14.19 (which was $15.34, the closing price of a share of the Company’s Class A common stock on September 23, 2024, multiplied by the then-current exchange ratio of 0.9248).

On October 1, 2024, Mr. Rispoli received exchangeability on 4,378 PSUs and 4,378 PPSUs with an aggregate determination amount of $41,877, in accordance with the previously approved monetization schedule in connection with the signing of the Rispoli Employment Agreement, and 14,285 of Mr. Rispoli’s RSUs vested pursuant to the vesting schedule of the RSUs granted under the Rispoli Employment Agreement, delivered less 7,293 shares withheld by Newmark for taxes at $15.62 per share, in the amount of 6,992 net shares.

Vesting, Replacement and Exchange Right Grants in 2023

On March 30, 2023, (a) 203,186 of Mr. Gosin’s non-exchangeable Newmark Holdings PSUs were redeemed and an aggregate of 189,024 shares of Class A common stock of Newmark were issued, as adjusted by the then applicable exchange ratio of 0.9303, and (b) $3,125,001 associated with Mr. Gosin’s non-exchangeable Newmark Holdings PPSUs was redeemed and used for tax purposes.

In connection with the 2018 year-end compensation cycle, the Compensation Committee approved the issuance of 500,000 Newmark Holdings NPSUs and 500,000 Newmark Holdings NPPSUs with a determination price of $10.05 per unit to Mr. H. Lutnick, effective April 1, 2019. The terms of those awards provided that on or about each April 1 of 2020, 2021, 2022, and 2023, Newmark Holdings would grant an aggregate award of 125,000 non-exchangeable Newmark Holdings PSUs and 125,000 non-exchangeable PPSUs in replacement of 125,000 Newmark Holdings NPSUs and 125,000 Newmark Holdings NPPSUs. Pursuant to this grant, on April 1, 2023, the Company granted Mr. H. Lutnick an aggregate award of 125,000 non-exchangeable PSUs in replacement of the remaining 125,000 NPSUs.

On April 1, 2023, 1,145,494 of Mr. Gosin’s Newmark Holdings NPSUs were converted into 1,237,644 Newmark Holdings PSUs as adjusted by the then applicable exchange ratio of 0.9252 pursuant to the 2023 Gosin Employment Agreement. On December 31, 2023, Mr. Gosin received exchange rights on 1/7th of the 1,237,644 Newmark Holdings PSUs converted on April 1, 2023, resulting in 176,804 exchangeable Newmark Holdings PSUs.

On October 2, 2023, 14,290 of Mr. Rispoli’s RSUs vested pursuant to the vesting schedule of the RSUs granted under the Rispoli Employment Agreement, delivered less 7,296 shares withheld by Newmark for taxes at $6.43 per share, in the amount of 6,994 net shares. On October 13, 2023, Mr. Rispoli received exchangeability on 6,563 PSUs and 2,194 PPSUs with an aggregate determination value of $21,436, in accordance with the previously approved monetization schedule in connection with the signing of the Rispoli Employment Agreement.

On December 31, 2023, 1,145,494 of Mr. Gosin’s Newmark Holdings NPSUs were converted into 1,240,901 Newmark Holdings PSUs as adjusted by the then applicable exchange ratio of 0.9231 pursuant to the 2023 Gosin Employment Agreement.

Replacement and Exchange Right Grants in 2022

In connection with signing the Rispoli Employment Agreement on September 29, 2022, Mr. Rispoli received immediate exchangeability on 25% of his then currently held 88,079 non-exchangeable PSUs and 87,049 non-exchangeable PPSUs (such 25% totaled 23,560 PPSUs with a value of $283,527 and 20,221 PSUs), and will receive monetization rights on another 25% of such units held as of September 29, 2022, split pro-rata into one-fifth (1/5) increments, on or as soon as practicable after October 1 of each of 2023-2027, to the extent such units had not previously been given monetization rights, with each monetization contingent upon Mr. Rispoli performing substantial services exclusively for us or any affiliate, remaining a partner in Newmark Holdings, and complying with the terms of the Rispoli Employment Agreement and any of his obligations to Newmark Holdings, us or any affiliate through such dates.

2021 Lutnick Award

On December 27, 2021, the Compensation Committee approved a one-time bonus award to Mr. H. Lutnick (the “Lutnick Award”), which was evidenced by the execution and delivery of a Retention Bonus Agreement, dated December 28, 2021 (the “Retention Bonus Agreement”), in consideration of his success in managing certain aspects of the Company’s performance as its principal executive officer and Chairman. The bonus award rewarded Mr. H. Lutnick for his efforts in delivering superior financial results for the Company and its stockholders, including in particular his success in creating substantial value for the Company and its stockholders in connection with creating, structuring, hedging and monetizing the forward share contract to receive over time shares of common stock of Nasdaq held by the Company and the strong balance sheet and significant amount of income created from this. A principal reason for structuring the bonus award with a substantial portion to be paid out over three years was also to further incentivize Mr. H. Lutnick to continue to serve as both the Company’s principal executive officer and its Executive Chairman for the benefit of the Company’s stockholders.

The Retention Bonus Agreement provided for an aggregate cash payment of $50 million, which was paid as follows: $20 million within three days of the date of the Retention Bonus Agreement and $10 million within thirty days following vesting on each of the first, second and third anniversaries of the date of the Retention Bonus Agreement. As of December 31, 2024, all payment obligations under the Retention Bonus Agreement and related to the Lutnick Award have been fully satisfied.

Former Standing Policy for Howard W. Lutnick

In March 2018, our Compensation Committee and Audit Committee approved a standing policy (the “Standing Policy”) that gave Mr. H. Lutnick the same right, subject to certain conditions, to accept or waive opportunities that have previously been offered, or that may be offered in the future, to other executive officers to (i) participate in any opportunity to monetize or otherwise provide liquidity with respect to some or all of their non-exchangeable limited partnership units; (ii) accelerate the lapse of or eliminate any restrictions on transferability with respect to shares of restricted stock; or (iii) participate in transactions that monetize and/or provide liquidity of equity or partnership awards granted to other executive officers, including the right to exchange non-distribution earning units such as NPSUs into distribution-earning units such as PSUs, or convert Preferred Units such as PPSUs into regular, non-Preferred Units, such as PSUs, based upon the highest percentage of distribution earning awards and in the same proportion of regular to Preferred Units held by another executive.

The policy provided generally that Mr. H. Lutnick would be treated no less favorably than, and in proportion to, any other executive officer with respect to the change, right or modification of equity or partnership awards, which include, but are not limited to, opportunities (i) to have non-exchangeable units redeemed or replaced by other non-exchangeable units; (ii) to have non-exchangeable units received upon such replacement redeemed by Newmark Holdings for cash, or, with the concurrence of Cantor, granted exchange rights for shares of Newmark’s Class A common stock; (iii) to accelerate the lapse of or eliminate any restrictions on transferability with respect to restricted shares of Class A common stock; and (iv) to replace non-distributing units with distributing units and replace Preferred Units with non-Preferred Units. The policy may also include exchange of units into HDUs or other units with a capital account and the cancellation or redemption of non-exchangeable units and the issuance of new shares or units.

Under the policy, Mr. H. Lutnick had the right to accept or waive in advance some or all of the foregoing opportunities that we may offer to any other executive officer. In each case, Mr. H. Lutnick’s right to accept or waive any opportunity offered to him to participate in any such opportunity would be cumulative (and, accordingly, Mr. H. Lutnick would again have the right to accept or waive the opportunity to participate with respect to such portion previously waived if and when any additional opportunity is offered to any executive officer) and be equal to the greatest proportion of outstanding units and the greatest percentage of shares of restricted stock with respect to which any other executive officer has been or is offered with respect to all of such opportunities. This policy could result in grants to him of exchange rights/cash settlement awards, grants of HDUs or other units with a capital account, the cancellation or redemption of non-exchangeable units and the issuance of new shares or units, or the acceleration of the lapse of restrictions on transferability of shares of restricted stock owned by him.

In connection with the grant to Mr. Rispoli of exchange rights for certain of his units on September 29, 2022 as described above, Mr. H. Lutnick received monetization rights under the Standing Policy. The number of Mr. H. Lutnick’s remaining Newmark Holdings units for which he waived monetization under the Standing Policy, with such future opportunities to be cumulative, included 1,106,095 non-exchangeable Newmark Holdings PSUs and 43,995 non-exchangeable Newmark Holdings PPSUs with a determination amount of $676,642.

On March 30, 2023, Mr. H. Lutnick received monetization rights under the Standing Policy in connection with the Compensation Committee’s approval of the monetization for Mr. Gosin described above. The cumulative number of Mr. H. Lutnick’s units for which he waived exchangeability, with such future opportunities to be cumulative, was 1,113,291 non-exchangeable Newmark Holdings PSUs and 162,549 non-exchangeable Newmark Holdings PPSUs with an aggregate determination amount of $2,500,000.

In connection with the grant to Mr. Rispoli of exchange rights for certain of his units on October 13, 2023, Mr. H. Lutnick received monetization rights under the Standing Policy. The cumulative number of Mr. H. Lutnick’s units for which he waived exchangeability, with such future opportunities to be cumulative, was 1,206,760 non-exchangeable Newmark Holdings PSUs and 162,549 non-exchangeable Newmark Holdings PPSUs with an aggregate determination amount of $2,500,000.

On January 2, 2024, pursuant to the Standing Policy, and in connection with grants of exchangeability made to Mr. Gosin pursuant to the terms of the 2023 Gosin Employment Agreement, the Company granted exchange rights and/or monetization rights under the Standing Policy to Mr. H. Lutnick, and he (i) elected to accept 617,262 exchange rights with respect to 617,262 previously awarded PSUs that were previously non-exchangeable; and (ii) received the right to monetize, and accepted such monetization right for 81,275 previously awarded non-exchangeable PPSUs for a future cash payment of $1,250,000. Mr. H. Lutnick waived all remaining rights, which were cumulative. The aggregate number of Mr. H. Lutnick’s units for which he waived exchange rights or other monetization rights was 617,262 non-exchangeable Newmark Holdings PSUs/NPSUs and 81,275 non-exchangeable Newmark Holdings PPSUs with an aggregate determination amount of $1,250,000 at that time.

On October 23, 2024, pursuant to the Standing Policy, and in connection with the grant of exchangeability made to Mr. Rispoli described above, the Company granted exchange rights and/or monetization rights under the Standing Policy to Mr. H. Lutnick, and he (i) elected to accept 712,347 exchange rights with respect to 712,347 previously awarded PSUs that were previously non-exchangeable; and (ii) received the right to monetize, and accepted such monetization right regarding, 81,275 previously awarded non-exchangeable PPSUs for a future cash payment of $1,250,000.

On January 2, 2025, pursuant to the Standing Policy, and in connection with a grant of exchangeability made to Newmark Holdings units held by Mr. Gosin pursuant to the terms of the 2023 Gosin Employment Agreement, the Company granted exchange rights and monetization rights under the Standing Policy to Mr. H. Lutnick, and he elected to accept 101,133 exchange rights with respect to 101,133 previously awarded PSUs that were previously non-exchangeable.

As of February 18, 2025, the date that Mr. H. Lutnick stepped down from his positions with the Company, Mr. H. Lutnick no longer had units for which he had previously waived monetization rights and for which he could have future monetization rights pursuant to the Standing Policy.

Partnership Enhancement Programs

We have from time to time undertaken partnership redemption and compensation restructuring programs to enhance our employment arrangements by leveraging our unique partnership structure. Under these programs, participating partners generally may agree to extend the length of their employment or service agreements, to accept a larger portion of their compensation in partnership units and to other contractual modifications sought by us. As part of these programs, we may also redeem limited partnership interests for cash and/or other units and grant exchangeability to certain units.

Perquisites

From time to time, we may provide certain of our executive officers with perquisites and other personal benefits that we believe are reasonable. While we do not view perquisites as a significant element of our executive compensation program, we believe that they can be useful in attracting, motivating, and retaining the executive talent for which we compete. From time to time, these perquisites might include travel, transportation, and housing benefits. We believe that these additional benefits may assist our executive officers in performing their duties and provide time efficiencies for them in appropriate circumstances, and we may consider their use in the future. All present or future practices regarding executive officer perquisites will be subject to periodic review and approval by our Compensation Committee.

Mr. Gosin receives the use of a car and driver in connection with his duties as an executive officer. In 2024, such personal benefits had an aggregate incremental cost of approximately $159,664.

We offer medical, dental, life insurance and short- and long-term disability insurance and the opportunity to participate in our 401(k) Plan to all employees on a non-discriminatory basis. Medical insurance premiums are charged to employees at varying levels based on total cash compensation.

Post-Employment Compensation

Pension Benefits

We do not currently provide pension arrangements or post-retirement health coverage for our employees.

Retirement Benefits

Our executive officers are generally eligible to participate in our 401(k) Plan. Pursuant to our 401(k) Plan, all U.S. eligible employees, including our executive officers, are provided with a means of saving for their retirement. While we have a 401(k) match for some of our employees, we currently do not match any of our executive officers’ contributions to our 401(k) Plan.

Nonqualified Deferred Compensation

We do not provide any nonqualified deferred compensation plans to our employees.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, which we refer to as the “CD&A,” set forth in this document with management of the Company and, based on such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in this document.

Dated: November 17, 2025	THE COMPENSATION COMMITTEE
Virginia S. Bauer, Chair
Jay Itzkowitz
Kenneth A. McIntyre

EXECUTIVE COMPENSATION

Summary Compensation Table

(a) Name and Principal Position	(b) Year	(c) Salary ($)	(d) Bonus ($)(1)	(e) Equity Awards ($)(2)(3)	(f) Option Awards ($)	(g) Non-Equity Incentive Plan Compensation ($)(4)	(h) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(i) All Other Compensation ($)		(j) Total ($)
Howard W. Lutnick,	2024	1,000,000	10,000,000	—	—	9,000,000	—	—		20,000,000
Executive Chairman	2023	1,000,000	10,000,000	—	—	9,000,000	—	—		20,000,000
	2022	1,000,000	10,000,000	—	—	9,000,000	—	—		20,000,000
Barry M. Gosin,	2024	1,000,000	6,500,000	20,000,000	—	—	—	159,664	(5)	27,659,664
Chief Executive	2023	1,000,000	6,500,000	40,000,000	—	—	—	238,735	(5)	47,738,735
Officer	2022	1,000,000	1,500,000	—	—	—	—	114,072	(5)(6)	2,614,072
Michael J. Rispoli,	2024	850,000	—	—	—	600,000	—	—		1,450,000
Chief Financial	2023	850,000	—	—	—	500,000	—	—		1,350,000
Officer	2022	850,000	—	5,650,000	—	500,000	—	—		7,000,000
Stephen M. Merkel,	2024	500,000	—	—	—	1,150,000	—	—		1,650,000
Chief Legal Officer	2023	500,000	—	—	—	1,000,000	—	—		1,500,000
	2022	500,000	—	—	—	1,000,000	—	—		1,500,000

____________

(1)      Column (d) includes $10,000,000 paid to Mr. H. Lutnick in each of 2024, 2023 and 2022 in connection with the 2021 Lutnick Award described above under “2021 Lutnick Award.”

          For Mr. Gosin, the $6,500,000 in column (d) for 2024 represents the $5,000,000 cash retention bonus paid to Mr. Gosin in 2024 in connection with the terms of the 2024 Gosin Employment Agreement and the $1,500,000 cash bonus Mr. Gosin received with respect to 2023 pursuant to the terms of the 2023 Gosin Employment Agreement; the $6,500,000 in column (d) for 2023 represents the $5,000,000 discretionary cash bonus paid to Mr. Gosin in 2023 and approved by the Compensation Committee on December 12, 2023 and the $1,500,000 cash bonus Mr. Gosin received with respect to 2023 pursuant to the terms of the 2023 Gosin Employment Agreement; and the $1,500,000 in column (d) for 2022 represents the cash bonus Mr. Gosin received with respect to 2022 pursuant to the terms of the 2023 Gosin Employment Agreement.

(2)      Column (e) does not include units, that have previously appeared in the Summary Compensation Table as compensation in prior years and were reflected in column (g) of the table for each of those prior years at their full notional dollar values, or the monetization thereof.

          See “Compensation Discussion and Analysis — Transactions with and Modifications of Awards to Executive Officers” and “Compensation Discussion and Analysis — Former Standing Policy for Howard W. Lutnick” for a discussion of the monetization events in 2024, 2023 and 2022 relating to these previously reported units.

(3)      The 2024 amount of $20,000,000 under column (e) for Mr. Gosin represents the fair value at the time of grant of 1,694,915 non-exchangeable Newmark Holdings NPSUs granted in 2024 to Mr. Gosin at $11.80 per unit (which was the price of our Class A common stock on August 7, 2024), which had a schedule for the grant of exchange rights pursuant to the terms of the 2024 Gosin Employment Agreement. The grant date fair values of these awards are presented in their totality in calendar year 2024 in accordance with SEC rules but were attributed by the Compensation Committee to Mr. Gosin’s compensation with respect to each of calendar years 2026 and 2025 ($15,000,000 attributed to calendar year 2026 and $5,000,000 attributed to calendar year 2025). Including only the amounts of these awards attributed by the Compensation Committee to 2024, and including the amounts attributed to 2024 relating to Mr. Gosin’s $40,000,000 award granted in 2023 as described below, Mr. Gosin’s total compensation attributed to 2024 was $17,659,664.

          The 2023 amount of $40,000,000 under column (e) for Mr. Gosin represents the fair value at the time of grant of 4,581,902 non-exchangeable Newmark Holdings NPSUs granted in 2023 to Mr. Gosin at $8.73 per unit (which was the price of our Class A common stock on February 10, 2023), which had a schedule for the grant of exchange rights pursuant to the terms of the 2023 Gosin Employment Agreement. The grant date fair values of these awards are presented in their totality in calendar year 2023 in accordance with SEC rules but were attributed ratably (in $10,000,000 increments for each year) by the Compensation Committee to Mr. Gosin’s compensation with respect to each of calendar years 2025, 2024, 2023 and 2022. Including only the amounts of these awards attributed by the Compensation Committee to 2023, Mr. Gosin’s total compensation attributed to 2023 was $17,738,735.

          The 2022 amount under column (e) for Mr. Gosin excludes $10,000,000 awarded to Mr. Gosin pursuant to the 2023 Gosin Employment Agreement that the Compensation Committee attributed to compensation year 2022 when determining his compensation, as described above. The grant date fair values of these awards are presented in their totality in calendar year 2023 in accordance with SEC rules but were attributed ratably (in $10,000,000 increments for each year) by the Compensation Committee to Mr. Gosin’s compensation with respect to each of calendar years 2025, 2024, 2023 and 2022. Including the amounts of these awards attributed by the Compensation Committee to 2022, Mr. Gosin’s total compensation attributed to 2022 was $12,614,072.

          See “— Employment Agreements — Gosin Employment Agreement” below for more information, including regarding the criteria and schedule for the grant of exchange rights to the units described above.

          The 2022 amount of $5,650,000 under column (e) for Mr. Rispoli represents the fair value at the time of grant of the 750,000 Newmark RSUs granted to Mr. Rispoli in connection with the execution of the Rispoli Employment Agreement on September 29, 2022. The award consisted of: (i) 100,000 Newmark RSUs granted as consideration for entering into the Rispoli Employment Agreement, (ii) 400,000 Newmark RSUs presented in their totality in calendar year 2022 in accordance with SEC rules but attributed ratably by the Compensation Committee to Mr. Rispoli’s compensation with respect to each of calendar years 2025, 2024, 2023, and 2022 (100,000 RSUs attributed to each year), and (iii) 250,000 RSUs presented in their totality in calendar year 2022 in accordance with SEC rules but attributed ratably by the Compensation Committee to Mr. Rispoli’s compensation with respect to each of calendar years 2026, 2025, 2024, 2023, and 2022 (50,000 RSUs attributed to each year). Including only the amounts of these awards attributed by the Compensation Committee to 2024, 2023, and 2022, Mr. Rispoli’s total compensation attributed to each of these years was $2,950,000, $2,850,000, and $2,850,000, respectively. See “— Employment Agreements — Rispoli Employment Agreement” below for more information, including the schedule for the vesting of these RSUs. Information regarding the assumptions used in computing the fair value of the RSUs is included in “Note 27. Compensation” to the consolidated financial statements included in Part II, Item 8 of the 2024 Form 10-K.

(4)      The awards represented in column (g) for 2024 reflect the bonus awards to our named executive officers (“NEOs”) under our Incentive Plan, and were approved on January 13, 2025. For 2024, Mr. H. Lutnick’s Incentive Plan bonus was paid $4,000,000 in cash and $5,000,000 in the form of 419,112 shares of our Class A common stock, based upon the closing price of $11.93 of our Class A common stock on January 13, 2025; Mr. Rispoli’s bonus was paid $600,000 in cash; and Mr. Merkel’s bonus was paid $737,500 in cash and $412,500 in the form of 18,682 non-exchangeable PSUs and 18,682 non-exchangeable PPSUs. The approval and issuance of Mr. Merkel’s PSU and PPSU awards were effective April 1, 2025 and reflect a price of $11.04 per unit (the closing price of our Class A common stock of $11.93 as of January 13, 2025 as adjusted by the then applicable exchange ratio of 0.9257).

          For 2023, Mr. H. Lutnick’s Incentive Plan bonus was paid $4,000,000 in cash and $5,000,000 in the form of 500,000 non-exchangeable Newmark Holdings PSUs at $10.00 per unit; Mr. Rispoli’s bonus was paid $500,000 in cash; and Mr. Merkel’s bonus was paid $500,000 in cash and $500,000 in the form of 25,000 non-exchangeable Newmark Holdings PSUs and 25,000 non-exchangeable Newmark Holdings PPSUs at $10.00 per unit.

          For 2022, Mr. H. Lutnick’s Incentive Plan bonus was paid $4,000,000 in cash and $5,000,000 in the form of 772,798 non-exchangeable Newmark Holdings PSUs at $6.47 per unit; Mr. Rispoli’s bonus was paid $500,000 in cash; and Mr. Merkel’s bonus was paid $500,000 in cash and $500,000 in the form of 38,640 non-exchangeable Newmark Holdings PSUs and 38,640 non-exchangeable Newmark Holdings PPSUs at $6.47 per unit.

(5)      Mr. Gosin receives the use of a car and driver in connection with Mr. Gosin’s duties. Such personal benefits had an aggregate incremental cost of approximately $113,426 in 2022, $238,735 in 2023 and $159,664 in 2024.

(6)      For 2022, Mr. Gosin received commissions in the amount of $646 payable in connection with brokerage transactions. This amount was paid $65 in cash and $581 in the form of 1,519 non-exchangeable Newmark Holdings NPSUs.

Grants of Plan-Based Awards

The following table shows all grants of plan-based awards to the named executive officers in 2024:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date	Estimated Possible Payouts Under Non Equity Incentive Plan			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Grant Awards: Number of Shares of Stock or Units(2) (#)	All Other Grant Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)(1)	Threshold (#)	Target (#)	Maximum (#)
Howard W. Lutnick		—	—	25,000,000	—	—	—	—	—	—	—
Barry M. Gosin		—	—	25,000,000	—	—	—	—	—	—	—
	10/1/2024	—	—	—	—	—	—	1,694,915	—	—	20,000,000
Michael J. Rispoli		—	—	25,000,000	—	—	—	—	—	—	—
Stephen M. Merkel		—	—	25,000,000	—	—	—	—	—	—	—

____________

(1)      The amounts in column (e) reflect the maximum possible individual payment under the Incentive Plan. During 2024, there were no specific minimum and target levels under the Incentive Plan. The $25,000,000 maximum amount was the maximum annual amount available for payment to any one executive officer under the Incentive Plan at the time the Performance Goals were established, and our Compensation Committee retained negative discretion to award less than this amount. Actual amounts paid to each named executive officer for 2024 are set forth in column (g) of the Summary Compensation Table.

(2)      On August 7, 2024, Mr. Gosin entered into the 2024 Gosin Employment Agreement, pursuant to which he received an aggregate of 1,694,915 NPSUs which will be converted into PSUs which will receive exchange rights as scheduled in his employment agreement, and which had an aggregate grant date fair value of $20,000,000. See “— Employment Agreements — Gosin Employment Agreement” below for more information, including regarding the criteria and schedule for the grant of exchange rights to these units.

Outstanding Equity Awards at Fiscal Year End

None of the named executive officers held any unexercised options as of December 31, 2024. The following table shows all exchangeable units representing a right to acquire shares of our Class A common stock and unvested RSUs held by each of the named executive officers as of December 31, 2024:

	Option Awards					Stock Awards
(a) Name	(b) Number of Securities Underlying Unexercised Options/ Exchangeable Units Exercisable/ Exchangeable (#)(1)	(c) Number of Securities Underlying Unexercised Options/ Exchangeable Units Unexercisable/ Unexchangeable (#)	(d) Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	(e) Option Exercise Price ($)	(f) Option Expiration Date	(g) Number of Shares or Units of Stock That Have Not Vested (#)(3)	(h) Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	(i) Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	(j) Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Howard W. Lutnick	1,493,000	—	—	—	—	—	—	—	—
Barry M. Gosin	328,547	—	—	—	—	—	—	—	—
Michael J. Rispoli	29,320	—	—	—	—	—	—	—	—
	—	—	—	—	—	699,987	8,966,833	—	—
Stephen M. Merkel	—	—	—	—	—	—	—	—	—

____________

(1)      The numbers in column (b) represent the number of shares of Class A common stock issuable if the exchangeable Newmark Holdings spin-off units granted in connection with the Spin-Off (“SPUs”), PSUs, and granted in connection with acquisitions (“APSUs”) held by our NEOs, were exchanged on December 31, 2024 at a 1:0.9279 basis (based on the exchange ratio as of December 31, 2024) for shares of Newmark’s Class A common stock. As of December 31, 2024, the closing market price of a share of Class A common stock was $12.81.

          For Mr. H. Lutnick, column (b) represents 1,522,956 exchangeable Newmark Holdings PSUs, and 86,377 exchangeable SPUs held as of December 31, 2024, which if exchanged at the exchange ratio as of December 31, 2024 for shares of Newmark’s Class A common stock, would be exchanged for 1,493,300 shares. Column (b) does not include 162,549 exchangeable PPSUs held by Mr. H. Lutnick as of December 31, 2024 because they do not represent a right to acquire shares of Class A common stock. These PPSUs are exchangeable for cash in connection with the exchange of the related PSUs for shares based upon the applicable determination price of each grant of PPSUs, which had a weighted-average determination price of $15.38, for an aggregate of $2,500,000.

          For Mr. Gosin, column (b) represents 354,076 exchangeable Newmark Holdings PSUs held as of December 31, 2024, which if exchanged at the exchange ratio as of December 31, 2024 for shares of Newmark’s Class A common stock, would be exchanged for 328,547 shares.

          For Mr. Rispoli, column (b) represents 31,162 exchangeable Newmark Holdings PSUs, and 436 exchangeable Newmark Holdings SPUs held as of December 31, 2024, which if exchanged at the exchange ratio as of December 31, 2024 for shares of Newmark’s Class A common stock, would be exchanged for 29,320 shares. Column (b) does not include 30,132 exchangeable PPSUs held by Mr. Rispoli as of December 31, 2024 because they do not represent a right to acquire shares of Class A common stock. These PPSUs are exchangeable for cash in connection with the exchange of the related PSUs for shares based upon the applicable determination price of each grant of PPSUs, which had a weighted-average determination price of $11.51, for an aggregate of $346,841.

          As of December 31, 2024, the executives held the following non-exchangeable Newmark Holdings PSUs, APSUs, or NPSUs after conversion into PSUs that were eligible to be granted exchange rights into Newmark Class A common stock: Mr. H. Lutnick: 1,250,103 units; Mr. Gosin: 6,911,810 units (inclusive of the non-exchangeable units described below in footnote (2)); Mr. Rispoli: 56,916 units; and Mr. Merkel: 128,632 units.

          As of December 31, 2024, Messrs. Rispoli and Merkel did not hold any Newmark Holdings NPSUs/NPPSUs that are eligible to be replaced by non-exchangeable Newmark Holdings PSUs/PPSUs, which in turn would be eligible to be granted exchange rights for shares of Newmark Class A common stock or cash.

          Column (b) also does not include non-exchangeable Newmark Holdings PPSUs held as of December 31, 2024 because they did not represent a right to acquire our Class A common stock. As of December 31, 2024, the non-exchangeable Newmark Holdings PPSUs held by the named executive officers were as follows: Mr. H. Lutnick: 0 units; Mr. Gosin: 0 units; Mr. Rispoli: 56,916 non-exchangeable PPSUs, which had a weighted-average determination price of $11.78, for an aggregate of $670,256; Mr. Merkel: 128,632 non-exchangeable PPSUs, which had a weighted-average determination price of $9.63, for an aggregate of $1,239,036.

(2)      For Mr. Gosin, column (d) excludes (i) the aggregate of 1,238,620 non-exchangeable PSUs that Mr. Gosin received in conversion of 1,145,476 NPSUs, as adjusted by the then current exchange ratio, pursuant to the 2024 Gosin Employment Agreement on August 7, 2024; (ii) the 1,145,474 NPSUs remaining from the award of 4,581,902 NPSUs that Mr. Gosin received on February 10, 2023; and (iii) 1,694,915 NPSUs that Mr. Gosin received on August 7, 2024. These PSUs began receiving exchange rights in ratable portions on December 31, 2023, in accordance with the terms and conditions as set forth in the 2023 Gosin Employment Agreement. See “— Employment Agreements — Gosin Employment Agreement” below for more information and the schedule of the grant of exchange rights to these units.

(3)      Mr. Rispoli’s unvested 699,987 Newmark RSUs had an aggregate market value of $8,966,833 as of December 31, 2024, based on the closing price of our Class A common stock of $12.81 on December 31, 2024. See “— Employment Agreements — Rispoli Employment Agreement” for more information on the vesting schedule of these RSUs.

Option Exercises and Stock Vested

During 2024, Newmark had no outstanding stock options and no options were exercised by any of the named executive officers. During 2024, certain RSUs held by Mr. Rispoli vested pursuant to the terms of the Rispoli Employment Agreement, as detailed in the following table:

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
Michael J. Rispoli	—	—	35,723	$449,731

____________

(1)      Represents the aggregate fair market value of (i) Mr. Rispoli’s 21,438 shares of Class A common stock that vested on March 15, 2024 pursuant to the terms of the RSUs issued under his employment agreement, calculated based upon the closing price of the Company’s Class A common stock on March 15, 2024, which was $10.57, and (ii) Mr. Rispoli’s 14,285 shares of Class A common stock that vested on October 1, 2024 pursuant to the terms of the RSUs issued under his employment agreement, calculated based upon the closing price of the Company’s Class A common stock on October 1, 2024, which was $15.62. See “— Employment Agreements — Rispoli Employment Agreement” for more information on the vesting schedule of these RSUs.

Potential Payments upon Termination and Change in Control

The following table provides information regarding the estimated amounts payable to the named executive officers listed below if the specified events had occurred on December 31, 2024 under their change in control and other agreements, described below, as in effect on December 31, 2024. Accordingly, the following disclosure does not reflect changes in circumstances after December 31, 2024, such as Mr. H. Lutnick stepping down from his positions at the Company and the termination of his Change in Control Agreement. In addition, as of December 31, 2024, Mr. Merkel was not eligible for additional benefits upon termination or a change in control and had not entered into the Change of Control Agreement described below under “— Change of Control Agreements — Merkel Agreement.” All amounts are determined, where applicable, using the $12.81 closing market price of our Class A common stock as of December 31, 2024, in accordance with SEC rules, and the exchange ratio of 0.9279 as of December 31, 2024. All amounts, including estimated vesting of compensation and tax gross-up payments, are subject to the specific terms and conditions set forth in the applicable change in control or other agreements and applicable law. Terms used below are as defined in the applicable agreement.

Name	Base Salary	Bonus ($)	Earned but Unpaid Commissions	Lump- Sum Payment	Non- Compete Payments ($)	Vesting of Equity Compensation ($)	Welfare Benefit Continuation ($)	Tax Gross- Up Payment ($)	Total ($)
Howard W. Lutnick(1)(2)
Termination of Employment in connection with a Change in Control	2,000,000	18,000,000	—	—	—	14,859,223	136,016	—	34,995,239
Extension of Employment in connection with a Change in Control/Subsequent Termination without Cause within Three Years	1,000,000	9,000,000	—	—	—	14,859,223	136,016	—	24,995,239
Barry M. Gosin(3)(4)(5)(6)
Termination of Employment due to death prior to a Change of Control	—	1,500,000	—	—		84,780,625	—	—	86,280,625
Termination of Employment due to disability prior to a Change of Control	—	1,500,000	—	—		48,395,242	—	—	49,895,242
Termination of Employment without Cause during the term of the Employment Agreement other than death or disability	2,000,000	3,000,000	—	—	2,000,000	84,780,625	—	—	91,780,625
Termination of Employment without Cause in connection with a Change of Control	—	—	—	12,500,000	2,000,000	84,780,625	73,162	—	99,353,787
Michael J. Rispoli(7)(8)
Termination of Employment without Cause in connection with a Change of Control	—	—	—	1,500,000	—	10,313,627	32,657	—	11,846,284

____________

(1)      If a Change in Control occurred on December 31, 2024 and Mr. H. Lutnick elected to terminate his employment prior to such time, Mr. H. Lutnick would have had the right to receive a lump sum cash payment in an amount equal to the product of (i) two and (ii) the sum of (A) his annual base salary of $1,000,000 and (B) his prior year annual bonus of $9,000,000. If a Change in Control occurred on December 31, 2024 and Mr. H. Lutnick did not so elect, and again in the subsequent event that, during the three-year period immediately following a Change in Control, Mr. H. Lutnick’s employment is terminated without Cause (other than by reason of his death or Disability), in each instance Mr. H. Lutnick would have the right to receive a lump sum cash payment in an amount equal to the sum of his annual base salary of $1,000,000 and his prior year annual bonus of $9,000,000.

          Immediately prior to a Change in Control, Mr. H. Lutnick would have had the right to receive (i) replacement of any partnership units ineligible for exchange rights with new partnership units eligible for such exchange rights; (ii) grants of immediately exercisable exchange rights into stock or cash, as applicable, with respect to any non-exchangeable limited partnership units (including those replacement units described in clause (i)); and (iii) the immediate lapse of any restrictions on transferability of any shares of restricted stock and vesting of any restricted stock units held by him at such time.

          As of December 31, 2024, Mr. H. Lutnick held 1,250,103 non-exchangeable PSUs. Based on the closing price of Newmark Class A common stock of $12.81 on December 31, 2024 and the exchange ratio of 0.9279 as of December 31, 2024 with respect to the distribution earning units, the aggregate fair value of the shares and cash underlying such grants would have been $14,859,223.

          As of December 31, 2024, Mr. H. Lutnick did not hold any shares of our restricted stock or restricted stock units. See “— Change of Control Agreements.”

(2)      Mr. H. Lutnick was also entitled to a tax gross-up for excess parachute payments, if any, that would be due in respect of the impact a Change in Control would have on certain of his outstanding partnership units as stated in footnote (1). There is no aggregate tax-gross up payment upon either a termination of employment, or upon an extension of employment, in connection with a Change in Control due when calculated based upon the equity compensation in footnote (1), and base salary, bonus, and welfare benefit continuation as of December 31, 2024.

(3)      Upon a termination of Mr. Gosin due to death or permanent physical disability, (i) any unpaid Cash Bonus amount due with respect to a completed calendar year shall be paid in full; (ii) any unpaid Cash Bonus amount due with respect to the calendar year in which the date of termination occurs shall be paid pro-rata for the period of January 1 of such year to the date of termination; (iii) a prorated number of NPSUs issued as Deferred Comp Bonuses (as defined below) and scheduled to convert into PSUs on the next applicable Conversion Date will so convert (and any remaining NPSUs subject to the Deferred Comp Bonuses shall be forfeited in the case of disability); and (iv) Mr. Gosin’s then non-exchangeable units, but excluding any portion of the Deferred Comp Bonuses in NPSU form in the case of disability, will, as determined by the General Partner of Newmark Holdings and as adjusted by the then-current exchange ratio, as applicable, be (y) redeemed for cash or stock ratably over the first (1st) through third (3rd) anniversaries of such termination or (z) exchanged into restricted shares of stock and become transferable ratably over the first (1st) through third (3rd) anniversaries of such termination. See “— Employment Agreements — Gosin Employment Agreement” below.

          As of December 31, 2024, Mr. Gosin held 6,911,810 non-exchangeable units, of which 4,071,421 were not a portion of the Deferred Comp Bonuses in NPSU form. Based on the closing price of our Class A common stock of $12.81 on December 31, 2024 and the exchange ratio of 0.9279 as of December 31, 2024 with respect to the distribution earning units (i.e., the exchange ratio is not applicable to the NPSUs), the value of the monetization of his units would have been $48,395,242.

(4)      Upon a termination of Mr. Gosin’s employment without Cause, Mr. Gosin shall receive (i) any unpaid Cash Bonus amounts on the originally scheduled payment dates; and (ii) Mr. Gosin’s then non-exchangeable units will, as determined by the General Partner of Newmark Holdings and adjusted by the then-current exchange ratio, as applicable, be (y) redeemed for cash or stock ratably over the first (1st) through third (3rd) anniversaries of such termination or (z) exchanged into restricted shares of stock and become transferable ratably over the first (1st) through third (3rd) anniversaries of such termination. See “— Employment Agreements — Gosin Employment Agreement” below.

          As of December 31, 2024, Mr. Gosin held 6,911,810 non-exchangeable units. Based on the closing price of our Class A common stock of $12.81 on December 31, 2024 and the exchange ratio of 0.9279 as of December 31, 2024 with respect to the distribution earning units (i.e., the exchange ratio is not applicable to the NPSUs), the value of the monetization of his units would have been $84,780,625.

(5)      Upon a Change of Control, Mr. Gosin’s then non-exchangeable units will, as determined by the General Partner of Newmark Holdings and adjusted by the then-current exchange ratio, as applicable, be (y) redeemed for cash or stock ratably over the first (1st) through third (3rd) anniversaries of such termination or (z) exchanged into restricted shares of stock and become transferable ratably over the first (1st) through third (3rd) anniversaries of such termination. In the event that, during the three-year period immediately following a Change of Control, Mr. Gosin’s employment is terminated without Cause, Mr. Gosin would also have the right to receive: (i) a lump sum cash payment of $12,500,000; and (ii) certain medical benefits. See “— Employment Agreements — Gosin Employment Agreement” below.

          As of December 31, 2024, Mr. Gosin held 6,911,810 non-exchangeable units. Based on the closing price of our Class A common stock of $12.81 on December 31, 2024 and the exchange ratio of 0.9279 as of December 31, 2024 with respect to the distribution earning units (i.e., the exchange ratio is not applicable to the NPSUs), the value of the monetization of his units would have been $84,780,625.

(6)      As of December 31, 2024, following a termination of Mr. Gosin’s employment for any reason, he would be eligible to receive a monthly cash payment equal to $83,333 in exchange for his compliance with non-compete obligations for 24 months. See “— Employment Agreements — Gosin Employment Agreement” below for more information, as well information regarding the intention as of the execution of the 2024 Gosin Employment Agreement of the General Partner of Newmark Holdings regarding compensation that Mr. Gosin may receive upon his permanent retirement from the real estate brokerage industry.

(7)     Upon a Change of Control, (i) any PSUs or PPSUs held by Mr. Rispoli will be redeemed for cash or stock ratably over the first through third anniversaries of such Change of Control, or exchanged into restricted stock that becomes transferable ratably over the first through third anniversaries of such Change of Control, in each case as adjusted by the then-current exchange ratio and determined by Newmark Holdings, and (ii) any then-unvested RSUs held by Mr. Rispoli that would not otherwise vest under their terms by the third anniversary of such Change of Control will vest into stock or cash ratably over the first through third anniversaries of such Change of Control, provided that Mr. Rispoli remains employed and in good standing pursuant to the employment agreement. See “— Change of Control Agreements.”

          As of December 31, 2024, Mr. Rispoli held 56,917 non-exchangeable PSUs. Based on the closing price of our Class A common stock of $12.81 on December 31, 2024 and the exchange ratio of 0.9279 as of December 31, 2024, the value of monetization of his units would have been $676,538.

          As of December 31, 2024, Mr. Rispoli held 56,917 PPSUs with a determination amount of $670,256.

          As of December 31, 2024, Mr. Rispoli held 699,987 RSUs. Based on the closing price of Class A common stock of $12.81 on December 31, 2024, these 699,987 RSUs had a value of $8,966,833.

(8)      Additionally, in the event that, during the three-year period immediately following a change of control, Mr. Rispoli’s employment is terminated without Cause, Mr. Rispoli will be entitled to a lump-sum payment of $1,500,000 subject to delivery by Mr. Rispoli to the Company of an irrevocable release of claims in favor of the Company and its affiliates in customary form. See “— Employment Agreements — Rispoli Employment Agreement.”

Change of Control Agreements

Historical Howard W. Lutnick Agreement

On December 13, 2017, Mr. H. Lutnick entered into the Change of Control Agreement with us providing that, upon a change in control, all stock options, RSUs, restricted stock, and other awards based on shares of our Class A common stock held by him immediately prior to such change in control would vest in full and become immediately exercisable, and all limited partnership units in Newmark Holdings would, if applicable, vest in full and be granted immediately exchangeable exchange rights for shares of our Class A common stock. The Change of Control Agreement also contains provisions relating to the continuation of medical and life insurance benefits for two years following termination or extension of employment, as applicable.

Under the Change of Control Agreement, if a change in control of the Company occurred (which would occur in the event that none of Cantor or any of its affiliates has a controlling interest in us) and Mr. H. Lutnick elected to terminate his employment with us upon the change in control pursuant to a written notice of his resignation provided at any time prior to the change in control, he would receive a lump sum cash payment equal to two times the sum of his annual base salary and his prior year’s annual bonus, and receive medical benefits for two years after the termination of his employment (provided that, if Mr. H. Lutnick became re-employed and is eligible to receive medical benefits under another employer-provided plan, the former medical benefits would be secondary to the latter). If a change in control occurred and (i) Mr. H. Lutnick did not so elect to terminate his employment with us or (ii) in the event that, during the three-year period following the change in control, his employment was terminated by us (other than by reason of his death or disability), he would receive a lump sum cash payment equal to his annual base salary and his prior year’s annual bonus, and receive medical benefits (provided, in the event of (ii), that such medical benefits will be received for two years after the termination of his employment and provided, further, that if Mr. H. Lutnick became re-employed and is eligible to receive medical benefits under another employer-provided plan, the former medical benefits will be secondary to the latter). The Change of Control Agreement further provided for certain tax gross-up payments, provided for no duty of Mr. H. Lutnick to mitigate amounts due by seeking other employment and provided for payment of legal fees and expenses as a result of any dispute with respect to the Change of Control Agreement. The Change of Control Agreement further provided for indemnification of Mr. H. Lutnick in connection with a challenge thereof. In the event of death or disability, or termination in the absence of a change in control, Mr. H. Lutnick would be paid only his accrued salary to the date of death, disability, or termination. The Change of Control Agreement was terminable by the Company upon two years’ advance notice on or after the 10-year anniversary of the closing of the IPO (as defined below).

On February 18, 2025, Mr. H. Lutnick was confirmed by the United States Senate as the 41st Secretary of Commerce. Following his confirmation, Mr. H. Lutnick stepped down as Chairman of the Board and Executive Chairman of the Company and as principal executive officer. As a result, the Change of Control Agreement with him was terminated.

Gosin Agreement

On February 10, 2023, Mr. Gosin entered into an amended and restated employment agreement with Newmark Partners, L.P. (“Newmark OpCo”) and Newmark Holdings which replaced his prior employment agreement, as amended from time to time, effective as of December 1, 2017, and which includes certain change of control provisions. On August 7, 2024, Mr. Gosin entered into a further amended and restated employment agreement, which also includes certain change of control provisions. See the heading “— Employment Agreements — Gosin Employment Agreement” below for more information.

Rispoli Agreement

On September 29, 2022, Mr. Rispoli entered into an employment agreement with Newmark OpCo and Newmark Holdings which includes certain change of control provisions. See“— Employment Agreements — Rispoli Employment Agreement” below for more information.

Merkel Agreement

On February 18, 2025, Mr. Merkel entered into a Change of Control Agreement with the Company (the “Merkel CIC Agreement”). Under the Merkel CIC Agreement, if a Change of Control (as defined in the Merkel CIC Agreement) of the Company occurs, Mr. Merkel will be entitled to monetization of, and the Company’s redemption of, his then non-exchangeable PSUs over three years following the Change of Control, provided he continues providing substantial services to the Company or any affiliate during that time, and subject to the other terms of the Merkel CIC Agreement. Additionally, in the event he is terminated without Cause (as defined in the Merkel CIC Agreement) within three years following the Change of Control, he will be paid (i) a lump sum of his then-current annualized salary, plus his annual discretionary bonus with respect to the fiscal year completed immediately before the Change of Control, (ii) two years of medical benefits, and (iii) continued monetization of his PSUs over the foregoing schedule notwithstanding his termination of employment.

Employment Agreements

Gosin Employment Agreement

On February 10, 2023, Mr. Gosin entered into an employment agreement (the “2023 Gosin Employment Agreement”) with Newmark OpCo and Newmark Holdings, which replaced his prior employment agreement, as amended from time to time, effective as of December 1, 2017. In connection with the 2023 Gosin Employment Agreement, the Compensation Committee approved (i) for an initial term (the “Initial Term”) through at least 2025, an annual cash bonus of $1,500,000; (ii) an upfront award of four tranches of 1,145,475 NPSUs each (calculated by dividing $10,000,000 by the Company’s stock price of $8.73 on February 10, 2023) attributable to each year of 2022, 2023, 2024, and 2025 and (iii) the continued ability to receive discretionary bonuses, if any, subject to approval of the Compensation Committee (the “First NPSUs Deferred Comp Award”).

On August 7, 2024 (the “2024 Gosin Employment Agreement Effective Date”), Mr. Gosin entered into a Second Amended and Restated Employment Agreement with Newmark OpCo and Newmark Holdings (the “2024 Gosin Employment Agreement”), which superseded and replaced the Gosin Employment Agreement. In connection with the execution of the 2024 Gosin Employment Agreement and as consideration for his continued service, in addition to the awards previously provided for by the 2023 Gosin Employment Agreement, Mr. Gosin was granted (i) a one-time cash retention payment of $5,000,000, subject to continued employment in good standing through December 31, 2026; (ii) an award of 1,694,915 NPSUs, effective as of October 1, 2024, calculated by dividing the total NPSU award by the closing stock price on August 7, 2024, of which $5,000,000 of NPSUs are attributable to calendar year 2025 and $15,000,000 of NPSUs are attributable to calendar year 2026 (the “Second NPSUs Deferred Comp Award,” and together with the First NPSUs Deferred Comp Award, collectively, the “Deferred Comp Bonuses”); and (iii) a cash bonus in the gross amount of $1,500,000 with respect to calendar year 2026, payable in calendar year 2027 at such time as bonuses with respect to calendar year 2026 are generally distributed to other similarly situated employees of Newmark OpCo in connection with the year-end compensation review process. Mr. Gosin’s annual total contractual compensation under the 2024 Gosin Employment Agreement would be $17,500,000 for each of calendar years 2024, 2025, and 2026 (comprised of $1,000,000 salary and $16,500,000 in combined NPSUs and cash awards attributed by the Company) and consistent with his total compensation for calendar year 2023 pursuant to the 2023 Gosin Employment Agreement.

Subject to the terms of the 2024 Gosin Employment Agreement and the grant documents under which the Second NPSUs Deferred Comp Award was awarded, 25% of the Second NPSUs Deferred Comp Award shall convert into non-exchangeable PSUs on December 31, 2025, and 75% of the Second NPSUs Deferred Comp Award shall convert into non-exchangeable PSUs on December 31, 2026, in each case as adjusted by the then current exchange ratio, subject to the requirements that, as of each applicable conversion date (i) the Company (including its affiliates) earns, in the aggregate, at least $10,000,000 in gross revenues in the calendar quarter in which the applicable conversion is to occur, and (ii) except as otherwise provided in the 2024 Gosin Employment Agreement, Mr. Gosin continues to perform substantial services exclusively for Newmark OpCo or any of its affiliates, remains a partner in Newmark Holdings, and complies with the terms of the 2024 Gosin Employment Agreement and any of his obligations to Newmark Holdings, Newmark OpCo or any affiliate. 25% of each of the 2025 and 2026 tranches in non-exchangeable PSUs received upon conversion of the Second NPSUs Deferred Comp Award will receive exchange rights on December 31 of each year after such conversion, consistent with the schedule for the grant of exchange rights provided for the NPSUs Mr. Gosin received in connection with the 2023 Gosin Employment Agreement, which remains unchanged other than that 1,145,476 of Mr. Gosin’s NPSUs previously awarded under the 2023 Gosin Employment Agreement were adjusted by the exchange ratio and converted into 1,238,620 non-exchangeable PSUs as soon as practicable after the 2024 Gosin Employment Agreement Effective Date, rather than on their previously scheduled conversion date of December 31, 2024. Such PSUs will continue to receive exchange rights as previously contemplated in the 2023 Gosin Employment Agreement.

In accordance with the 2023 Gosin Employment Agreement (as maintained by the 2024 Gosin Employment Agreement), Mr. Gosin’s NPSUs award had the following features: (i) the NPSUs shall convert into non-exchangeable PSUs, provided that, as of each applicable conversion date: (x) Newmark, inclusive of its affiliates, earns, in the aggregate, at least $10,000,000 in gross revenues in the calendar quarter in which the applicable award of PSUs is to be converted and (y) Mr. Gosin is still performing substantial services exclusively for Newmark or an affiliate, has not given notice of termination of his services except for circumstances set forth in the 2024 Gosin Employment Agreement, and has not breached his obligations under the Partnership Agreement; and (ii) such PSUs as converted from NPSUs shall become exchangeable in ratable portions as represented in the table below:

First NPSUs Deferred Comp Award:

% of NPSUs Converted to PSUs	NPSU to PSU Effective Conversion Date	Distribution- Earning Date	Ratable Portion of the PSU Award Becoming Exchangeable Per Year	Effective Exchangeable Dates
25%	April 1, 2023	April 1, 2023	1/7th per year through December 31, 2025; 1/4th of the then-remaining balance per year thereafter	December 31 of 2023 – 2029
25%	December 31, 2023	January 1, 2024	Same as above	December 31 of 2024 – 2029
25%	Within thirty (30) days or as soon as practicable after the 2024 Gosin Employment Agreement Effective Date	January 1, 2025	Same as above	December 31 of 2025 – 2029
25%	December 31, 2025	January 1, 2026	1/4th per year	December 31 of 2026 – 2029

Second NPSUs Deferred Comp Award:

% of NPSUs Converted to PSUs	NPSU to PSU Effective Conversion Date	Distribution- Earning Date	Ratable Portion of the PSU Award Becoming Exchangeable Per Year	Effective Exchangeable Dates
25%	December 31, 2025	January 1, 2026	1/4th per year	December 31 of 2026 – 2029
75%	December 31, 2026	January 1, 2027	1/4th per year	December 31 of 2027 – 2030

Additionally, the 2024 Gosin Employment Agreement also provides that, if and only if Mr. Gosin is employed in good standing through December 31, 2026, then (i) 75% of the aggregate number of PSUs issued in conversion of the Deferred Comp Bonus NPSUs, less the number of PSUs issued in conversion of the Deferred Comp Bonus NPSUs that became exchangeable or were otherwise monetized during the Initial Term, shall become exchangeable; and (ii) the remainder of such PSUs issued in conversion of the Deferred Comp Bonus NPSUs, to the extent not already exchangeable, shall become exchangeable, irrespective of whether Mr. Gosin remains employed following the end of the Initial Term, effective over the first through fourth anniversaries of the end of the Initial Term, if and only if Mr. Gosin does not breach any of his obligations under this 2024 Gosin Employment Agreement for the period through the applicable effective exchangeable date. Such acceleration of exchangeability shall be effectuated proportionately in relation to the dates upon which such non-exchangeable PSUs would otherwise have become exchangeable.

The 2024 Gosin Employment Agreement provides that Mr. Gosin’s yearly salary will be $1,000,000.

During Mr. Gosin’s term of employment, Newmark OpCo may terminate the 2024 Gosin Employment Agreement for “Cause,” as defined therein, without further obligation, or due to Mr. Gosin’s death or disability. If Mr. Gosin is terminated without Cause (other than due to Mr. Gosin’s death or disability), (i) he shall be entitled to receive, subject to his execution and delivery of a customary release, (x) his salary through the remainder of the term of employment and (y) any unpaid cash bonus amounts on the originally scheduled payment dates and (ii) Mr. Gosin’s then non-exchangeable partnership units will, as determined by the General Partner of Newmark Holdings, be (a) redeemed for cash or stock ratably over the first (1st) through third (3rd) anniversaries of such termination; or (b) exchanged into restricted shares of stock and become transferable ratably over first (1st) through third (3rd) anniversaries of such termination (provided that, with respect to clauses (a) and (b), Mr. Gosin continues to satisfy the non-compete, non-solicitation and non-disparagement conditions set forth in the 2024 Gosin Employment Agreement through the applicable transfer date). If Mr. Gosin is terminated due to his death or permanent physical disability, (i) he shall be entitled to receive, subject to his execution of a customary release, (a) his salary through the date of termination, (b) any unpaid cash bonus amount due with respect to a completed calendar year paid in full and (c) any unpaid cash bonus amounts due with respect to the calendar year in which the date of termination occurs, paid pro-rata for the period of January 1 of such year to the date of termination, (ii) a prorated number of the NPSUs issued as Deferred Comp Bonuses and scheduled to convert into PSUs on the next conversion date will so convert (and any remaining NPSUs shall be forfeited, in the case of disability), and (iii) Mr. Gosin’s PSUs (but excluding NPSUs issued as Deferred Comp Bonuses) will, as determined by the General Partner of Newmark Holdings, be (y) redeemed for cash or stock ratably over the first (1st) through third (3rd) anniversaries of such termination or (z) exchanged into restricted shares of stock and become transferable ratably over the first (1st) through third (3rd) anniversaries of such termination (provided that, with respect to clauses (y) and (z), in the case of disability, Mr. Gosin continues to satisfy the non-compete, non-solicitation and non-disparagement conditions set forth in the 2024 Gosin Employment Agreement through the applicable transfer date).

In the event of a change of control, which will occur if the Company is, or substantially all of the real estate brokerage and related businesses of the Company are, no longer controlled by Cantor, Mr. H. Lutnick, or a person or entity controlled by, controlling or under common control with Cantor, exclusive of limited ownership changes, the 2024 Gosin Employment Agreement provides that Mr. Gosin’s then non-exchangeable partnership units will, as determined by the General Partner of Newmark Holdings, be (a) redeemed for cash or stock ratably over the first (1st) through third (3rd) anniversaries of such change of control or (b) exchanged into restricted shares of stock and become transferable ratably over the first (1st) through third (3rd) anniversaries of such change of control or as soon as practicable thereafter, provided that Mr. Gosin remains employed in good standing through each applicable redemption or vesting or transfer date. Additionally, in the event that, during the three-year period immediately following a change of control, Mr. Gosin’s employment is terminated without Cause (as defined in the 2024 Gosin Employment Agreement), subject to Mr. Gosin’s execution and delivery of a customary release, Mr. Gosin will be entitled to a lump-sum payment of $12,500,000 and certain medical benefits as described in the 2024 Gosin Employment Agreement, and Mr. Gosin’s then non-exchangeable partnership units will, as determined by the General Partner of Newmark Holdings, be (y) redeemed for cash or stock ratably over the first (1st) through third (3rd) anniversaries of such termination or (z) exchanged into restricted shares of stock and become transferable ratably over the first (1st) through third (3rd) anniversaries of such termination (provided that, with respect to clauses (y) and (z), Mr. Gosin continues to satisfy the non-compete, non-solicitation and non-disparagement conditions set forth in the 2024 Gosin Employment Agreement through the applicable transfer date).

In the event of Mr. Gosin’s permanent retirement from the Company and the real estate brokerage industry, and only if Mr. Gosin is employed in good standing through the Initial Term (extended by the 2024 Gosin Employment Agreement to be through December 31, 2026), it is the current intention of the General Partner of Newmark Holdings that, subject to Mr. Gosin’s execution and delivery of a customary release, (i) Mr. Gosin will receive his cash bonus for the applicable year, (ii) Mr. Gosin’s then non-exchangeable partnership units held at the time of retirement (excluding the NPSU award described above) shall, at Mr. Gosin’s election, either be (a) as determined by the General Partner of Newmark Holdings, redeemed for cash or stock ratably over the first (1st) through fourth (4th) anniversaries of such retirement or (b) exchanged into restricted shares of stock or deferred cash upon such retirement and become transferable ratably over the first (1st) through fourth (4th) anniversaries of such retirement, and (iii) the NPSU award described above shall be treated as described above; provided that Mr. Gosin continues to be retired and satisfy the non-compete, non-solicitation and non-disparagement conditions set forth in the applicable documentation through the applicable transfer, redemption or distribution date.

The 2024 Gosin Employment Agreement provided for “Permitted Activities” that Mr. Gosin can engage in both during and following his employment, including conditions under which Mr. Gosin may purchase or invest in real estate, including with an institutional real estate fund, in certain non-competitive circumstances. Subject to certain exceptions, the 2024 Gosin Employment Agreement provides that during Mr. Gosin’s term of employment and for a period of two (2) years thereafter, Mr. Gosin may not compete with the Company or any affiliate or solicit clients or prospective clients of the Company or any affiliate. Subject to Mr. Gosin’s execution and delivery of a customary release, among other requirements, Mr. Gosin is entitled to receive $83,333.33 per month during the non-compete period (unless Mr. Gosin breaches the 2024 Gosin Employment Agreement, at which time any such payments will cease). Additionally, the 2024 Gosin Employment Agreement provides that during Mr. Gosin’s term of employment and for a period of five (5) years thereafter, Mr. Gosin may not solicit or hire any employees, consultants or independent contractors of the Company or any affiliate.

The 2024 Gosin Employment Agreement restated the circumstances under which Mr. Gosin may purchase or invest in real estate personally, or through a fund that is not owned or controlled by any of Newmark’s brokerage competitors, to provide that he may do so and may earn success-based payments, provided that Mr. Gosin will inform the Company’s Chairman of all material terms of such opportunity and offer the Company or its designee the opportunity to partner up to 50% with Mr. Gosin on the same terms and conditions as Mr. Gosin.

Rispoli Employment Agreement

On September 29, 2022, Mr. Rispoli entered into an employment agreement (the “Rispoli Employment Agreement”) with Newmark OpCo and Newmark Holdings. In connection with the Rispoli Employment Agreement, the Compensation Committee approved the following for Mr. Rispoli: (i) an award of 500,000 Newmark RSUs, divided into tranches of 100,000 RSUs each that vest on a seven-year schedule as follows:

# of RSUs in Award	Ratable Portion of the 100,000 Tranche Vesting Per Year	Vesting Dates
100,000	1/7th	October 1 of 2023 – 2029
100,000	1/7th	March 15 of 2024 – 2030
100,000	1/7th	March 15 of 2025 – 2031
100,000	1/7th	March 15 of 2026 – 2032
100,000	1/7th	March 15 of 2027 – 2033

and (ii) an award of 250,000 Newmark RSUs, divided into tranches of 50,000 RSUs each that vest on a seven-year schedule as follows:

# of RSUs in Award	Ratable Portion of the 50,000 Tranche Vesting Per Year	Vesting Dates
50,000	1/7th	March 15 of 2024 – 2030
50,000	1/7th	March 15 of 2025 – 2031
50,000	1/7th	March 15 of 2026 – 2032
50,000	1/7th	March 15 of 2027 – 2033
50,000	1/7th	March 15 of 2028 – 2034

The Rispoli Employment Agreement provides for a yearly salary of $850,000. Under the Rispoli Employment Agreement, Mr. Rispoli is provided an initial term of employment of five (5) years, and thereafter the term of employment will be extended automatically for successive one-year periods unless either party notifies the other party in writing at least ninety (90) days prior to the expiration of the initial term of employment or any renewal period of such party’s intention not to extend the term of employment.

In the event of a change of control, which will occur if the Company is, or substantially all of the real estate brokerage and related businesses of the Company are, no longer controlled by Cantor, Mr. H. Lutnick, or a person or entity controlled by, controlling or under common control with Cantor, exclusive of limited ownership changes (i) Mr. Rispoli’s then-non-exchangeable Newmark Holdings units will be redeemed for cash or stock ratably over the first through third anniversaries of such change of control, or exchanged into restricted stock that becomes transferable ratably over the first through third anniversaries of such change of control, in each case as adjusted by the then-current exchange ratio and determined by Newmark Holdings, and (ii) Mr. Rispoli’s then-unvested Newmark RSUs that would not otherwise vest under their terms by the third anniversary of such change of control will vest into stock or cash ratably over the first through third anniversaries of such change of control or as soon as practicable thereafter, provided that Mr. Rispoli remains employed and in good standing pursuant to the Rispoli Employment Agreement. Additionally, in the event that, during the three-year period immediately following a change of control, Mr. Rispoli’s employment is terminated without Cause (as defined in the Rispoli Employment Agreement), Mr. Rispoli will be entitled to a lump-sum payment of $1,500,000 and certain medical benefits as described in the Rispoli Employment Agreement in addition to the awards described above, with such additional payments and benefits being subject to delivery by Mr. Rispoli to the Company of an irrevocable release of claims in favor of the Company and its affiliates in customary form.

The Rispoli Employment Agreement provides that Mr. Rispoli may not (i) compete with the Company or its affiliates or solicit clients or prospective clients of the Company or any affiliate for a period of two (2) years after the termination of his employment, or (ii) solicit or hire employees or certain former employees of the Company or any affiliate to leave their employment of or to discontinue their services to the Company or any affiliate for a period of three (3) years after the termination of his employment. The Rispoli Employment Agreement also contains customary confidentiality and non-disparagement provisions.

Alvarado Offer Letter

On April 7, 2025, Mr. Alvarado entered into an offer letter (the “Alvarado Offer Letter”) with Newmark OpCo. Under the terms of the Alvarado Offer Letter, Mr. Alvarado receives a salary of $1,000,000 per year. Additionally, Mr. Alvarado is eligible to receive incentive bonus awards under our Incentive Plan, discretionary bonuses, and equity and partnership awards under our Equity Plan and our Participation Plan. In connection with his appointment, Mr. Alvarado received an award of 88,731 NPSUs, with the number of NPSUs awarded based upon $1,000,000 divided by $11.27, the closing price of one share of our Class A common stock on April 3, 2025. Such NPSUs shall be eligible for conversion into non-exchangeable PSUs on April 1, 2027, provided Mr. Alvarado continues to perform substantial services for Newmark or its affiliates on that date.

Mr. Alvarado’s employment is at-will and both he and the Company will be required to provide six months’ advance written notice of termination of his employment (other than in connection with cause, death or disability). He also will be subject to a client non-solicitation restriction for one year following termination of employment, an employee non-solicitation/no-hire restriction for two years following termination of employment, and other customary confidentiality and intellectual property restrictions.

Prior to his appointment as Chief Operating Officer, Mr. Alvarado executed a bonus award with the Company in the amount of $690,000 which contained certain repayment obligations to the Company if he ceased performing substantial services for Newmark or its affiliates or breached his other agreements with Newmark or its affiliates prior to December 31, 2025. In connection with his appointment as Chief Operating Officer, this award was modified to remove any potential repayment obligations.

2024 Principal Executive Officer Pay Ratio

The following information contains the relationship of the median annual total compensation of employees and brokers of Newmark and its subsidiaries to the annual total compensation of Mr. H. Lutnick, who served as our Executive Chairman and principal executive officer during 2024.

For 2024, we determined a new median employee in accordance with SEC rules. Our median employee was a Research Coordinator in the United States.

We selected December 31, 2024 as the date used to identify our “median employee” whose annual total compensation was the median of the annual total compensation of all our applicable employees and independent contractors and brokers (other than our Executive Chairman) for 2024. Based on our internal records, our global employee and independent contractor/broker population as of December 31, 2024 consisted of approximately 7,523 individuals, including full-time, part-time, temporary and seasonal employees, with approximately 67% of these employees working in the United States and approximately 33% working in various non-U.S. locations consisting of Belgium, Brazil, Canada, Columbia, Costa Rica, France, Germany, Hong Kong, India, Ireland, Italy, Mexico, the Netherlands, Panama, Poland, Mexico, Singapore, Switzerland, and the United Kingdom.

To identify the “median employee,” we aggregated actual base salary earnings or commission draw in 2024, overtime earnings paid in 2024 for employees eligible to earn overtime, bonus awards earned in 2024 and paid in the first quarter of 2025 and the grant date fair value of any equity awards granted in 2024. Bonus awards could consist of discretionary bonuses, forgivable loans, cash advance distribution agreements and promissory notes. We annualized the compensation of employees and independent contractors and brokers who began employment during the fiscal year. In addition, for any persons who provide services to Cantor and its affiliates (other than Newmark and its consolidated subsidiaries), the total compensation of such persons for purposes of calculating the pay ratio was consistent with the allocations used by the Company for financial accounting purposes in its 2024 consolidated financial statements. We then converted any compensation paid in foreign currency to U.S. dollars using the published rate for December 31, 2024 on www.oanda.com. The sum of these amounts served as our “consistently applied compensation measure,” which we used in identifying the median employee. We did not apply a cost of living adjustment to the data.

Once the median employee was identified, the pay ratio for the annual total compensation of the median employee to the principal executive officer was calculated for the 2024 fiscal year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K and the pay ratio was determined to be as follows:

•        the annual total compensation of the median employee of the Company (other than the Executive Chairman) was $85,437;

•        the annual total compensation of the Executive Chairman, as reported in the Summary Compensation Table, was $20,000,000; and

•        the ratio of the annual total compensation of the Executive Chairman to the median employee of the Company was approximately 234 to 1.

The foregoing comparison includes the payment to Mr. H. Lutnick of the 2024 tranche of the Lutnick Award in the amount of $10,000,000. If the 2024 tranche of the Lutnick Award is excluded for the year, Mr. H. Lutnick’s annual total compensation would have been $10,000,000 and the ratio of the annual total compensation of the Executive Chairman to the median employee of the Company would have been approximately 117 to 1.

As an additional comparison, the pay ratio for the annual total compensation of the median employee to Mr. Gosin, our Chief Executive Officer, calculated on the same basis was approximately 324 to 1. For 2024, this ratio calculation includes the $20,000,000 aggregate grant date fair value of Mr. Gosin’s award under the 2024 Gosin Employment Agreement which was presented in its totality in our Summary Compensation Table for calendar year 2024 in accordance with SEC rules but was attributed ratably by the Compensation Committee to Mr. Gosin’s compensation with respect to each of calendar years 2025 and 2026. See “— Employment Agreements” for more information.

Pay Versus Performance

We are required by SEC rules to disclose information regarding the relationship between “compensation actually paid” to our NEOs, including Mr. H. Lutnick, who served as our principal executive officer (“PEO”) during the periods described below and the NEOs listed in the following table other than the PEO (the “non-PEO NEOs”), and the financial performance of the Company. The following table sets forth additional compensation information for our PEO and non-PEO NEOs during the periods described below along with total stockholder return (“TSR”), net income, and the “Company Selected Measure,” which we have selected as Total Revenues, each for fiscal years 2020, 2021, 2022, 2023 and 2024. The amounts set forth below under the headings “Compensation

Actually Paid to PEO” and “Average Compensation Actually Paid to Non-PEO NEOs” differ significantly from the Summary Compensation Table calculation of compensation, as well as from the way in which we and our Compensation Committee view annual compensation decisions, as discussed in the Compensation Discussion and Analysis. It does not reflect the amount of compensation actually realized or received by our NEOs during the applicable year. Footnote (5) below sets forth the adjustments from the Total Compensation for the PEO and Average Total Compensation for the non-PEO NEOs reported in the Summary Compensation Table to arrive at the values presented for “compensation actually paid” for each of the fiscal years shown.
			Average Summary Compensation	Average Compensation	Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(1)(5)	Table Total for Non-PEO NEOs(2)	Actually Paid to Non-PEO NEOs(2)(5)	Total Shareholder Return	Peer Group Total Shareholder Return(3)	Net Income (in thousands)	Total Revenues (in thousands)(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$20,000,000	$20,137,500	$10,253,221	$16,029,695	$100.69	$170.76	$85,491	$2,738,502
2023	$20,000,000	$20,192,500	$16,862,912	$21,713,811	$85.30	$128.18	$62,375	$2,470,368
2022	$20,000,000	$20,263,064	$3,704,691	$3,683,250	$60.98	$106.86	$112,545	$2,705,527
2021	$35,025,000	$35,139,752	$5,281,796	$5,290,923	$141.69	$162.59	$978,134	$2,906,443
2020	$4,125,000	$4,135,112	$3,590,821	$3,622,332	$55.06	$95.11	$109,277	$1,904,998

____________

(1)      The PEO was Mr. H. Lutnick during all periods presented. The amount reported for Mr. H. Lutnick for 2021 includes $20,000,000 paid to Mr. H. Lutnick in 2021 in connection with the Lutnick Award which was approved by the Compensation Committee on December 27, 2021 in consideration of his success in managing certain aspects of the Company’s performance as its PEO and Chairman. Mr. H. Lutnick has purchased Newmark Class A common stock with the after-tax proceeds of the initial tranche of the Lutnick Award. The amount reported for Mr. H. Lutnick for 2022-2024 includes $10,000,000 paid to Mr. H. Lutnick for each respective year’s tranche of the Lutnick Award. For further information on the Lutnick Award, see “Compensation Discussion and Analysis — 2021 Lutnick Award.”

(2)      The non-PEO NEOs in fiscal years 2020, 2021, 2022, 2023 and 2024 consisted of Messrs. Gosin, Rispoli and Merkel. Average compensation actually paid to non-PEO NEOs in the table above includes (i) the $5,650,000 aggregate grant date fair value of Mr. Rispoli’s award under the Rispoli Employment Agreement which was presented in its totality in our Summary Compensation Table for calendar year 2022 in accordance with SEC rules but was attributed ratably by the Compensation Committee to Mr. Rispoli’s compensation with respect to each of calendar years 2022, 2023, 2024, 2025, and 2026, (ii) the $40,000,000 aggregate grant date fair value of Mr. Gosin’s award under the 2023 Gosin Employment Agreement which was presented in its totality in our Summary Compensation Table for calendar year 2023 in accordance with SEC rules but was attributed ratably by the Compensation Committee to Mr. Gosin’s compensation with respect to each of calendar years 2022, 2023, 2024 and 2025, and (iii) the $20,000,000 aggregate grant date fair value of Mr. Gosin’s award under the 2024 Gosin Employment Agreement which was presented in its totality in our Summary Compensation Table for calendar year 2024 in accordance with SEC rules but was attributed ratably by the Compensation Committee to Mr. Gosin’s compensation with respect to each of calendar years 2025 and 2026 ($5,000,000 attributable to calendar year 2025 and $15,000,000 attributable to calendar year 2026). See “— Employment Agreements” for more information.

(3)      The peer group consists of CBRE Group, Inc., Colliers International Group, Inc., Jones Lang LaSalle Incorporated, Savills plc and Cushman & Wakefield plc. The returns of the peer group companies have been weighted according to their U.S. dollar stock market capitalization for purposes of arriving at a peer group average. TSR is calculated as the cumulative total stockholder return, on a gross dividend reinvestment basis, of $100 invested in shares of each of the Company and the peer group invested on December 31, 2019.

(4)      The Company selected Total Revenues to be the most important financial performance measure that is not otherwise required to be disclosed in the table above used by the Company to link compensation actually paid to its NEOs for the most recently completed fiscal year to its performance. While Total Revenues was chosen for this table, our executive compensation programs use a balanced portfolio of measures to drive short and long-term objectives aligned with our strategy and stockholder interests as further described in our Compensation Discussion and Analysis above.

(5)      For each year, “Compensation Actually Paid to PEO” in column (c) and “Average Compensation Actually Paid to Non-PEO NEOs” in column (e) reflect the following adjustments from Total Compensation amounts reported in the Summary Compensation Table (all amounts are averages for the non-PEO NEOs). As described in the footnotes to the Summary Compensation Table, these adjustments do not include Newmark Holdings units that were the subject of dollar-denominated awards under the Incentive Plan included in column (g) of the Summary Compensation Table at full notional value and not subsequently reportable as “Equity Awards.”

Adjustments to Determine Compensation Actually Paid to PEO	2024	2023	2022	2021	2020
Deduction for change in actuarial present value of accumulated benefit under all defined benefit and actuarial pension plans reported in the Summary Compensation Table	—	—	—	—	—
Increase for aggregate of service cost and prior service cost for all defined benefit and actuarial pension plans reported in the Summary Compensation Table	—	—	—	—	—
Deduction for amounts reported under the “Equity Awards” column in the Summary Compensation Table	—	—	—	$(5,025,000)	—
Deduction for amounts reported under the “Option Awards” column in the Summary Compensation Table	—	—	—	—
Increase for fair value of stock and option awards granted during the year that are outstanding and unvested as of year-end	—	—	—	—	—
Increase/deduction for change in fair value as of year-end (from prior year-end) of stock and option awards granted in any prior year that were outstanding and unvested as of year-end	—	—	—	—	—
Increase for fair value as of vesting date of stock and option awards granted and vested in the same year	—	—	—	$5,025,000	—
Increase/deduction for change in fair value as of vesting date (from prior year-end) of stock and option awards granted in any prior year for which all vesting conditions were satisfied during the year or at year-end	—	—	—	—	—
Deduction for fair value as of prior year-end of stock and option awards granted in any prior year that were forfeited during the year	—	—	—	—	—
Increase for dollar value of any dividends or other earnings paid on stock or option awards in the year prior to the vesting date that are not otherwise included in total compensation for the year	$137,500	$192,500	$263,063.78	$114,752.04	$10,111.72
Total Adjustments	$137,500	$192,500	$263,063.78	$114,752.04	$10,111.72
Adjustments to Determine Average Compensation Actually Paid to Non-PEO NEOs	2024	2023	2022	2021	2020
Deduction for change in actuarial present value of accumulated benefit under all defined benefit and actuarial pension plans reported in the Summary Compensation Table	—	—	—	—	—
Increase for aggregate of service cost and prior service cost for all defined benefit and actuarial pension plans reported in the Summary Compensation Table	—	—	—	—	—
Deduction for amounts reported under the “Equity Awards” column in the Summary Compensation Table	$(6,666,667)	$(13,333,333)	$(1,883,333)	—
Deduction for amounts reported under the “Option Awards” column in the Summary Compensation Table	—	—	—	—	—
Increase for fair value of stock and option awards granted during the year that are outstanding and unvested as of year-end	$7,237,287	$16,778,558	$1,860,833	—
Increase/deduction for change in fair value as of year-end (from prior year-end) of stock and option awards granted in any prior year that were outstanding and unvested as of year-end	$3,430,274	$733,258	—	—	—
Increase for fair value as of vesting date of stock and option awards granted and vested in the same year	—	$645,924	—	—	—
Increase/deduction for change in fair value as of vesting date (from prior year-end) of stock and option awards granted in any prior year for which all vesting conditions were satisfied during the year or at year-end	$1,423,984	$(7,336)	—	—	—
Deduction for fair value as of prior year-end of stock and option awards granted in any prior year that were forfeited during the year	—	—	—	—	—
Increase for dollar value of any dividends or other earnings paid on stock or option awards in the year prior to the vesting date that are not otherwise included in total compensation for the year	$351,596	$33,829	$1,059	$9,127	$31,511
Total Adjustments	$5,776,474	$4,850,899	$(21,441)	$9,127	$31,511

Analysis of the Information Presented in the Pay Versus Performance Table

While we utilize several performance measures to align executive compensation with Company performance, not all of those measures are presented in the Pay Versus Performance table set forth above. Moreover, in determining the compensation of our executive officers, our Compensation Committee considers a holistic view of a variety of factors, both qualitative and quantitative, consistent with our periodic overall goals and therefore we do not specifically align our performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. See “Compensation Discussion and Analysis — Compensation Philosophy” for more information.

In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between (1) “compensation actually paid” to our PEO and average “compensation actually paid” to our non-PEO NEOs and (2) the Company’s performance with respect to TSR, net income and Total Revenues, our Company Selected Measure. “Compensation actually paid to PEO” includes $20,000,000 paid to Mr. H. Lutnick in 2021, $10,000,000 paid to Mr. H. Lutnick in 2022, $10,000,000 paid to Mr. H. Lutnick in 2023 and $10,000,000 paid to Mr. H. Lutnick in 2024 in connection with the Lutnick Award. “Average compensation actually paid to Non-PEO NEOs” includes the $5,650,000 aggregate grant date fair value of Mr. Rispoli’s award under the Rispoli Employment Agreement in 2022, the $40,000,000 aggregate grant date fair value of Mr. Gosin’s award under the 2023 Gosin Employment Agreement in 2023, and the $20,000,000 aggregate grant date fair value of Mr. Gosin’s award under the 2024 Gosin Employment Agreement in 2024.

TSR.    The graphs below show the relationship between (1) “compensation actually paid” to our PEO and the average of “compensation actually paid” to our non-PEO NEOs and our cumulative TSR and (2) our cumulative TSR and peer group TSR, over the five fiscal years ended December 31, 2024.

Compensation Actually Paid vs TSR
Compensation Actually Paid ($000s)
Total Shareholder Return
$50,000
$45,000
$40,000
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
$140
$120
$100
$80
$60
$40
$20
$0
$55.06
$141.69
$60.98
$85.30
$100.69
$3,622
$4,135
$5,291
$35,140
$3,683
$20,263
$21,714
$20,193
$16,381
$20,138
2020
2021
2022
2023
2024
Average compensation actually paid to Non-PEO (Left Axis)
Compensation actually paid to PEO (Left Axis)
TSR (Right Axis) ($100 = 12/31/2019)

Further, although not shown above, a $100 investment in Newmark on December 31, 2019 would have resulted in $147.53 as of the more recent date of September 30, 2025. In comparison, the same $100 investment in Newmark’s peer group would have resulted in $202.97 over the same period. This subsequent relative TSR performance did not factor into the compensation figures discussed herein.

Net Income.    The graph below shows the relationship between “compensation actually paid” to our PEO and the average of the “compensation actually paid” to our non-PEO NEOs and net income, as reported in our consolidated financial statements, over the five fiscal years ended December 31, 2024.

Compensation Actually Paid vs Net Income
Compensation Actually Paid ($000s)
Net Income
$60,000
$50,000
$40,000
$30,000
$20,000
$10,000
$0
$1,000,000
$800,000
$600,000
$400,000
$200,000
$0
2020
2021
2022
2023
2024
$109,277
$978,134
$112,545
$62,375
$85,491
$3,622
$4,135
$5,291
$35,140
$3,683
$20,263
$21,714
$20,193
$16,381
$20,138
Average compensation actually paid to Non-PEO (Left Axis)
Compensation actually paid to PEO (Left Axis)

Company Selected Measure (CSM).    The graph below shows the relationship between “compensation actually paid” to our PEO and the average of the “compensation actually paid” to our non-PEO NEOs and our Total Revenues over the five fiscal years ended December 31, 2024.

Compensation Actually Paid vs Total Revenues (CSM)
Compensation Actually Paid ($000s)
Total Revenues ($000s)
$0
$5,000
$10,000
$15,000
$20,000
$25,000
$30,000
$35,000
$40,000
$45,000
$50,000
$0
$500,000
$1,000,000
$1,500,000
$2,000,000
$2,500,000
$3,000,000
2020
2021
2022
2023
2024
$1,904,998
$2,906,443
$2,705,527
$2,470,368
$2,738,502
$3,622
$4,135
$5,291
$35,140
$3,683
$20,263
$21,714
$20,193
$16,381
$20,138
Average compensation actually paid to Non-PEO (Left Axis)
Compensation actually paid to PEO (Left Axis)
Total Revenues (Right Axis)

Performance Measures Tabular List

The table below lists our most important performance measures, including the Company Selected Measure, used to link “compensation actually paid” for our NEOs to Company performance for the fiscal year ended December 31, 2024. The performance measures included in this table are not ranked by relative importance.

Performance Measures

Total Revenues
Pre-tax Adjusted Earnings
Origination and Mortgage Broker Market Share
Catalyst Transactions and Hires, Acquisitions, and Strategy Development
Fees from Management Services, Servicing, and Other
Retentive Compensation Considerations
Significant Client Transaction Volumes

Compensation of Directors

Directors who are also our employees or those of our affiliates do not receive additional compensation for serving as directors. The cash compensation schedule for our directors who are not our employees or those of our affiliates, collectively referred to as “non-employee directors,” is as follows:

•        an annual cash retainer of $100,000;

•        an annual stipend for the chair of our Compensation Committee of $15,000;

•        an annual stipend for the chair of our Corporate Responsibility Committee of $15,000; and

•        an annual stipend for the chair of our Audit Committee of $25,000.

We also pay each non-employee director $2,000 for each meeting of our Board of Directors and $1,000 for each meeting of a Committee of our Board actually attended, whether in person or by telephone. Additional fees may be paid for service or special ad hoc committees from time to time. Under our policy, none of our non-employee directors is to be paid more than $3,000 in the aggregate for attendance at meetings held on the same date. Only one meeting of our Board and Committees shall occur on each calendar day for which payment shall be provided. Non-employee directors may also receive additional per diem fees for services as a director at the rate of $1,000 per day, with a limit of $5,000 per matter, for additional time spent on Board or Committee matters as directed from time to time by our Board. Non-employee directors also are reimbursed for all out-of-pocket expenses incurred in attending meetings of our Board or its Committees on which they serve. From time to time, our Board and Committees may receive an additional stipend for service on other special committees or similar service.

In addition to the cash compensation described above, under our current policy, upon the appointment or initial election of a non-employee director, we grant to such non-employee director RSUs equal to the value of shares of our Class A common stock that could be purchased for $70,000 at the closing price of our Class A common stock on the trading date of the appointment or initial election of the non-employee director (rounded down to the next whole share). These RSUs vest equally on each of the first two anniversaries of the grant date, provided that the non-employee director is a member of our Board at the opening of business on such dates.

Thereafter, we annually grant to each non-employee director RSUs equal to the value of shares of our Class A common stock that could be purchased for $50,000 based on the closing price of our Class A common stock on the date of his or her re-election (rounded down to the next whole share) in consideration for services provided. These RSUs will vest equally on each of the first two anniversaries of the grant date, provided that the non-employee director is a member of our Board at the opening of business on such dates.

2024 Director Compensation Payments

The table below summarizes the compensation paid to our non-employee directors for the year ended December 31, 2024.

(a) Name(1)	(b) Fees Earned or Paid in Cash ($)	(c) Stock Awards ($)(2)	(d) Option Awards ($)(3)	(e) Non-Equity Incentive Plan Compensation ($)	(f) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(g) All Other Compensation ($)	(h) Total ($)
Virginia S. Bauer, Director	129,000	50,000	—	—	—	—	179,000
Jay Itzkowitz, Director	114,000	50,000	—	—	—	—	164,000
Kenneth A. McIntyre, Director	154,000	50,000	—	—	—	—	204,000

____________

(1)      Mr. H. Lutnick is not included in this table as during 2024 he was an employee of our Company and thus received no compensation for his services as director in 2024. The compensation received by Mr. H. Lutnick for 2024 as an employee of our Company is shown in the Summary Compensation Table, which includes compensation paid with respect to 2024. Mr. Kyle Lutnick and Mr. Merkel are not included in this table as they joined the Board in February 2025 and were not directors during 2024.

(2)      Reflects the grant date fair value of RSUs granted on October 17, 2024 to each of Messrs. McIntyre and Itzkowitz and Ms. Bauer. More information with respect to the calculation of these amounts is included in the notes to our consolidated financial statements included in Part II, Item 8 of the 2024 Form 10-K. As of December 31, 2024, Mr. McIntyre had 7,601 RSUs outstanding, Ms. Bauer had 7,601 RSUs outstanding and Mr. Itzkowitz had 7,601 RSUs outstanding.

(3)      No options were granted to non-employee directors in 2024. As of December 31, 2024, none of the non-employee directors had any options outstanding.

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

The Company does not currently grant new awards of stock options, stock appreciation rights, or similar option-like instruments. Accordingly, the Company has no specific policy or practice on the timing of awards of such options in relation to the disclosure of material nonpublic information by the Company. In the event the Company determines to grant new awards of such options, the Board and the Compensation Committee will evaluate the appropriate steps to take in relation to the foregoing.

Compensation Committee Interlocks and Insider Participation

During 2024, the Compensation Committee consisted of Ms. Bauer and Messrs. McIntyre and Itzkowitz. Ms. Bauer has served as Chair since April 29, 2021. All the members who served on our Compensation Committee during 2024 were independent directors. No member of the Compensation Committee had any relationship with the Company during 2024 pursuant to which disclosure would be required under applicable SEC rules. With the exception of Mr. H. Lutnick, during 2024, none of our executive officers served as a member of the board of directors or the compensation committee, or similar body, of a corporation where any of its executive officers served on our Compensation Committee or on our Board. In 2024, Mr. H. Lutnick served on the board of directors of BGC but did not serve on BGC’s compensation committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of October 31, 2025, with respect to the beneficial ownership of our Class A common stock and Class B common stock by: (1) each stockholder, or group of affiliated stockholders, that owns more than 5% of any class of our outstanding capital stock; (2) each of our current and former named executive officers; (3) each current director; and (4) the current executive officers and directors as a group. Unless otherwise indicated in the footnotes, the principal address of each of the stockholders, executive officers and directors identified below is located at 125 Park Avenue, New York, New York 10017. Shares of our Class B common stock are convertible into shares of our Class A common stock at any time at the discretion of the holder on a one-for-one basis. Accordingly, a holder of Class B common stock is deemed to be the beneficial owner of an equal number of shares of our Class A common stock for the purposes of this table. In addition, certain of the limited partnership interests of Newmark Holdings are exchangeable with us for shares of our Class A common stock or shares of our Class B common stock at a rate equal to the exchange ratio (which was 0.9258 as of September 30, 2025, but is subject to adjustment as set forth in the Separation and Distribution Agreement). The table and footnotes below are based on a one-to-0.9258 exchange ratio. See “Certain Relationships and Related Transactions, and Director Independence — Amended and Restated Newmark Holdings Limited Partnership Agreement — Exchanges.”

Our former Executive Chairman, Mr. Howard W. Lutnick, completed his divestment of his holdings in our Company on October 6, 2025. See “Certain Relationships and Related Transactions, and Director Independence — Divestment Transactions Relating to Howard W. Lutnick” for a discussion of the transactions associated with Mr. Howard W. Lutnick’s divestment of his holdings in us and its impact on the ownership of our Company.

	Class B Common Stock				Class A Common Stock
Name	Shares		%		Shares		%
5% Beneficial Owners(1):
Cantor Fitzgerald, L.P.	39,251,662	(2)	99.1	(3)	39,251,662	(4)	19.8	(5)
CF Group Management, Inc.(6)	39,604,988	(7)	100.0	(3)	40,630,600	(8)	20.5	(9)
Brandon G. Lutnick	39,604,988	(10)	100.0	(3)	43,996,368	(11)	22.2	(12)
The Vanguard Group	—		—		21,130,477		13.3
BlackRock, Inc.	—		—		10,573,671		6.7
Current Executive Officers and Directors(1):
Executive Officers
Barry M. Gosin	—		—		4,527,799	(13)	2.8	(14)
Stephen M. Merkel	—		—		73,997	(15)	*
Michael J. Rispoli	—		—		120,511	(16)	*
Luis A. Alvarado	—		—		29,178	(17)	*
Directors
Kyle S. Lutnick	—		—		6,543	(18)	*
Virginia S. Bauer	—		—		56,104	(19)	*
Kenneth A. McIntyre	—		—		36,845	(20)	*
Jay Itzkowitz	—		—		38,754	(21)	*
All current executive officers and directors as a group (8 persons)	—		—		4,889,730		3.1	(22)

____________

*        Less than 1%

(1)      Based upon information supplied by directors, executive officers and 5% beneficial owners in filings under Sections 13(d) and 16(a) of the Exchange Act. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.

(2)      Consists of (a) 20,932,207 shares of our Class B common stock held directly and (b) 18,319,455 shares of our Class B common stock acquirable upon exchange of 19,787,703 Newmark Holdings exchangeable limited partnership units held by Cantor.

(3)     Percentage based on (a) 21,285,533 shares of our Class B common stock outstanding as of October 31, 2025 and (b) 18,319,455 shares of our Class B common stock acquirable upon exchange of 19,787,703 Newmark Holdings exchangeable limited partnership units held by Cantor. Cantor has pledged to Bank of America, N.A., pursuant to a Put and Pledge Agreement, originally dated as of December 27, 2017 and as most recently amended and restated effective October 5, 2023, 5,000,000 shares of our Class B common stock in connection with a loan program established for certain employees and partners of Cantor and its affiliates.

(4)      Consists of (a) 20,932,207 shares of our Class A common stock acquirable upon conversion of 20,932,207 shares of our Class B common stock held directly by Cantor and (b) 18,319,455 shares of our Class A common stock acquirable upon exchange of 19,787,703 Newmark Holdings exchangeable limited partnership units held by Cantor.

(5)      Percentage based on (a) 158,917,951 shares of our Class A common stock outstanding as of October 31, 2025, (b) 20,932,207 shares of our Class A common stock acquirable upon conversion of 20,932,207 shares of our Class B common stock held by Cantor, and (c) 18,319,455 shares of our Class A common stock acquirable upon exchange of 19,787,703 Newmark Holdings exchangeable limited partnership units held by Cantor.

(6)      CFGM is the managing general partner of Cantor.

(7)      Consists of (a) 353,326 shares of our Class B common stock held by CFGM, (b) 20,932,207 shares of our Class B common stock held by Cantor, and (c) 18,319,455 shares of our Class B common stock acquirable upon exchange of 19,787,703 Newmark Holdings exchangeable limited partnership units held by Cantor.

(8)      Consists of (a) 353,326 shares of our Class A common stock acquirable upon conversion of 353,326 shares of our Class B common stock held by CFGM, (b) 1,025,612 shares of our Class A common stock held directly by CFGM, (c) 20,932,207 shares of our Class A common stock acquirable upon conversion of 20,932,207 shares of our Class B common stock held by Cantor, and (d) 18,319,455 shares of our Class A common stock acquirable upon exchange of 19,787,703 Newmark Holdings exchangeable limited partnership units held by Cantor.

(9)      Percentage based on (a) 158,917,951 shares of our Class A common stock outstanding as of October 31, 2025, (b) 21,285,533 shares of our Class A common stock acquirable upon conversion of 21,285,533 shares of our Class B common stock held by Cantor and CFGM, and (c) 18,319,455 shares of our Class A common stock acquirable upon exchange of 19,787,703 Newmark Holdings exchangeable limited partnership units held by Cantor.

(10)    Mr. Brandon G. Lutnick’s holdings consist of: (a) 353,326 shares of our Class B common stock held by CFGM, through Mr. Brandon G. Lutnick’s position as trustee with decision making control of trusts that hold all of the voting shares of CFGM and his position as Chief Executive Officer of CFGM, (b) 20,932,207 shares of our Class B common stock held by Cantor, through Mr. Brandon G. Lutnick’s control of CFGM and his positions as Chief Executive Officer and Chairman of Cantor, and (c) 18,319,455 shares of our Class B common stock acquirable upon exchange of 19,787,703 Newmark Holdings exchangeable limited partnership units held by Cantor.

(11)    Mr. Brandon G. Lutnick’s holdings consist of:

(a)      3,335 shares of our Class A common stock held directly;

(b)      353,326 shares of our Class A common stock acquirable upon conversion of 353,326 shares of our Class B common stock held by CFGM;

(c)      20,932,207 shares of our Class A common stock acquirable upon conversion of 20,932,207 shares of our Class B common stock held by Cantor;

(d)      18,319,455 shares of our Class A common stock acquirable upon exchange of 19,787,703 Newmark Holdings exchangeable limited partnership units held by Cantor;

(e)      1,362,415 shares of our Class A common stock held by KBCR Management Partners, LLC (“KBCR”), through Mr. Brandon G. Lutnick’s position as manager of KBCR and as trustee with decision making control of trusts which hold all of the issued and outstanding equity interests of KBCR;

(f)      1,025,612 shares of our Class A common stock held directly by CFGM;

(g)      746,955 shares of our Class A common stock held by Tangible Benefits, LLC (“Tangible Benefits”), through Mr. Brandon G. Lutnick’s position as manager of Tangible Benefits and as trustee with decision making control of a trust which holds all of the issued and outstanding equity interests of Tangible Benefits;

(h)      907,803 shares of our Class A common stock held by various trust accounts for the benefit of the descendants of Mr. Howard Lutnick and his immediate family, through Mr. Brandon G. Lutnick’s position as trustee with decision making control;

(i)      246,114 shares of our Class A common stock held by various trust accounts for the benefit of members of Mr. Howard Lutnick’s immediate family, through Mr. Brandon G. Lutnick’s position as trustee with decision making control; and

(j)      99,146 shares of our Class A common stock held by LFA, LLC (“LFA”), through Mr. Brandon G. Lutnick’s position as manager of LFA.

(12)    Percentage based on (a) 158,917,951 shares of our Class A common stock outstanding as of October 31, 2025, (b) 21,285,533 shares of our Class A common stock acquirable upon conversion of 21,285,533 shares of our Class B common stock held by Cantor and CFGM, and (c) 18,319,455 shares of our Class A common stock acquirable upon exchange of 19,787,703 Newmark Holdings exchangeable limited partnership units held by Cantor.

(13)    Mr. Gosin’s holdings consists of (a) 4,199,995 shares of our Class A common stock held directly and (b) 327,804 shares of our Class A common stock acquirable upon exchange of 354,076 Newmark Holdings exchangeable limited partnership units.

(14)    Percentage based on (a) 158,917,951 shares of our Class A common stock outstanding as of October 31, 2025, and (b) 327,804 shares of our Class A common stock acquirable upon exchange of 354,076 Newmark Holdings exchangeable limited partnership units held by Mr. Gosin.

(15)    Mr. Merkel’s holdings consist of (a) 59,605 shares of our Class A common stock held directly, (b) 2,901 shares of our Class A common stock held in trusts for the benefit of the Mr. Merkel’s immediate family, of which Mr. Merkel’s spouse is the sole trustee of each trust and Mr. Merkel has the power to remove and replace such trustee, and (c) 11,491 shares of our Class A common stock held in Mr. Merkel’s 401(k) Plan account as of October 31, 2025.

(16)    Mr. Rispoli’s holdings consists of (a) 87,204 shares of our Class A common stock held directly and (b) 33,307 shares of our Class A common stock acquirable upon exchange of 35,976 Newmark Holdings exchangeable limited partnership units.

(17)    Mr. Alvarado’s holdings consist of (a)  14,103 shares of our Class A common stock held directly, (b) 7,918 shares of our Class A common stock held pursuant to restricted stock awards for which Mr. Alvarado has voting power, and (c) 7,157 shares of our Class A common stock acquirable upon exchange of 7,731 Newmark Holdings exchangeable limited partnership units held by Mr. Alvarado.

(18)    Mr. Kyle Lutnick’s holdings consist of (a)  6,006 shares of our Class A common stock held directly and (b) 537 shares of our Class A common stock held in Mr. Kyle Lutnick’s 401(k) Plan account as of October 31, 2025.

(19)    Ms. Bauer’s holdings consist of 56,104 shares of our Class A common stock held directly.

(20)    Mr. McIntyre’s holdings consist of 36,845 shares of our Class A common stock held directly.

(21)    Mr. Itzkowitz’s holdings consist of 38,754 shares of our Class A common stock held directly.

(22)    Percentage based on (a) 158,917,951 shares of our Class A common stock outstanding as of October 31, 2025, and (b) 368,268 shares of our Class A common stock acquirable upon exchange of 397,783 Newmark Holdings exchangeable limited partnership units held by our executive officers and directors.

Equity Compensation Plan Information as of December 31, 2024
	Number of securities to be issued upon exercise of outstanding restricted stock units, options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity Plan (approved by security holders)	11,529,712	$9.55	389,629,440
Equity compensation plans not approved by security holders	—	—	—
Total	11,529,712	$9.55	389,629,440

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees incurred by us for audit and other services rendered by Ernst & Young, during the years ended December 31, 2024 and 2023.

	Year Ended December 31,
	2024	2023
Audit fees	$4,262,240	$3,867,768
Audit-related fees	311,600	311,600
Tax fees	59,658	1,599,300
All other fees	—	—
Total	$4,633,498	$5,778,668

“Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements and internal control over financial reporting, including audit fees for the Company’s employee benefit plan. Audit-related fees include fees for registration statements. “Tax fees” are fees for tax compliance, tax advice and tax planning, and “all other fees” are fees for any services not included in the other categories.

AUDIT COMMITTEE’S PRE-APPROVAL POLICIES AND PROCEDURES

During 2024, our Audit Committee specifically approved the appointment of Ernst & Young to be our independent auditors for the year ended December 31, 2024. Ernst & Young was also approved to perform reviews of our quarterly financial reports within the year ended December 31, 2024 and certain other audit-related services such as accounting consultations. Pursuant to our Audit Committee Charter, the Audit Committee will pre-approve audit services, internal control-related services and permitted non-audit services to be performed for us by Ernst & Young.

REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) is made up solely of independent directors, as defined under applicable Nasdaq Global Select Stock Market and Securities and Exchange Commission (“SEC”) rules, and it operates under a written Charter adopted by the Board and the Committee. The composition of the Committee, the attributes of its members and its responsibilities, as reflected in its Charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Committee reviews and assesses the adequacy of its Charter and its performance on an annual basis. A copy of the Audit Committee Charter is available on the Company’s website at www.nmrk.com/corporate-responsibility/corporate-governance under the heading “Audit Committee Charter,” or upon written request from the Company free of charge.

As described more fully in its Charter, the primary function of the Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal control over financial reporting and audit process. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; internal control over financial reporting; and procedures designed to ensure compliance with accounting standards, and applicable laws and regulations. The Company’s independent registered public accounting firm (the “Auditors”) is responsible for performing an independent audit of the Company’s annual consolidated financial statements, and a review of its quarterly consolidated financial statements, in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”), and an independent audit of the Company’s internal control over financial reporting and on the effectiveness of such control.

The Committee has the sole authority to appoint or replace the Auditors and is directly responsible for the oversight of the scope of the Auditors’ role and the determination of its compensation.

Although each of the members of the Committee has experience that qualifies him or her as an audit committee financial expert, none of the Committee members is currently a professional accountant or auditor, and the Committee’s functions are not intended to duplicate or to certify the activities of management and the Auditors, nor can the Committee certify that the Auditors are “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the Auditors on the basis of the information it receives, discussions with management and the Auditors, and the experience of the Committee’s members in business, financial and accounting matters.

The Committee has an annual agenda that includes reviewing the Company’s financial statements, internal control, and audit matters, as well as related-party transactions. The Committee meets each quarter with management and the Auditors to review the Company’s interim financial results before the publication of the Company’s quarterly and annual financial results press releases, and periodically in executive sessions. Management’s and the Auditors’ presentations to and discussions with the Committee cover various topics and events that may have significant financial impact and/or are the subject of discussions between management and the Auditors.

In accordance with Committee policy and the requirements of law, all services to be provided by the Auditors and their affiliates are subject to pre-approval by the Committee. This includes audit services, audit-related services, and any permitted non-audit tax and other services. In addition, the Committee regularly evaluates the performance and independence of the Auditors. Accordingly, the Committee has reviewed and pre-approved all services provided by Ernst & Young subsequent to the firm’s engagement in connection with our IPO in December 2017.

In fulfilling its responsibilities, the Committee has met and held discussions with management and Ernst & Young regarding the fair and complete presentation of the Company’s financial results. The Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. The Committee has met to review and discuss the Company’s annual audited and quarterly consolidated financial statements for the fiscal year ended December 31, 2024 (including the disclosures contained in the Company’s Annual Report on Form 10-K filed with the SEC under the heading “Part II, Item 8 — Financial Statements and Supplementary Data” and Quarterly Reports on Form 10-Q filed with the SEC under the heading “Part I, Item 1 — Financial Statements (unaudited)”) with management and Ernst & Young. The Committee also reviewed and discussed with management, the internal auditors, and Ernst & Young the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, namely, management’s annual report on the Company’s internal control over financial reporting.

The Committee has discussed with Ernst & Young the matters required to be discussed by PCAOB Auditing Standard No. 1301, “Communications with Audit Committees” (AS 1301). In addition, the Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding the communications of Ernst & Young with the Committee concerning independence, and has discussed with Ernst & Young the firm’s independence from the Company and management, including all relationships between the firm and the Company or its management. The Committee also has considered whether the provision of permitted non-audit services by Ernst & Young is compatible with maintaining the firm’s independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements of the Company in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 3, 2025.

Dated: November 17, 2025

THE AUDIT COMMITTEE
Kenneth A. McIntyre, Chair
Virginia S. Bauer
Jay Itzkowitz

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2025. We are asking stockholders to ratify the appointment of Ernst & Young as our independent registered public accounting firm at the Annual Meeting. Representatives of Ernst & Young are expected to participate in the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Our Amended and Restated Bylaws (“Bylaws”) do not require that the stockholders ratify the appointment of Ernst & Young as our independent auditors for fiscal year 2025. However, we are submitting the appointment of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Board and the Audit Committee will reconsider the appointment. Even if the appointment of Ernst & Young is ratified, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the best interests of the Company and its stockholders. At this time, the Board and the Audit Committee believe that the continued retention of Ernst & Young to serve as our independent auditors is in the best interest of the Company and its stockholders.

VOTE REQUIRED FOR APPROVAL

The affirmative vote of the majority of the Total Voting Power voted by stockholders entitled to vote on the proposal is required to approve this proposal to ratify the appointment of Ernst & Young. Abstentions will have no effect on the vote.

RECOMMENDATION OF OUR BOARD OF DIRECTORS AND AUDIT COMMITTEE

OUR BOARD OF DIRECTORS AND AUDIT COMMITTEE RECOMMEND THAT ALL STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2025.

PROPOSAL 3 — APPROVAL OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board is committed to sound compensation governance and recognizes the interest of stockholders in executive compensation matters. On an annual basis, we provide our stockholders with an opportunity to cast an advisory vote to approve the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narratives of this Proxy Statement.

This stockholder advisory vote will not be binding on the Company, the Board, or the Compensation Committee. Nevertheless, the Board and the Compensation Committee will take into account the outcome of the stockholder advisory vote when making future executive compensation decisions.

As discussed in our Compensation Discussion and Analysis, our executive compensation program, which is under the direction and control of our Compensation Committee, is designed to integrate our executive compensation with the achievement of our short-term and long-term business objectives and to assist us in attracting, motivating and retaining the highest quality executive officers and rewarding them for superior performance. Different components of our executive compensation program are geared to short-term and longer-term performance, with the goal of increasing stockholder value over the long term.

We believe that the compensation of our executive officers should reflect their success in attaining key corporate objectives, such as growth or maintenance of market position, success in attracting and retaining qualified brokers and other professionals, increasing or maintaining revenues and/or profitability, developing new products and marketplaces, completing acquisitions, dispositions, restructurings, and other value-enhancing transactions and integrating any such transactions, as applicable, meeting established goals for operating earnings, earnings per share and increasing the total return for stockholders, including stock price and dividend increases, and maintaining and developing customer relationships and long-term competitive advantage. We also believe that executive compensation should reflect achievement of individual managerial objectives established for specific executive officers at the beginning of the fiscal year as well as reflect specific achievements by such individuals over the course of the year. We further believe that specific significant events led by executives, including acquisitions, dispositions and other significant transactions, should be given significant weight. We believe that the performance of our executives in managing our Company, considered in light of general economic and specific Company, industry and competitive conditions, should be the basis for determining their overall compensation.

We also believe that the compensation of our executive officers should not generally be based on the short-term performance of our Class A common stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long term, reflect our overall performance and, ultimately, the management of our Company by our executives. We believe that the long-term performance of our stock is reflected in executive compensation through the grant of awards, including limited partnership units and related exchange rights and cash settlement awards, restricted stock, RSUs, and other equity and partnership awards.

Stockholders are encouraged to read our Compensation Discussion and Analysis in this Proxy Statement for more detailed information about our executive compensation program and how it reflects our philosophy and is linked to our performance. The non-binding stockholder advisory vote on executive compensation is not intended to address any specific component of our executive compensation program; rather, the vote relates to the overall compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

We elected to hold annual advisory votes on compensation paid to our named executive officers following a 2020 advisory vote by our voting stockholders on the frequency of advisory votes on compensation. We are required to hold the next stockholder advisory vote on the frequency of advisory votes on compensation at the annual meeting of stockholders in 2026.

We will ask our stockholders to approve the following resolution at the Annual Meeting:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narratives.

VOTE REQUIRED FOR APPROVAL

The affirmative vote of the majority of the Total Voting Power voted by stockholders entitled to vote on the proposal is required to approve the resolution. Abstentions and broker non-votes will have no effect on the vote. The stockholder vote on executive compensation is advisory and, therefore, not binding on the Company, the Board of Directors, or the Compensation Committee. Nevertheless, the Board and the Compensation Committee will take into account the outcome of the stockholder advisory vote when making future executive compensation decisions.

RECOMMENDATION OF OUR BOARD OF DIRECTORS AND COMPENSATION COMMITTEE

OUR BOARD OF DIRECTORS AND COMPENSATION COMMITTEE RECOMMEND THAT ALL STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE RESOLUTION.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Review, Approval and Ratification of Transactions with Related Persons

The general policy of the Company and our Audit Committee is that all material transactions with a related party, including transactions with BGC and Cantor, the relationships between us and BGC and Cantor and agreements with related parties, as well as all material transactions in which there is an actual, or in some cases, perceived, conflict of interest, including repurchases of Class A common stock or purchases of Newmark Holdings limited partnership interests or other equity interests in our subsidiaries, including from Cantor or our executive officers, are subject to prior review and approval by the Committee and its independent members, which will determine whether such transactions or proposals are fair and reasonable to the Company and its stockholders. In general, potential related-party transactions will be identified by our management and discussed with the Committee at their meetings. Detailed proposals, including, where applicable, financial and legal analyses, alternatives and management recommendations, will be provided to the Committee with respect to each issue under consideration and decisions will be made by the Committee with respect to the foregoing related-party transactions after opportunity for discussion and review of materials. When applicable, the Committee will request further information and, from time to time, will request guidance or confirmation from internal or external counsel or auditors. Our policies and procedures regarding related-party transactions are set forth in our Audit Committee Charter and Code of Ethics, which are publicly available on our website at www.nmrk.com/corporate-responsibility/corporate-governance under the heading “Audit Committee Charter,” and under the heading “Code of Business Conduct and Ethics,” respectively. Related-party transactions with BGC are also reviewed by the BGC board and its audit committee under their own policies.

In December 2017, prior to our Separation and IPO, all intercompany arrangements and agreements that were previously approved by the audit committee of BGC Partners with respect to BGC Partners and its subsidiaries and Cantor and its subsidiaries were also approved by our Board of Directors with respect to the relationships between us and our subsidiaries and Cantor and its subsidiaries following our IPO on the terms and conditions approved by BGC’s audit committee during such time that our business was owned by BGC Partners. These arrangements include, but are not limited to, the following: (i) an authorization to provide Cantor real estate and related services, including real estate advice, brokerage, property or facilities management, valuation and advisory and other services; (ii) an authorization to enter into brokerage and similar agreements with respect to the provision of ordinary-course brokerage services in circumstances in which such entities customarily provide brokerage services to third-party customers; (iii) an authorization to enter into agreements with Cantor and/or its affiliates, to provide services, including finding and reviewing suitable acquisition or partner candidates, structuring transactions and negotiating and due diligence services in connection with acquisitions and other business strategies in commercial real estate and other businesses from time to time; and (iv) an arrangement to jointly manage exposure to changes in foreign exchange rates.

The following is a description of certain relationships and transactions that have existed or that we have entered into with our directors, executive officers, or stockholders who are known to us to beneficially own more than five percent of our Class A common stock or Class B common stock, including Cantor, and their immediate family members as well as certain other transactions. The following summary does not purport to describe all the terms of such agreements or transactions and is qualified in its entirety by reference to the complete text of these agreements, to the extent filed as exhibits to the 2024 Form 10-K or our other filings with the SEC. We urge you to read the full text of these agreements.

Transactions with Executive Officers

From time to time, the Compensation Committee generally approves monetization of previously issued and outstanding units and shares or the acceleration of RSUs or other awards in order to provide liquidity to the executives in accordance with applicable tax and accounting rules, taking into consideration the retentive impact of the remaining awards held by the executives. See “Compensation Discussion and Analysis — Transactions with and Modifications of Awards to Executive Officers” and “Compensation Discussion and Analysis — Former Standing Policy for Howard W. Lutnick” for more information.

On January 2, 2024, Mr. Merkel sold 35,006 shares of Class A common stock to the Company. The sale price per share of $10.85 was the closing price of a share of Class A common stock on January 2, 2024. The transaction was approved by the Audit and Compensation Committees of the Board and was made pursuant to the Company’s stock buyback authorization.

Divestment Transactions Relating to Howard W. Lutnick

Sale of Newmark Class A Common Stock to the Company

On May 16, 2025, Mr. H. Lutnick, the U.S. Secretary of Commerce and the Company’s former Executive Chairman and former Chairman of the Board, agreed to sell to the Company 10,839,674 shares of Newmark Class A common stock beneficially owned by him, including (i) 7,989,936 shares held directly by Mr. H. Lutnick, (ii) 2,843,781 shares held in Mr. H. Lutnick’s personal asset trust, (iii) 3,384 shares held by the Howard W. Lutnick Family Trust, and (iv) 2,573 shares held by Mr. H. Lutnick’s spouse. The price per share for the sale was $11.58, which was equal to the closing price of a share of Class A common stock on the Nasdaq Global Select Market on May 16, 2025. The closing of the sale of the 10,839,674 shares held by him, his spouse, and the trusts occurred on May 19, 2025.

Additionally, on May 16, 2025, the Company agreed to repurchase 129,859 shares of Class A common stock, par value $0.01 per share, of the Company beneficially owned by Mr. H. Lutnick and originating from retirement accounts, including certain shares held by his spouse, closing immediately after the closing of the sale of the voting shares of CFGM by Mr. H. Lutnick described below. On October 6, 2025, the repurchase of the 129,859 retirement shares closed for a price per share of $11.58, less $0.06 per share for the after-tax portion of any dividends on such shares of Class A common stock paid to Mr. H. Lutnick and his spouse, in each case, between May 16, 2025 and October 6, 2025, as well as the after-tax portion of any declared but unpaid dividends on such shares of Class A common stock with a record date prior to October 6, 2025 that were payable. Additionally, on October 6, 2025, the Company repurchased 4,400 shares held directly by Mr. H. Lutnick’s spouse, for a price per share of $11.04, less $0.048 per share for the after-tax portion of paid and payable dividends to her.

The repurchases described above were made pursuant to the Company’s existing share repurchase and unit purchase authorization and the repurchases of such shares pursuant to such existing authorization was expressly approved by the Audit Committee. See “— Share Repurchase Program” for more information regarding this authorization. These transactions were made pursuant to Mr. H. Lutnick’s agreement to divest his interests in the Company to comply with U.S. government ethics rules in connection with his appointment as the U.S. Secretary of Commerce.

Sale of CFGM Voting Shares to Trusts Controlled by Brandon G. Lutnick

On May 16, 2025, Mr. H. Lutnick, in his capacity as trustee of a trust, entered into agreements to sell to certain trusts controlled by Mr. Brandon G. Lutnick as trustee with decision making control (the “Purchaser Trusts”) all of the voting shares of CFGM, which is the managing general partner of Cantor. On October 6, 2025, the purchase of the CFGM voting shares closed for an aggregate purchase price of $200,000 using cash on hand at the Purchaser Trusts.

Sale of Other Interests to Trusts Controlled by Brandon G. Lutnick

On May 16, 2025, Mr. H. Lutnick, in his capacity as trustee of a trust, entered into an agreement to sell to trusts controlled by Mr. Brandon G. Lutnick certain interests, including those in Tangible Benefits and KBCR. On October 6, 2025, the purchase of these interests closed for an aggregate purchase price of $13,096,795.70 using cash on hand at the purchasing trusts.

Voting Power following Closing of Divestment Transactions

Following the closing of the transactions described above on October 6, 2025, Mr. Brandon G. Lutnick may be deemed to have beneficial ownership, as calculated pursuant to Rule 13d-3 under the Exchange Act, of 22.3% of our outstanding Common Equity, representing 58.6% of the Total Voting Power of the outstanding Common Equity of the Company, and Mr. H. Lutnick no longer had beneficial ownership over any such securities.

Voting and Transfer Agreement

On May 16, 2025, Brandon G. Lutnick, Kyle S. Lutnick, Casey J. Lutnick, and Ryan G. Lutnick, each in their capacity as trustees of certain trusts (including the Purchaser Trusts), and certain other entities entered into a voting and transfer agreement (the “Voting Agreement”) relating to securities of the Company held by the trusts and such entities (“Voting Agreement Securities”). On October 6, 2025, the governance, voting and transfer provisions of the Voting Agreement became effective upon the closing of the sale of the voting shares of CFGM described above.

Pursuant to the trust documentation of the Purchaser Trusts, each of Brandon G. Lutnick, Kyle S. Lutnick, Casey J. Lutnick and Ryan G. Lutnick is an investment trustee of such trusts, and Brandon G. Lutnick is the controlling investment trustee, which means that if there is any disagreement among the investment trustees, the decision of Brandon G. Lutnick will control if he is then acting as an investment trustee. Any such decisions, however, shall be subject to the terms of the Voting Agreement.

The Voting Agreement provides that, with respect to the election or removal of directors of the Company, (i) if there is a controlling investment trustee, the parties shall vote (or cause the voting of) the Voting Agreement Securities over which it has the direct or indirect power to vote on such director election, as directed by the controlling investment trustee (after consultation with each of the Family Branch representatives); and (ii) if there is not a controlling investment trustee, the parties shall vote (or cause the voting of) the Voting Agreement Securities over which it has the direct or indirect power to vote on such director election, as directed by a Majority of the Family Branches (as defined below).

The Voting Agreement provides that, with respect to the following matters for which a vote of securities of the Company is sought, the parties to the Voting Agreement shall vote the Voting Agreement Securities over which it has the direct or indirect power to vote as directed by a Majority of the Family Branches:

•        any merger or consolidation transaction or sale, lease or exchange of all, or substantially all, of the assets of the Company, or any transaction or series of related transaction pursuant to which shares of the Company are transferred such that more than 50% of the voting power of the equity securities of the Company are transferred;

•        entry by the Company or any of its subsidiaries into any transaction or series of related transactions with a member of any Family Branch (other than with respect to election or removal of directors of the Company);

•        the authorization or issuance of any equity securities by the Company (other than pursuant to an incentive compensation plan); and

•        the amendment, restatement, modification or supplement of any organizational document of the Company or its subsidiaries in a manner that would reasonably be expected to impair, interfere with or delay the exercise of the rights set forth with respect to these bulleted items.

The Voting Agreement also prohibits the transfer of the Voting Agreement Securities without the consent of a Majority of the Family Branches, subject to certain limited exceptions.

For purposes of the Voting Agreement, “Family Branch” generally means each of Brandon Lutnick and his collective descendants, Kyle Lutnick and his collective descendants, Casey Lutnick and her collective descendants and Ryan Lutnick and his collective descendants; “Majority of the Family Branches” means, with respect to any matter, approval of such matter by both: (a) if there is a controlling investment trustee, the controlling investment trustee; and (b) if any Family Branch is entitled to vote in accordance with the Voting Agreement, a majority vote of the Family Branches entitled to vote in accordance the Voting Agreement (with the Voting Agreement specifying a different approval standards if there is no controlling investment trustee and no Family Branch entitled to vote in accordance with the Voting Agreement). Controlling investment trustee means any individual serving as investment trustee of the Purchaser Trusts whose decision with respect to investment decisions, under the terms of such trusts, controls in the event of a disagreement among the investment trustees of such trusts (and Brandon G. Lutnick is currently the controlling investment trustee).

Separation, Initial Public Offering, and Spin-Off Separation and Distribution Agreement

On December 13, 2017, prior to the closing of the IPO, BGC Partners, BGC Holdings, L.P. (“BGC Holdings”), BGC Partners, L.P. (“BGC U.S. OpCo”), Newmark, Newmark Holdings, Newmark OpCo and, solely for the provisions listed therein, Cantor and BGC Global Holdings, L.P. (“BGC Global OpCo”) entered into the Separation and Distribution Agreement which sets forth the agreements among BGC Partners, Cantor, Newmark and their respective subsidiaries regarding, among other things:

•        the principal corporate transactions pursuant to which the BGC group transferred to the Newmark group the assets and liabilities of the BGC group relating to BGC’s Real Estate Services business (the “Separation”);

•        the proportional distribution in the Separation of interests in Newmark Holdings to holders of interests in BGC Holdings;

•        the IPO and certain pre-IPO contributions of assets by BGC Partners to Newmark in exchange for additional shares thereof;

•        the assumption and repayment of indebtedness by the BGC group and the Newmark group;

•        the Spin-Off, including the termination of certain arrangements between the BGC group and the Newmark group immediately prior thereto;

•        future access to information, records and personnel necessary or appropriate to comply with regulatory requests or inquiries, for the preparation of financial statements or tax returns, or to conduct litigation;

•        indemnities by and among the BGC group, the Newmark group and Cantor and each of their respective directors, officers, general partners, managers and employees, from and against all liabilities with respect to liabilities retained or assumed by the BGC group or the Newmark group, as applicable, and/or resulting from breaches of the agreement; and

•        other agreements governing the relationship between BGC, Newmark and Cantor.

Initial Public Offering

In December 2017, we completed our IPO of 23,000,000 shares of Class A common stock. Prior to the IPO, we were a wholly owned subsidiary of BGC Partners. We received approximately $295.4 million in aggregate net proceeds from the IPO, all of which we used to partially repay indebtedness under a certain term loan that we assumed from BGC Partners prior to the closing of our IPO.

New Newmark

To facilitate tax-free exchanges of the Newmark Holdings exchangeable limited partnership interests, Cantor has a one-time right, exercisable at any time after the second anniversary of the Spin-Off and otherwise subject to preserving the tax-free treatment of the Spin-Off to BGC Partners, at Newmark Holdings’ expense to (1) incorporate, or cause the incorporation of, a newly formed, wholly owned subsidiary of ours (which we refer to as “New Newmark”), (2) incorporate, or cause the incorporation of, a newly formed, wholly owned subsidiary of New Newmark (which we refer to as “New Newmark Sub”) and (3) cause the merger of New Newmark Sub with us, with the surviving corporation being a wholly owned subsidiary of New Newmark. In connection with such a merger, our Class A common stock and Class B common stock will each hold equivalent common stock in New Newmark, with identical rights to the applicable class of shares held prior to such merger. As a condition to such merger, we will have received an opinion of counsel, reasonably satisfactory to our Audit Committee, to the effect that such merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Cantor will indemnify us to the extent that we incur any material income taxes as a result of the transactions related to such merger.

Exchange Agreement

In connection with the Separation on December 13, 2017, we entered into the exchange agreement, which provides BGC Partners, Cantor, CFGM and any other qualified Class B holder entitled to hold Class B common stock under our Second Amended and Restated Certificate of Incorporation (our “certificate of incorporation”) with the right to exchange at any time and from time to time, on a one-to-one basis, shares of our Class A common stock now owned or subsequently acquired by such persons for shares of our Class B common stock, up to the number of shares of Class B common stock that are authorized but unissued under our certificate of incorporation. Our Audit Committee and Board of Directors have determined that the exchange agreement is in the best interests of Newmark and its stockholders because, among other things, it will help ensure that Cantor retains its exchangeable limited partnership units in Newmark Holdings, which is the same partnership in which Newmark’s partner employees participate, thus continuing to align the interests of Cantor with those of the partner employees.

The Spin-Off

On November 30, 2018, BGC Partners completed the Spin-Off to its stockholders of all of the shares of our common stock owned by BGC Partners as of immediately prior to the effective time of the Spin-Off, with shares of our Class A common stock distributed to the holders of shares of BGC Partners’ Class A common stock (including directors and executive officers of BGC Partners) of record as of the close of business on November 23, 2018 (the “Spin-Off Record Date”), and shares of our Class B common stock distributed to the holders of shares of BGC Partners’ Class B common stock (consisting of Cantor and CFGM as holders of record as of the close of business on the Spin-Off Record Date).

On November 30, 2018, BGC Partners also caused its subsidiary, BGC Holdings, to distribute pro rata all of the 1,458,931 exchangeable limited partnership units of Newmark Holdings held by BGC Holdings immediately prior to the effective time of the BGC Holdings distribution to its limited partners entitled to receive distributions on their BGC Holdings units (including Cantor and executive officers of BGC Partners) who were holders of record of such units as of the Spin-Off Record Date. The Newmark Holdings units distributed to BGC Holdings partners in the BGC Holdings distribution are exchangeable for shares of Newmark Class A common stock, and in the case of the 449,917 Newmark Holdings units received by Cantor also for shares of Newmark Class B common stock, at the then-applicable exchange ratio (subject to adjustment).

Following the Spin-Off and the BGC Holdings distribution, BGC Partners ceased to be our controlling stockholder, and BGC Partners and its subsidiaries no longer held any shares of our common stock or other equity interests in us or our subsidiaries. Cantor continues to control Newmark and its subsidiaries following the Spin-Off and the BGC Holdings distribution.

Amended and Restated Newmark Holdings Limited Partnership Agreement

On December 13, 2017, we entered into the Amended and Restated Agreement of Limited Partnership of Newmark Holdings, which we refer to as the “Newmark Holdings limited partnership agreement,” and which is described below.

Management

Newmark Holdings is managed by its general partner, which is a wholly owned subsidiary of Newmark. Through our ownership of the General Partner of Newmark Holdings, we hold the Newmark Holdings general partnership interest and the Newmark Holdings special voting limited partnership interest, which entitles us to control Newmark Holdings and to remove and appoint the General Partner of Newmark Holdings.

Under the Newmark Holdings limited partnership agreement, the Newmark Holdings general partner manages the business and affairs of Newmark Holdings. However, Cantor’s consent is required for amendments to the Newmark Holdings limited partnership agreement; to decrease distributions to Newmark Holdings’ limited partners to less than 100% of net income received by Newmark Holdings (other than with respect to selected extraordinary items as described below), to transfer any Newmark OpCo partnership interests beneficially owned by Newmark Holdings and to take any other actions that may adversely affect Cantor’s exercise of its co-investment rights to acquire Newmark Holdings limited partnership interests, its right to purchase Newmark Holdings founding partner interests and its right to exchange the Newmark Holdings exchangeable limited partnership interests. Cantor’s consent is also required in connection with transfers of Newmark Holdings limited partnership interests by other limited partners and the issuance of additional Newmark Holdings limited partnership interests outside of the Participation Plan or certain other limited circumstances.

The Newmark Holdings limited partnership agreement also provides that Newmark Holdings, in its capacity as the general partner of Newmark OpCo, requires Cantor’s consent to amend the terms of the Newmark OpCo limited partnership agreement (as defined below) or take any other action that may interfere with Cantor’s exercise of its co-investment rights to acquire Newmark Holdings limited partnership interests (and the corresponding investment in Newmark OpCo by Newmark Holdings) or its rights to exchange the Newmark Holdings exchangeable limited partnership interests. Founding/working partners and limited partnership unit holders do not have any voting rights with respect to their ownership of Newmark Holdings limited partnership interests, other than limited consent rights concerning certain amendments to the terms of the Newmark Holdings limited partnership agreement.

Classes of Interests in Newmark Holdings

Newmark Holdings has the following outstanding interests:

•        a general partnership interest, which is held indirectly by us;

•        a special voting limited partnership interest, which is held indirectly by us and which entitles us to remove and appoint the General Partner of Newmark Holdings;

•        Newmark Holdings exchangeable limited partnership interests;

•        Newmark Holdings founding partner interests, which are limited partnership interests that were issued in the Separation in respect of BGC Holdings founding partner interests (which were issued to certain partners in connection with the 2008 separation of BGC Partners from Cantor);

•        Newmark Holdings limited partnership interests and units, including REU and AREU interests and working partner interests (including RPU, ARPU, PSI, PSE, APSI, PSU, APSU, HDU, LPU and NPSU interests and Preferred Units (as defined below)); and

•        Preferred units (“Preferred Units”), which are working partner units that may be awarded to holders of, or contemporaneous with the grant of, PSUs, PSIs, PSEs, LPUs, REUs, RPUs, AREUs and NPSUs, which carry the same name as the underlying unit, with the insertion of an additional “P” to designate them as Preferred Units. Preferred Units cannot be made exchangeable into shares of Class A common stock, and they can only be exchanged for cash, at the determination price on the date of grant.

Newmark Holdings founding/working partner interests are divided into a number of different classes of Newmark Holdings units underlying such partner’s Newmark Holdings founding partner interests and Newmark Holdings working partner interests, respectively. Each class of Newmark Holdings units held by founding/working partners (other than certain non-participating units) generally entitles the holder to receive a pro rata share of the distributions of income received by Newmark Holdings. See “— Distributions” below. The terms of each class of limited partnership interests vary and are described in the Newmark Holdings limited partnership agreement.

The General Partner of Newmark Holdings may determine the total number of authorized Newmark Holdings units.

Any authorized but unissued Newmark Holdings units may be issued:

•        pursuant to the Separation or as otherwise contemplated by the Separation and Distribution Agreement or the Newmark Holdings limited partnership agreement;

•        to Cantor and members of the Cantor group (1) in connection with a reinvestment in Newmark Holdings or (2) in the event of a termination or bankruptcy of a founding/working partner or limited partnership unit holder or the redemption of a founding/working partner interest or limited partnership unit pursuant to the Newmark Holdings limited partnership agreement;

•        with respect to Newmark Holdings founding/working partner interests, to an eligible recipient, which means any limited partner or member of the Cantor group or any affiliate, employee service provider or partner thereof, in each case as directed by a Newmark Holdings exchangeable limited partner majority in interest (provided that such person or entity is not primarily engaged in a business that competes with Newmark Holdings or its subsidiaries);

•        as otherwise agreed by the general partner and a Newmark Holdings exchangeable limited partner interest majority in interest;

•        pursuant to the Participation Plan;

•        to any then-current founding/working partner or limited partnership unit holder pursuant to the Newmark Holdings limited partnership agreement; or

•        to any Newmark Holdings partner in connection with a conversion of an issued unit and interest into a different class or type of unit and interest.

In the event that Newmark Holdings redeems outstanding units under certain circumstances, our Audit Committee has authorized management to sell to the members of the Cantor group exchangeable units equal in number to such redeemed units at a price per exchangeable unit to be determined based on an average daily closing price of the Class A common stock.

The Newmark Holdings limited partnership agreement provides that (1) where either current, terminating or terminated partners are permitted by us to exchange any portion of their founding partner units and Cantor consents to such exchangeability, we will offer to Cantor the opportunity for Cantor to purchase the same number of new exchangeable limited partnership interests in Newmark Holdings at the price that Cantor would have paid for the founding partner units had we redeemed them; and (2) the exchangeable limited partnership interests to be offered to Cantor pursuant to clause (1) above would be subject to, and granted in accordance with, applicable laws, rules and regulations then in effect.

Exchanges

Each unit of the Newmark Holdings limited partnership interests held by Cantor is generally exchangeable with us for a number of shares of Class B common stock (or, at Cantor’s option or if there are no additional authorized but unissued shares of Class B common stock, a number of shares of Class A common stock) equal to the then-current exchange ratio. The exchange ratio was initially one, but is subject to adjustment as set forth in the Separation and Distribution Agreement and was 0.9258 as of September 30, 2025.

The Newmark Holdings founding partner interests will not be exchangeable with us unless (1) Cantor reacquires such interests from Newmark Holdings upon termination or bankruptcy of the founding partners or redemption of their units (which it has the right to do under certain circumstances), in which case such interests will be exchangeable with us for Class A common stock or Class B common stock as described above or (2) Cantor determines that such interests can be exchanged by such founding partners with us for Class A common stock, in which case each such Newmark Holdings unit will be exchangeable with us for a number of shares of our Class A common stock equal to the then-current exchange ratio, on terms and conditions to be determined by Cantor. Once a Newmark Holdings founding partner interest becomes exchangeable, such founding partner interest is automatically exchanged upon a termination or bankruptcy with us for our Class A common stock.

In particular, Cantor has provided that as of September 30, 2025, 138,179 Newmark Holdings founding partner interests will be exchangeable with us for a number of shares of Class A common stock equal to the then-current exchange ratio, in accordance with the terms of the Newmark Holdings limited partnership agreement.

We provide exchangeability for partnership units into shares of our Class A common stock in connection with (1) our partnership redemption, compensation and restructuring programs, (2) other incentive compensation arrangements and (3) business combination transactions.

Working partner interests will not be exchangeable with us unless otherwise determined by us with the written consent of a Newmark Holdings exchangeable limited partnership interest majority in interest, currently held by Cantor, in accordance with the terms of the Newmark Holdings limited partnership agreement.

The limited partnership units will only be exchangeable for Class A common stock in accordance with the terms and conditions of the grant of such units, which terms and conditions will be determined in our sole discretion, as the owner of the General Partner of Newmark Holdings, with the written consent of the Newmark Holdings exchangeable limited partnership interest majority in interest, currently held by Cantor, with respect to the grant of any exchange right, in accordance with the terms of the Newmark Holdings limited partnership agreement.

Notwithstanding the foregoing, to the extent that Newmark Holdings units issued in the Separation (“legacy Newmark Holdings units”) were not exchangeable as of immediately after the Separation, the determination of whether to grant an exchange right with respect to such legacy Newmark Holdings units will be made as follows:

•        if the legacy Newmark Holdings units are held by an employee of the BGC group providing services solely to the BGC group, then BGC Group shall make such determination;

•        if the legacy Newmark Holdings units are held by an employee of the Newmark group providing services solely to the Newmark group, then Newmark shall make such determination; and

•        if the legacy Newmark Holdings units are held by an employee of the BGC group, the Newmark group or the Cantor group providing services to both the BGC group and the Newmark group, then BGC Group shall make such determination to the extent that the grant of the exchange right relates to compensation for services by such employee to the BGC group, and Newmark shall make such determination to the extent that the grant of the exchange right relates to compensation for services by such employee to the Newmark group.

Grants of exchangeability may be made at any time in the discretion of the relevant service recipient, and future grant practices may differ from prior practices, including without limitation in connection with performance achievement, changes in incentive arrangements, accounting principles, and tax laws (including deductibility of compensation) and other applicable laws.

Upon our receipt of any Newmark Holdings exchangeable limited partnership interest, or Newmark Holdings founding partner interest, working partner interest or limited partnership unit that is exchangeable, pursuant to an exchange, such interest being so exchanged will cease to be outstanding and will be automatically and fully cancelled, and such interest will automatically be designated as a Newmark Holdings regular limited partnership interest, will have all rights and obligations of a holder of Newmark Holdings regular limited partnership interests and will cease to be designated as a Newmark Holdings exchangeable interest, or Newmark Holdings founding partner interest, working partner interest or limited partnership unit that is exchangeable, and will not be exchangeable.

With each exchange, our direct and indirect interest in Newmark OpCo will proportionately increase, because immediately following an exchange, Newmark Holdings will redeem the Newmark Holdings unit so acquired for the Newmark OpCo limited partnership interest underlying such Newmark Holdings unit.

In addition, upon a transfer of a Newmark Holdings exchangeable limited partnership interest that is not permitted by the Newmark Holdings limited partnership agreement (see “— Transfers of Interests” below), such interest will cease to be designated as a Newmark Holdings exchangeable limited partnership interest and will automatically be designated as a regular limited partnership interest.

In the case of an exchange of an exchangeable limited partnership interest or a founding partner interest (or portion thereof), the aggregate capital account of the Newmark Holdings unit so exchanged will equal a pro rata portion of the total aggregate capital account of all exchangeable limited partnership units and founding partner units then outstanding, reflecting the portion of all such exchangeable limited partnership units and founding partner units then outstanding represented by the unit so exchanged. The aggregate capital account of such exchanging partner in such partner’s remaining exchangeable limited partnership units and/or founding partner units will be reduced by an equivalent amount. If the aggregate capital account of such partner is insufficient to permit such a reduction without resulting in a negative capital account, the amount of such insufficiency will be satisfied by reallocating capital from the capital accounts of the exchangeable limited partners and the founding partners to the capital account of the unit so exchanged, pro rata based on the number of units underlying the outstanding exchangeable limited partnership interests and the founding partner interests or based on other factors as determined by a Newmark Holdings exchangeable limited partnership interest majority in interest, currently held by Cantor.

In the case of an exchange of an REU interest or working partner interest or portion thereof, the aggregate capital account of the Newmark Holdings units so exchanged will equal the capital account of the REU interest or working partner interest (or portion thereof), as the case may be, represented by such Newmark Holdings units.

We agreed to reserve, out of our authorized but unissued Class B common stock and Class A common stock, a sufficient number of shares of Class B common stock and Class A common stock to effect the exchange of all then-outstanding Newmark Holdings exchangeable limited partnership interests, Newmark Holdings founding/working partner interests, if exchangeable, and Newmark Holdings limited partnership units, if exchangeable, into shares of Class B common stock or Class A common stock pursuant to the exchanges and a sufficient number of shares of Class A common stock to effect the exchange of shares of Class B common stock issued or issuable in respect of exchangeable Newmark Holdings limited partnership interests (subject, in each case, to the maximum number of shares authorized but unissued under our certificate of incorporation as then in effect). We have agreed that all shares of Class B common stock and Class A common stock issued in an exchange will be duly authorized, validly issued, fully paid and non-assessable and will be free from preemptive rights and free of any encumbrances.

The Company also provides for exchangeability of certain working partner units without a capital account for other working partner units with a capital account in connection with compensatory arrangements.

Distributions

The profit and loss of Newmark OpCo is generally allocated based on the total number of Newmark OpCo units outstanding. The profit and loss of Newmark Holdings is generally allocated based on the total number of Newmark Holdings units outstanding. The minimum distribution for each RPU interest issued after the IPO is $0.005 per quarter.

Pursuant to the terms of the Newmark Holdings limited partnership agreement, distributions by Newmark Holdings to its partners may not be decreased below 100% of net income received by Newmark Holdings from Newmark OpCo (other than with respect to selected extraordinary items with respect to founding/working partners or limited partnership unit holders, such as the disposition directly or indirectly of partnership assets outside of the ordinary course of business) unless we determine otherwise, subject to Cantor’s consent (as the holder of the Newmark Holdings exchangeable limited partnership interest majority in interest).

In addition, the Newmark Holdings general partner, with the consent of Cantor, as holder of a majority of the Newmark Holdings exchangeable limited partnership interests, in its sole and absolute discretion, may direct Newmark Holdings, upon a founding/working partner’s or a limited partnership unit holder’s death, retirement, withdrawal from Newmark Holdings or other full or partial redemption of Newmark Holdings units, to distribute to such partner (or to his or her personal representative, as the case may be) a number of publicly traded shares or an amount of other property that the Newmark Holdings general partner determines is appropriate in light of the goodwill associated with such partner and his, her or its Newmark Holdings units, such partner’s length of service, responsibilities and contributions to Newmark Holdings and/or other factors deemed to be relevant by the Newmark Holdings general partner.

In the discretion of the Newmark Holdings general partner, distributions with respect to selected extraordinary transactions, as described below, may be withheld from the founding/working partners and the limited partnership unit holders and distributed over time subject to the satisfaction of conditions set by us, as the owner of the General Partner of Newmark Holdings, such as continued service to us. These distributions that may be withheld relate to income items from nonrecurring events, including, without limitation, items that would be considered “extraordinary items” under GAAP and recoveries with respect to claims for expenses, costs and damages (excluding any recovery that does not result in monetary payments to Newmark Holdings) attributable to extraordinary events affecting Newmark Holdings.

Cantor’s Right to Purchase Exchangeable Newmark Holdings Limited Partnership Interests Upon Redemption or Exchange of Newmark Holdings Founding Partner Interests

There are no Newmark Holdings founding partner interests outstanding other than from the mathematical carryover from the BGC Holdings founding partner interests (i.e., the Newmark Holdings founding partner interests distributed in the Separation in respect of the outstanding BGC Holdings founding partner interests). No holder of Newmark Holdings founding partner interests is currently employed by us.

Cantor has a right to purchase from Newmark Holdings exchangeable limited partnership interests, with the associated exchange rights issued in reliance on the exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(a)(2) thereof for transactions not involving a public offering, in the event that any Newmark Holdings founding partner interests that have not become exchangeable are redeemed by Newmark Holdings upon termination or bankruptcy of a founding partner or upon mutual consent of the General Partner of Newmark Holdings and Cantor. Cantor has the right to purchase such Newmark Holdings exchangeable limited partnership interests at a price equal to the lesser of (1) the amount that Newmark Holdings would be required to pay to redeem and purchase such Newmark Holdings founding partner interests and (2) the amount equal to (a) the number of units underlying such founding partner interests, multiplied by (b) the exchange ratio as of the date of such purchase, multiplied by (c) the then-current market price of our Class A common stock. Cantor may pay such price using cash, publicly traded shares or other property, or a combination of the foregoing. If Cantor (or the other member of the Cantor group acquiring such limited partnership interests, as the case may be) so purchases such limited partnership interests at a price equal to clause (2) above, neither Cantor nor any member of the Cantor group nor Newmark Holdings nor any other person is obligated to pay Newmark Holdings or the holder of such founding partner interests any amount in excess of the amount set forth in clause (2) above.

In addition, the Newmark Holdings limited partnership agreement provides that (1) where either current, terminating or terminated partners are permitted by us to exchange any portion of their founding partner units and Cantor consents to such exchangeability, we will offer to Cantor the opportunity for Cantor to purchase the same number of new exchangeable limited partnership interests in Newmark Holdings at the price that Cantor would have paid for exchangeable limited partnership interests in the event we had redeemed the founding partner units; and (2) the exchangeable limited partnership interests to be offered to Cantor pursuant to clause (1) above would be subject to, and granted in accordance with, applicable laws, rules and regulations then in effect.

If Cantor acquires any units as a result of the purchase or redemption by Newmark Holdings of any founding partner interests, Cantor will be entitled to the benefits (including distributions) of the units it acquires from the date of termination or bankruptcy of the applicable founding partner. In addition, any such units will be exchangeable by Cantor for a number of shares of our Class B common stock or, at Cantor’s election, shares of our Class A common stock, in each case, equal to the then-current exchange ratio, on the same basis as the limited partnership interests held by Cantor, and will be designated as Newmark Holdings exchangeable limited partnership interests when acquired by Cantor. The exchange ratio was initially one but is subject to adjustment as set forth in the Separation and Distribution Agreement and was 0.9258 as of September 30, 2025. This may permit Cantor to receive a larger share of income generated by our business at a less expensive price than through purchasing shares of our Class A common stock, which is a result of the price payable by Cantor to Newmark.

On October 23, 2024, Cantor purchased from Newmark Holdings an aggregate of (i) 500,617 exchangeable limited partnership interests for aggregate consideration of $1,824,045 as a result of the redemption of 500,617 Founding Partner interests, and (ii) 162,086 exchangeable limited partnership interests for aggregate consideration of $506,022 as a result of the exchange of 162,086 Founding Partner interests.

As of September 30, 2025, there were 595,632 founding partner interests in Newmark Holdings remaining which Newmark Holdings had the right to redeem or exchange and with respect to which Cantor would have the right to purchase an equivalent number of exchangeable limited partnership interests following such redemption or exchange.

Distribution Rights Shares

As previously disclosed, Cantor was obligated to distribute shares (“distribution rights shares”) of Class A common stock to certain current and former partners of Cantor to satisfy certain deferred stock distribution obligations provided to such partners (i) on April 1, 2008, and (ii) on February 14, 2012 in connection with Cantor’s payment of previous quarterly partnership distributions. Certain Cantor partners had elected to receive their distributed shares in 2008 and 2012, respectively, and others had elected to defer receipt of their shares until a future date.

On October 23, 2024, Cantor exercised rights with respect to 13,861 exchangeable limited partnerships interests held by it, at the then-current exchange ratio of 0.9257, for 12,831 shares of Class A common stock, which Newmark issued to Cantor in reliance on the exemption from registration under the Securities Act provided by Section 4(a)(2) thereof for transactions not involving a public offering. Cantor immediately delivered the 12,831 shares of Class A common stock to such a former partner in satisfaction of its distribution rights shares obligations to that partner.

On February 18, 2025, Cantor exercised exchange rights with respect to 7,782,387 exchangeable limited partnership interests held by it, at the then-current exchange ratio of 0.9279, for 7,221,277 shares of Class A common stock, which Newmark issued to Cantor in reliance on the exemption from registration under the Securities Act provided by Section 4(a)(2) thereof for transactions not involving a public offering, and Cantor then immediately delivered those 7,221,277 shares of Class A Common Stock to certain current and former Cantor partners in satisfaction of all its remaining distribution rights shares obligations to them. After this event, Cantor had no more distribution rights shares obligations.

Newmark Holdings Working Partner Interests and Newmark Holdings Limited Partnership Units

Cantor has a right to purchase any Newmark Holdings working partner interests or Newmark Holdings limited partnership units (in each case that have not become exchangeable), as the case may be, that are redeemable by Newmark Holdings if Newmark Holdings elects to transfer the right to purchase such interests to a Newmark Holdings partner rather than redeem such interests itself. Cantor has the right to purchase such interests on the same terms that such Newmark Holdings partner would have a right to purchase such interests.

Newmark from time to time may enter into various compensatory arrangements with partners, including founding partners who hold non-exchangeable founding partner units that Cantor has not elected to make exchangeable into shares of Class A common stock. These arrangements, which may be entered into prior to or in connection with the termination of such partners, include but are not limited to the grant of shares or other awards under the Equity Plan, payments of cash or other property, or partnership awards under the Participation Plan or other partnership adjustments, which arrangements may result in the repayment by such partners of any partnership loans or other amounts payable to or guaranteed by Cantor earlier than might otherwise be the case, and for which Newmark may incur compensation charges that it might not otherwise have incurred had such arrangements not been entered into.

Partner Obligations

Each of the founding/working partners and each of the limited partnership unit holders is subject to certain partner obligations, which we refer to as “partner obligations.” The partner obligations constitute an undertaking by each of the founding/working partners and each of the limited partnership unit holders that they have a duty of loyalty to Newmark Holdings and that, during the period from the date on which a person first becomes a partner through the applicable specified period following the date on which such partner ceases, for any reason, to be a partner, not to, directly or indirectly (including by or through an affiliate):

•        breach a founding/working partner’s or limited partnership unit holder’s, as the case may be, duty of loyalty to Newmark Holdings, through the two-year period following the date on which such partner ceases, for any reason, to be a founding/working partner or limited partnership unit holder;

•        while a founding/working partner or limited partnership unit holder and through the six (6)-month anniversary of the termination of such founding/working partner or limited partnership unit holder, engage in, represent in any way, or be connected with (as partner, director, officer, employee, consultant, or active participant, in each case, other than on a de minimis basis) any activity, practice or act with a Competing Business if: (1) it involves a Client or Client Representative and a service that is the same or similar to a service such partner provided for a Protected Affiliate; (2) it involves (y) a product, product line or type, or service of a Protected Affiliate (including any for which it took substantial steps to offer prior to the termination of such partner), and (z) a service that is the same or similar to a service the founding/working partner or limited partnership unit holder provided for a Protected Affiliate within a geographic market covering where the founding/working partner or limited partnership unit holder and/or the Protected Affiliate provided services or had responsibilities and/or within a 100-mile radius of any Client, Client Representative, Protected Affiliate, or Partner while a Partner; or (3) the Partner had substantial confidential information of the Newmark Holdings or a Protected Affiliate and the disclosure of such information to the Competing Business is likely to be inevitable;

•        while a founding/working partner or limited partnership unit holder and through the six (6)-month anniversary of the termination of such founding/working partner or limited partnership unit holder, solicit any of the customers of a Protected Affiliate for purposes of engaging in a Competing Business;

•        while a founding/working partner or limited partnership unit holder and through the first (1st)-year anniversary of the termination of such founding/working partner or limited partnership unit holder, induce such customers or their employees to reduce their volume of business with, terminate their relationship with, or otherwise adversely affect their relationship with, a Protected Affiliate;

•        while a founding/working partner or limited partnership unit holder and through the second (2nd)-year anniversary of the termination of such founding/working partner or limited partnership unit holder, solicit, induce, or influence, or attempt to solicit, induce, or influence, any person who was an employee, member, partner, or consultant of a Protected Affiliate or an affiliate to terminate his/her/their employment or association with any such Protected Affiliate or affiliate or hire, employ, engage (including as a consultant or partner), or otherwise enter into a Competing Business with any such person;

•        while a founding/working partner or limited partnership unit holder and through the fourth (4th)-year anniversary of the termination of such founding/working partner or limited partnership unit holder, make or participate in the making of (including through the limited partner’s or any of its affiliates’ respective agents and representatives) any comments to the media (print, broadcast, electronic or otherwise) that are disparaging regarding Newmark or the senior executive officers of Newmark or are otherwise contrary to the interests of Newmark as determined by the Newmark Holdings general partner in its sole and absolute discretion; or

•        except as permitted with respect to corporate opportunities and fiduciary duties in the Newmark Holdings limited partnership agreement (see “— Corporate Opportunity; Fiduciary Duty” below) take advantage of, or provide another person with the opportunity to take advantage of, a Newmark “corporate opportunity” (as such term would apply to Newmark Holdings if it were a corporation), including opportunities related to intellectual property, which for this purpose requires granting Newmark a right of first refusal to acquire any assets, stock or other ownership interest in a business being sold by any partner or affiliate of such partner if an investment in such business would constitute a “corporate opportunity” (as such term would apply to Newmark Holdings if it were a corporation), that has not been presented to and rejected by Newmark or that Newmark rejects but reserves for possible further action by Newmark in writing, unless otherwise consented to by the Newmark Holdings general partner in writing in its sole and absolute discretion, or otherwise take any action to harm, that harms or that reasonably could be expected to harm, Newmark for a two-year period following the date on which a founding/working partner or a limited partnership unit holder, as the case may be, ceases, for any reason, to be a founding/working partner or a limited partnership unit holder, as the case may be, including any breach of its confidentiality obligations.

A founding/working partner or limited partnership unit holder is considered to have engaged in a “Competitive Activity” if such partner (including by or through his, her or its affiliates), during the applicable restricted period, engages in one of the following activities, which we collectively refer to as the “Competitive Activities”:

(1)    at any time while a founding/working partner or limited partnership unit holder and through the second (2nd)-year anniversary of the termination of such partner, directly or indirectly, or by action in concert with others, solicits, induces, or influences, or attempts to solicit, induce or influence, any other partner, employee, member, partner or consultant of Cantor, Newmark or any member of the Cantor group or affiliated entity to terminate its employment or other business arrangements with Cantor, Newmark or any member of the Cantor group or affiliated entity, or to engage in any Competing Business or hires, employs, engages (including as a consultant or partner) or otherwise enters into a Competing Business with any such person;

(2)    at any time while a founding/working partner or limited partnership unit holder and through the second (2nd)-year anniversary of the termination of such partner, solicits any of the customers of Cantor, Newmark or any member of the Cantor group or affiliated entity (or any of their employees), induces such customers or their employees to reduce their volume of business with, terminate their relationship with or otherwise adversely affect their relationship with, Cantor, Newmark or any member of the Cantor group or affiliated entity; or

(3)    at any time while a founding/working partner or limited partnership unit holder and through the second (2nd)-year anniversary of the termination of such partner, engages in, represents in any way, or is connected with (as partner, director, officer, employee, consultant, or active participant, in each case, other than on a de minimis basis) any activity, practice or act with a Competing Business if: (1) it involves a Client or Client Representative and a service that is the same or similar to a service the founding/working partner or limited partnership unit holder provided for a Protected Affiliate; (2) it involves (y) a product, product line or type, or service of a Protected Affiliate (including any for which it took substantial steps to offer prior to the termination of such founding/working partner or limited partnership unit holder), and (z) a service that is the same or similar to a service the founding/working partner or limited partnership unit holder provided for a Protected Affiliate within a geographic market covering where the Partner and/or the Protected Affiliate provided services or had responsibilities and/or within a 100-mile radius of any Client, Client Representative, Protected Affiliate, or founding/working partner or limited partnership unit holder while a founding/working partner or limited partnership unit holder; or (3) the founding/working partner or limited partnership unit holder had substantial confidential information of Cantor, Newmark or any member of the Cantor group or affiliated entity and the disclosure of such information to the Competing Business is likely to be inevitable.

Notwithstanding anything to the contrary, and unless Cantor determines otherwise, none of such partner obligations apply to any founding/working partner or limited partnership unit holder that is also a Cantor Company. “Cantor Company” means Cantor or any of its affiliates (other than, if applicable, Newmark and any of our subsidiaries). Such partners are exempt from these partner obligations. Other defined terms used above are as defined in the LPA Amendment, as defined below.

The determination of whether a founding/working partner or limited partnership unit holder has breached his or her partner obligations will be made in good faith by the Newmark Holdings general partner in its sole and absolute discretion, which determination will be final and binding. If a founding/working partner or a limited partnership unit holder breaches his, her or its partner obligations, then, in addition to any other rights or remedies that the Newmark Holdings general partner may have, and unless otherwise determined by the Newmark Holdings general partner in its sole and absolute discretion, Newmark Holdings will redeem all of the units held by such partner for a redemption price equal to their base amount, and such partner will have no right to receive any further distributions, or payments of cash, stock or property, to which such partner otherwise might be entitled.

A founding/working partner or a limited partnership unit holder, as the case may be, will become a bankrupt partner upon (a) making an assignment for the benefit of creditors, (b) filing a voluntary petition in bankruptcy, (c) the adjudication of such partner as bankrupt or insolvent, or the entry against such partner of an order for relief in any bankruptcy or insolvency proceeding; provided that such order for relief or involuntary proceeding is not stayed or dismissed within 120 days, (d) the filing by such partner of a petition or answer seeking for himself, herself or itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any bankruptcy statute, law or regulation, (e) the filing by such partner of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of that nature, or (f) the appointment of or seeking of the appointment of (in each case by any person) a trustee, receiver or liquidator of it or of all or any substantial part of the properties of such founding/working partner. With respect to a corporate founding/working partner, bankruptcy will also include the occurrence of any of the foregoing events with respect to the beneficial owner of the majority of the stock of such partner. Notwithstanding the foregoing, no event constitutes a bankruptcy of a founding/working partner or limited partnership unit holder, as the case may be, unless the Newmark Holdings general partner so determines in its sole and absolute discretion.

Transfers of Interests

The Newmark Holdings limited partnership agreement contains restrictions on the transfer of interests in Newmark Holdings. In general, a partner may not transfer or agree or otherwise commit to transfer all or any portion of, or any rights, title and interest in and to, its interest in Newmark Holdings, except in the circumstances described in the Newmark Holdings limited partnership agreement.

Amendments

The Newmark Holdings limited partnership agreement cannot be amended except with the approval of each of the general partner and the exchangeable limited partners (by the affirmative vote of a Newmark Holdings exchangeable limited partnership interest majority in interest) of Newmark Holdings. In addition, the Newmark Holdings limited partnership agreement cannot be amended to:

•        alter the interest of any partner in the amount or timing of distributions or the allocation of profits, losses or credits, if such alteration would either materially adversely affect the economic interest of a partner or would materially adversely affect the value of interests, without the consent of the partners holding at least two-thirds of all units, in the case of an amendment applying in substantially similar manner to all classes of interests, or two-thirds in interest of the affected class or classes of the partners, in the case of any other amendment; or

•        alter the special voting limited partner’s ability to remove a general partner.

The General Partner of Newmark Holdings may authorize any amendment to correct any technically incorrect statement or error apparent on the face thereof in order to further the parties’ intent or to correct any formality or error or incorrect statement or defect in the execution of the Newmark Holdings limited partnership agreement.

Corporate Opportunity; Fiduciary Duty

The Newmark Holdings limited partnership agreement contains similar corporate opportunity provisions to those included in our certificate of incorporation with respect to Newmark, BGC and/or Cantor and their respective representatives. See “— Potential Conflicts of Interest and Competition with BGC and Cantor.”

Parity of Interests

The Newmark Holdings limited partnership agreement provides that it is the non-binding intention of Newmark Holdings and each of the partners of Newmark Holdings that the aggregate number of Newmark OpCo units held by Newmark Holdings and its subsidiaries (other than Newmark OpCo and its subsidiaries) at a given time divided by the aggregate number of Newmark Holdings units issued and outstanding at such time is at all times equal to one, which ratio is referred to herein as the “Newmark Holdings ratio.” It is the non-binding intention of each of the partners of Newmark Holdings and of Newmark Holdings that there be a parallel issuance or repurchase transaction by Newmark Holdings in the event of any issuance or repurchase by Newmark OpCo of Newmark OpCo units to or held by Newmark Holdings so that the Newmark Holdings ratio at all times equals one.

First Amendment to Newmark Holdings Limited Partnership Agreement

On March 10, 2023, Newmark Holdings entered into an amendment to the Newmark Holdings limited partnership agreement (the “LPA Amendment”). The LPA Amendment revises certain restrictive covenants pertaining to the “Partner Obligations” and “Competitive Activity” provisions in the Newmark Holdings limited partnership agreement. Specifically, the LPA Amendment (i) reduces the length of the post-termination period during which a partner must refrain from soliciting or doing business with customers, soliciting employees, engaging in a “Competing Business” (as defined therein), or otherwise refraining from harming the partnership; and (ii) revises the scope of the non-compete provisions under the “Partner Obligations” and “Competitive Activity” provisions in the Newmark Holdings limited partnership agreement to cover “Competing Businesses” for which a partner performs the same or similar services as provided to a “Protected Affiliate” (as defined therein) and (a) involving a product, product line or type, or service of a “Protected Affiliate” within a specific geographic area, (b) involving a “Client” or a “Client Representative” (each as defined therein) of a Protected Affiliate, or (c) for which the disclosure of confidential information is likely to be inevitable. The LPA Amendment was approved by the Company’s Board of Directors and Audit and Compensation Committees.

Amended and Restated Limited Partnership Agreement of Newmark OpCo

On December 13, 2017, we entered into the Amended and Restated Agreement of Limited Partnership of Newmark OpCo, which we refer to as the “Newmark OpCo limited partnership agreement,” and which is described below.

Management

Newmark OpCo is managed by its general partner, which is owned by Newmark Holdings. The Newmark OpCo general partner holds the Newmark OpCo general partnership interest and the Newmark OpCo special voting limited partnership interest, which entitles the holder thereof to remove and appoint the general partner of Newmark OpCo and serve as the general partner of Newmark OpCo, which entitles Newmark Holdings (and thereby, Newmark) to control Newmark OpCo, subject to limited consent rights of Cantor and to the rights of Newmark Holdings as the special voting limited partner. Newmark Holdings holds its Newmark OpCo general partnership interest through a Delaware limited liability company, Newmark Holdings, LLC.

Cantor’s “consent rights” means that Newmark Holdings, in its capacity as general partner of Newmark OpCo, is required to obtain Cantor’s consent to amend the terms of the Newmark OpCo limited partnership agreement or take any other action that may adversely affect Cantor’s exercise of its co-investment rights to acquire Newmark Holdings limited partnership interests (and the corresponding investment in Newmark OpCo by Newmark Holdings) or right to exchange Newmark Holdings exchangeable limited partnership interests.

Classes of Interests in Newmark OpCo

Newmark OpCo has the following outstanding interests:

•        a general partnership interest, which is held indirectly by Newmark Holdings;

•        limited partnership interests, which are held by Newmark and Newmark Holdings; and

•        a special voting limited partnership interest, which is held indirectly by Newmark Holdings and which entitles the holder thereof to remove and appoint the general partner of Newmark OpCo.

The general partner of Newmark OpCo determines the aggregate number of authorized units in Newmark OpCo.

Any authorized but unissued units in Newmark OpCo may be issued:

•        to Newmark and/or Newmark Holdings and members of their group, as the case may be, in connection with an investment in Newmark OpCo;

•        to Newmark Holdings or members of its group in connection with a redemption pursuant to the Newmark Holdings limited partnership agreement;

•        as otherwise agreed by each of the general partner and the limited partners (by affirmative vote of the limited partners holding a majority of the units underlying limited partnership interests outstanding of Newmark OpCo (except that if Newmark Holdings and its group holds a majority in interest and Cantor and its group holds a majority of units underlying the Newmark Holdings exchangeable limited partnership interests, then “majority of interest” means Cantor) (which we refer to as a “Newmark OpCo majority in interest”));

•        to Newmark or Newmark Holdings in connection with a grant of equity by Newmark or Newmark Holdings; and

•        to any Newmark OpCo partner in connection with a conversion of an issued unit and interest into a different class or type of unit and interest.

There will be no additional classes of partnership interests in Newmark OpCo.

Distributions

The profit and loss of Newmark OpCo is generally allocated based on the total number of Newmark OpCo units outstanding.

Transfers of Interests

The Newmark OpCo partnership agreement contains restrictions on the transfer of interests in Newmark OpCo. In general, a partner may not transfer or agree or otherwise commit to transfer all or any portion of, or any rights, title and interest in and to, its interest in Newmark OpCo, except in the circumstances described in the Newmark OpCo limited partnership agreement.

Amendments

The Newmark OpCo limited partnership agreement cannot be amended except with the approval of each of the general partner and the limited partners (by the affirmative vote of a Newmark OpCo majority in interest) of Newmark OpCo. In addition, the Newmark OpCo limited partnership agreement cannot be amended to:

•        alter the interest of any partner in the amount or timing of distributions or the allocation of profits, losses or credits, if such alteration would either materially adversely affect the economic interest of a partner or would materially adversely affect the value of interests, without the consent of the partners holding at least two-thirds of all units, in the case of an amendment applying in a substantially similar manner to all classes of interests, or two-thirds in interest of the affected class or classes of the partners, in the case of any other amendment; or

•        alter the special voting limited partner’s ability to remove a general partner.

The general partner of Newmark OpCo may authorize any amendment to correct any technically incorrect statement or error in order to further the parties’ intent or to correct any formality or error or defect in the execution of the Newmark OpCo limited partnership agreement.

Corporate Opportunity; Fiduciary Duty

The Newmark OpCo limited partnership agreement contains similar corporate opportunity provisions to those included in our certificate of incorporation with respect to Newmark and/or Newmark Holdings and their respective representatives. See “— Potential Conflicts of Interest and Competition with BGC and Cantor.”

Parity of Interests

The Newmark OpCo limited partnership agreement provides that, at the election of Newmark, in connection with a repurchase of our Class A common stock or similar actions, Newmark OpCo will redeem and repurchase from Newmark a number of units in Newmark OpCo equivalent to the number of shares of Class A common stock repurchased by Newmark in exchange for cash in the amount of the gross proceeds to be paid in connection with such stock repurchase.

Adjustment to Exchange Ratio

Each unit of an exchangeable Newmark Holdings limited partnership interest will be exchangeable with Newmark for a number of shares of Newmark common stock equal to the exchange ratio. The exchange ratio was initially one, but is subject to adjustment as set forth in the Separation and Distribution Agreement as described below and was 0.9258 as of September 30, 2025.

For reinvestment, acquisition or other purposes, Newmark may determine to distribute to its stockholders a smaller percentage than Newmark Holdings distributes to its equity holders (excluding tax distributions from Newmark Holdings) of cash that it receives from Newmark OpCo. In such circumstances, the Separation and Distribution Agreement provides that the exchange ratio will be reduced to reflect the amount of additional cash retained by Newmark as a result of the distribution of such smaller percentage, after the payment of taxes (which we refer to as “Reinvestment Cash”).

The Separation and Distribution Agreement provides that in the event that there shall be any Reinvestment Cash in any fiscal quarter, the exchange ratio shall be adjusted so that it shall be equal to (i) the number of fully diluted outstanding shares of Newmark common stock (as defined in the Separation and Distribution Agreement) as of immediately prior to such adjustment, divided by (ii) the sum of (A) the number of fully diluted outstanding shares of Newmark common stock as of immediately prior to such adjustment, plus (B) the Adjustment Factor (as described below) for such fiscal quarter, plus (C) the sum of the aggregate Adjustment Factors for all prior fiscal quarters following the initial public offering of Newmark Class A common stock, where:

•        the Adjustment Factor shall be equal to the Reinvestment Cash divided by the Newmark Current Market Price (as defined in the Separation and Distribution Agreement) as of the day prior to the date on which the adjustment to the exchange ratio is made for such fiscal quarter; provided that

•        if, in any subsequent fiscal quarter, the exchange ratio shall be further adjusted and the Newmark Current Market Price as of the day prior to the date on which such further adjustment is made is greater than the Newmark Current Market Price used in the bullet above, then the Adjustment Factor for such prior fiscal quarter shall be re-calculated using such greater Newmark Current Market Price.

Newmark shall determine the particular date in which any adjustment to the exchange ratio in respect of a particular fiscal quarter shall occur, taking into account the precise timing of any distributions by Newmark Holdings and Newmark in respect of such fiscal quarter.

Use of Reinvestment Cash

We receive significant tax benefits from the partnership structure of Newmark OpCo and Newmark Holdings. Specifically, in connection with an exchange of an exchangeable Newmark Holdings limited partnership interest with Newmark for shares of Newmark common stock, Newmark OpCo receives a tax deduction. We, in turn, benefit from the majority of this tax deduction as a result of our ownership interest in Newmark OpCo. In a typical Umbrella Partnership-C corporation structure, we would normally receive a much smaller portion of these tax benefits.

In light of these tax benefits and the fact that the exchange ratio is adjusted downward if there is any Reinvestment Cash, and in order to induce the holder of a majority of the Newmark exchangeable limited partnership interest to consent to the partnership structure, we have agreed in the Separation and Distribution Agreement that, to the extent that there is any Reinvestment Cash, we will contribute such cash to Newmark OpCo as an additional capital contribution with respect to our existing limited partnership interest in Newmark OpCo, unless we and the holder of a majority of the Newmark exchangeable limited partnership interests agree otherwise.

Reinvestments in Newmark OpCo by Newmark; Co-Investment Rights; Distributions to Holders of Our Common Stock and to Newmark Holdings Limited Partners

In order to maintain our economic interest in Newmark OpCo, the Separation and Distribution Agreement provides that any net proceeds received by us from any subsequent issuances of our common stock (other than upon exchange of Newmark Holdings exchangeable limited partnership interests) will be, unless otherwise determined by our Board of Directors, contributed to Newmark OpCo in exchange for Newmark OpCo limited partnership interests consisting of a number of Newmark OpCo units that will equal the number of shares of our common stock issued divided by the exchange ratio as of immediately prior to the issuance of such shares.

In addition, we may elect to purchase from Newmark OpCo a number of Newmark OpCo units through cash or non-cash consideration. The investment price will be based on the then-applicable market price for shares of our Class A common stock. In the future, from time to time, we also may use cash on hand and funds received from distributions, loans or other payments from Newmark OpCo to purchase shares of common stock or Newmark Holdings exchangeable limited partnership interests.

In the event that we acquire any additional Newmark OpCo limited partnership interests from Newmark OpCo, Cantor would have the right to cause Newmark Holdings to acquire additional Newmark OpCo limited partnership interests from Newmark OpCo up to the number of Newmark OpCo units that would preserve Cantor’s relative indirect economic percentage interest in Newmark OpCo compared to our and BGC’s aggregate interests immediately prior to the acquisition of such additional Newmark OpCo units by us or BGC, and Cantor would acquire an equivalent number of additional Newmark Holdings limited partnership interests to reflect such relative indirect interest. The purchase price per Newmark OpCo unit for any such Newmark OpCo limited partnership interests issued indirectly to Cantor pursuant to its co-investment rights will be equal to the price paid by us per Newmark OpCo unit. Any such Newmark Holdings limited partnership interests issued to Cantor will be designated as exchangeable limited partnership interests.

Cantor will have 10 days after the related issuance of Newmark OpCo limited partnership interests to elect such reinvestment and will have to close such election no later than 120 days following such election.

In addition, the Participation Plan provides for issuances, in the discretion of our Compensation Committee or its designee, of Newmark Holdings limited partnership interests to current or prospective working partners and executive officers of Newmark. Any net proceeds received by Newmark Holdings for such issuances generally will be contributed to Newmark OpCo in exchange for Newmark OpCo limited partnership interests consisting of a number of Newmark OpCo units equal to the number of Newmark Holdings limited partnership interests being issued so that the cost of such compensation award, if any, is borne pro rata by all holders of the Newmark OpCo units, including by us. Any Newmark Holdings limited partnership interests acquired by the working partners, including any such interests acquired at preferential or historical prices that are less than the prevailing fair market value of our Class A common stock, will be designated as Newmark Holdings working partner interests and will generally receive distributions from Newmark OpCo on an equal basis with all other limited partnership interests.

Newmark Holdings will not have the right to acquire limited partnership interests in Newmark OpCo other than in connection with an investment by Cantor as described above or in connection with issuances of Newmark Holdings interests to the working partners and executive officers under the Participation Plan.

Subsequent Amendments to Newmark OpCo Limited Partnership Agreement

The Newmark OpCo limited partnership agreement was amended, effective as of December 13, 2017, on March 14, 2018 to adjust certain allocations to certain partnership-owned entities. On June 19, 2018 and September 26, 2018, Newmark OpCo amended and restated its limited partnership agreement in connection with certain concluded transactions.

Administrative Services Agreement

On December 13, 2017, we entered into an administrative services agreement with Cantor which is described below.

The administrative services agreement had an initial term of three years, starting on the date of the Separation. Thereafter, the administrative services agreement renews automatically for successive one-year terms, unless any party provides written notice to the other parties of its desire to terminate the agreement at least 120 days before the end of any such year ending during the initial or extended term, in which event the administrative services agreement will end with respect to the terminating party on the last day of such term. In addition, any particular service provided under the administrative services agreement may be cancelled by the receiving party, with at least 90 days’ prior written notice to the providing party, with no effect on the other services. The terminating party will be charged a termination fee equal to the costs incurred by the party providing services as a result of such termination, including any severance or cancellation fees.

Cantor is entitled to continued use of hardware and equipment it used prior to the date of the administrative services agreement on the terms and conditions provided, even in the event we terminate the administrative services agreement, although there is no requirement to repair or replace such hardware or equipment.

During the term of the administrative services agreement, the parties will provide administrative and technical support services to each other, including:

•        administration and benefits services;

•        employee benefits, human resources and payroll services;

•        financial and operations services;

•        internal auditing services;

•        legal related services;

•        risk and credit services;

•        accounting and general tax services;

•        office space;

•        personnel, hardware and equipment services;

•        communication and data facilities;

•        facilities management services;

•        promotional, sales and marketing services;

•        procuring of insurance coverage; and

•        any miscellaneous services to which the parties reasonably agree.

The administrative services agreement includes provisions for allowing a provider or affiliate to arrange for a third-party to provide for the services.

In consideration for the services provided, the providing party generally charges the other party an amount (including any applicable taxes) equal to (1) the direct cost that the providing party incurs in performing those services, including third-party charges incurred in providing services, plus (2) a reasonable allocation of other costs determined in a consistent and fair manner so as to cover the providing party’s appropriate costs or in such other manner as the parties agree. For the year ended December 31, 2024, allocated expenses were $26.4 million for these services. For the nine months ended September 30, 2025, allocated expenses were $25.5 million for these services. These allocated charges may from time to time include compensation charges related to services provided in the ordinary course of business by a number of individuals who are corporate executives or other management of Cantor or their staff, including Mr. Kyle Lutnick, a member of our Board of Directors and Executive Vice Chairman of Cantor, or Mr. Brandon Lutnick, the brother of Mr. Kyle Lutnick and the Chief Executive Officer of Cantor. These charges are not segregated by nor identify the specific services provided by such individuals. For the year ended December 31, 2024 and the nine months ended September 30, 2025, the allocated compensation charges for services related to individuals in this group was approximately $0.28 million and $1.6 million, respectively.

The administrative services agreement provides that the services recipient generally indemnifies the services provider for liabilities that it incurs arising from the provision of services other than liabilities arising from fraud or willful misconduct of the service provider.

Tax Matters Agreement

On December 13, 2017, BGC Partners, BGC Holdings, BGC U.S. OpCo, Newmark, Newmark Holdings and Newmark OpCo entered into a tax matters agreement in connection with the Separation that governs the parties’ respective rights, responsibilities and obligations after the Separation with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the Spin-Off and certain related transactions to qualify as tax-free for U.S. federal income tax purposes), tax attributes and tax benefits, the preparation and filing of tax returns, the control of audits and other tax proceedings, tax elections, assistance and cooperation in respect of tax matters, procedures and restrictions relating to the Spin-Off, if any, and certain other tax matters.

In addition, the tax matters agreement imposes certain restrictions on Newmark and its subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) that will be designed to preserve the tax-free status of the Spin-Off and certain related transactions. The tax matters agreement provides special rules to allocate tax liabilities in the event the Spin-Off, together with certain related transactions, is not tax-free, as well as any tax liabilities incurred in connection with the Separation. In general, under the tax matters agreement, each party is expected to be responsible for any taxes imposed on BGC Partners or Newmark that arise from the failure of the Spin-Off, together with certain related transactions, to qualify as a transaction that is generally tax-free, for U.S. federal income tax purposes, under Sections 355 and 368(a)(1)(D) and certain other relevant provisions of the Code, to the extent that the failure to so qualify is attributable to actions, events or transactions relating to such party’s respective stock, assets or business, or a breach of the relevant representations or covenants made by that party in the tax matters agreement.

Tax Receivable Agreement

On December 13, 2017, Cantor and Newmark entered into a tax receivable agreement which is described below.

Certain interests in Newmark Holdings may be exchanged in the future for a number of shares of Newmark Class A common stock or shares of Newmark Class B common stock equal to the then-applicable exchange ratio. Certain of these exchanges could result in increases to our share of the tax basis of the tangible and intangible assets of Newmark OpCo that otherwise would not have been available, although the Internal Revenue Service (“IRS”) may challenge all or part of that tax basis increase, and a court could sustain such a challenge by the IRS. These increases in tax basis, if sustained, may reduce the amount of tax that we would otherwise be required to pay in the future.

Our tax receivable agreement with Cantor also provides for the payment by us to Cantor of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of these increases in tax basis and of certain other tax benefits related to its entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. It is expected that we will benefit from the remaining 15% of cash savings, if any, in income tax that we realize. Pursuant to the tax receivable agreement, we will determine, after consultation with Cantor, the extent to which we are permitted to claim any such tax benefits, and such tax benefits will be taken into account in computing any cash savings so long as our accountants agree that it is at least more likely than not that such tax benefit is available.

Pursuant to the tax receivable agreement, 20% of each payment that would otherwise be made by us will be deposited into an escrow account until the expiration of the statute of limitations for the tax year to which the payment relates. If the IRS successfully challenges the availability of any tax benefit and determines that a tax benefit is not available, we will be entitled to receive reimbursements from Cantor for amounts we previously paid under the tax receivable agreement and Cantor will indemnify us and hold us harmless with respect to any interest or penalties and any other losses in respect of the disallowance of any deductions which gave rise to the payment under the tax receivable agreement (together with reasonable attorneys’ and accountants’ fees incurred in connection with any related tax contest, but the indemnity for such reasonable attorneys’ and accountants’ fees shall only apply to the extent Cantor is permitted to control such contest). Any such reimbursement or indemnification payment will be satisfied first from the escrow account (to the extent funded in respect of such payments under the tax receivable agreement).

For purposes of the tax receivable agreement, cash savings in income and franchise tax will be computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay had there been no depreciation or amortization deductions available to us that were attributable to an increase in tax basis (or any imputed interest) as a result of an exchange. The tax receivable agreement will continue until all such tax benefits have been utilized or have expired, unless we (with the approval by a majority of our independent directors) exercise our right to terminate the tax receivable agreement for an amount based on an agreed value of payments remaining to be made under the agreement, provided that if we and Cantor cannot agree upon a value, the agreement will remain in full force and effect. The actual amount and timing of any payment under the tax receivable agreement will vary depending on a number of factors, including the nature of the interests exchanged, the timing of exchanges, the extent to which such exchanges are taxable and the amount and timing of our income.

Any amendment to the tax receivable agreement will be subject to approval by a majority of our independent directors.

The transactions described under “— Cantor’s Right to Purchase Exchangeable Newmark Holdings Limited Partnership Interests Upon Redemption or Exchange of Newmark Holdings Founding Partner Interests — Distribution Rights Shares,” above, are expected to result in an increase in our share of the tax basis of the tangible and intangible assets of Newmark OpCo and thereby reduce the amount of tax that we would otherwise be required to pay in the future. As discussed above, the tax receivable agreement provides for the payment by us to Cantor of 85% of the amount of cash savings, if any, in the U.S. federal, state and local income tax that we actually realize as a result of the transactions. As of September 30, 2025, there was a $20.6 million tax receivable balance included in other assets and a $17.5 million liability to Cantor included in other long-term liabilities on our unaudited condensed consolidated balance sheets.

Registration Rights Agreement

In connection with the Separation, on December 13, 2017, we entered into a registration rights agreement with BGC Partners and Cantor which provided Cantor, BGC Partners and their respective affiliates (prior to the Spin-Off) and Cantor and its affiliates (after the Spin-Off) registration rights with respect to shares of our Class A common stock, including shares issued or to be issued upon exchange of the Newmark Holdings exchangeable limited partnership interests held by Cantor, shares of our Class A common stock issued or issuable in respect of or in exchange for any shares of our Class B common stock and any other shares of our Class A common stock that may be acquired by Cantor or its affiliates (the “Registration Rights Agreement”). We refer to these shares as “registrable securities,” and we refer to the holders of these registrable securities as “holders.”

The Registration Rights Agreement provides that each holder is entitled to unlimited piggyback registration rights with respect to its registrable securities, meaning that each holder can include its registrable securities in registration statements filed by us, including registration effected by us for security holders other than holders, subject to certain limitations. The Registration Rights Agreement also grants Cantor unlimited demand registration rights requiring that we register registrable securities held by Cantor and take all actions reasonably necessary or desirable to expedite or facilitate the disposition of registrable securities. Our obligation to effect demand registration rights will not be relieved to the extent we effect piggyback registration rights.

We will pay the costs incident to our compliance with the Registration Rights Agreement but the holders will pay for any underwriting discounts or commissions or transfer taxes associated with all such registrations.

We have agreed to indemnify the holders (and their directors, officers, agents and each other person who controls a holder under Section 15 of the Securities Act) registering shares pursuant to the Registration Rights Agreement against certain losses, expenses and liabilities under the Securities Act, common law or otherwise. Holders will similarly indemnify us but such indemnification will be limited to an amount equal to the net proceeds received by such holder under the sale of registrable securities giving rise to the indemnification obligation.

Derivative Suits

On August 5, 2022, Robert Garfield filed a complaint in the Delaware Court of Chancery, captioned Robert Garfield v. Howard W. Lutnick, et al. (Case No. 2022-0687) (the “Garfield action”), against the members of the Board and Mr. H. Lutnick in his capacity as Chairman of the Board and controlling stockholder. This derivative complaint alleges that in connection with the Lutnick Award, (i) the Board breached its fiduciary duty, (ii) neither the award nor the approval process employed by the Compensation Committee were entirely fair to the Company and its stockholders, and (iii) the members of the Compensation Committee did not exercise independent judgment. The complaint alleges that Mr. H. Lutnick breached his fiduciary duty as Chairman and controlling shareholder by forcing the Company to grant the award and by accepting it. The complaint seeks rescission of the award and other compensation, as well as damages and other relief.

On October 7, 2022, Cardinal Capital Management, LLC filed a complaint in the Delaware Court of Chancery, captioned Cardinal Capital Management, LLC v. Howard W. Lutnick, et al. (Case No. 2022-0909-SG) (the “Cardinal action”), against Mr. H. Lutnick, the members of the Compensation Committee in 2021, who were Virginia S. Bauer, Kenneth A. McIntyre and Michael Snow as members of the Compensation Committee, and Barry Gosin, Michael Rispoli and Stephen Merkel, as Newmark’s executive officers. The derivative complaint alleges that in connection with the Company’s June 2021 partnership units exchange for Mr. H. Lutnick and Officers (as such term is defined in the Cardinal action) and the Lutnick Award (i) the Compensation Committee and Officers breached their fiduciary duties and wasted corporate assets; and (ii) Mr. H. Lutnick and the Officers were unjustly enriched. The complaint also alleges that Mr. H. Lutnick breached his fiduciary duty as Chairman and controlling shareholder, and wasted corporate assets, by forcing the Company to grant the award and by accepting it. The complaint seeks recoupment of the partnership units exchange and the bonus award, as well as damages and other relief.

On December 13, 2022, the Delaware Court of Chancery entered an order consolidating the Garfield and Cardinal actions into a single, consolidated action (Consolidated C.A. No. 2022-0687, hereinafter the “Consolidated Shareholder Action”) deemed to have commenced on August 5, 2022, when the Garfield action was filed. On January 10, 2023, the plaintiffs filed a consolidated amended complaint, whose claims, as well as requested relief, mirror the claims and relief sought in the Cardinal action in all material respects. The Company’s position is that the partnership units exchange was appropriate and in the best interests of the Company, and that the Lutnick Award was properly approved by the Compensation Committee comprised of independent directors (which does not include Mr. H. Lutnick) after careful consideration of his contributions to the Company, including the Company’s superior financial results, and following an extensive process that included advice from independent legal counsel and an independent compensation consultant.

On December 21, 2024, the parties to the Consolidated Shareholder Action agreed to settle the matter for a cash payment of $50 million to Newmark less any fees awarded to plaintiffs’ counsel by the Delaware Court of Chancery following a hearing, to be paid by Newmark’s directors’ and officers’ insurance carriers, within 15 business days after entry of judgment. This settlement was approved on August 13, 2025, and fully settles and releases, with prejudice, any and all actual or potential claims between the parties to the settlement that arise out of or otherwise relate to the claims asserted in the Consolidated Shareholder Action. The settlement is not evidence of the validity or invalidity of any claims or defenses in this action or any other actions or proceedings, or of any wrongdoing by any of the defendants, or of any damages or injury to Newmark or the plaintiffs. The defendants in this action have denied, and continue to deny, all allegations of wrongdoing, fault, liability or damage with respect to all claims asserted or that could be asserted in the Consolidated Shareholder Action.

The Court of Chancery approved the proposed settlement and dismissed the case after a hearing held on August 13, 2025. The Company received $50.0 million from insurers, net of $7.7 million of plaintiff’s counsel legal fees.

Other Legal Proceedings

On March 9, 2023, a purported class action complaint was filed against Cantor, BGC Holdings, and Newmark Holdings in the U.S. District Court for the District of Delaware (Civil Action No. 1:23-cv-00265). The collective action, which was filed by seven former limited partners on their own behalf and on behalf of other similarly situated limited partners, alleges a claim for breach of contract against all defendants on the basis that the defendants failed to make payments due under the relevant partnership agreements. Specifically, the plaintiffs allege that the non-compete and economic forfeiture provisions upon which the defendants relied to deny payment are unenforceable under Delaware law. The plaintiffs allege a second claim against Cantor and BGC Holdings for antitrust violations under the Sherman Antitrust Act of 1890, as amended, on the basis that the Cantor and BGC Holdings partnership agreements constitute unreasonable restraints of trade. In that regard, the plaintiffs allege that the non-compete and economic forfeiture provisions of the Cantor and BGC Holdings partnership agreements, as well as restrictive covenants included in partner separation agreements, cause anticompetitive effects in the labor market, insulate Cantor and BGC Holdings from competition, and limit innovation. The plaintiffs seek a determination that the case may be maintained as a class action, an injunction prohibiting the allegedly anticompetitive conduct, and monetary damages of at least $5,000,000. The defendants filed a motion to dismiss and in response, on May 31, 2023, the plaintiffs filed an Amended Class Action Complaint alleging similar allegations as a basis for claims for breach of contract and violation of the Sherman Act. The defendants moved to dismiss the Amended Complaint. On February 23, 2024, the plaintiffs filed a Second Amended Complaint, repleading claims for violation of federal antitrust laws and challenging economic forfeiture and non-compete obligations as violative of federal competition law. On December 2, 2024, the District Court granted the defendants’ motion to dismiss the Second Amended Complaint. On December 16, 2024, the plaintiffs filed a notice of appeal to the U.S. Court of Appeals for the Third Circuit. The appeal was fully briefed in early 2025 and the Third Circuit held oral argument on September 17, 2025. The Company continues to believe the lawsuit has no merit and that the District Court’s dismissal of the matter will be affirmed on appeal. However, as with any litigation, the outcome cannot be determined with certainty.

Potential Conflicts of Interest and Competition Among Cantor, BGC and Newmark

General

There is overlap in our Board and management with Cantor’s and BGC’s boards of directors and management, including (i) Mr. Merkel, who serves as both our Executive Vice President and Chief Legal Officer as well as Chairman of the Board and as Cantor’s Executive Vice Chairman, Executive Managing Director, and General Counsel as well as BGC’s Chairman of the Board, Executive Vice President and General Counsel, and (ii) Mr. Kyle Lutnick, who is a member of our Board and also serves as Cantor’s Executive Vice Chairman and President of CFGM.

Each share of Newmark Class B common stock is generally entitled to the same rights as a share of Newmark Class A common stock, except that, on matters submitted to a vote of our stockholders, each share of Newmark Class B common stock is entitled to 10 votes. The Newmark Class B common stock generally votes together with the Newmark Class A common stock on all matters submitted to a vote of our stockholders. As of October 31, 2025, Cantor and CFGM held 21,285,533 shares of Newmark Class B common stock, representing all of the outstanding shares of Newmark Class B common stock and approximately 57.3% of our Total Voting Power.

Cantor’s and/or members of the Lutnick family’s ability to exercise control over us could create or appear to create potential conflicts of interest. Conflicts of interest may arise between us, BGC and Cantor in a number of areas relating to our past and ongoing relationships, including:

•        potential acquisitions and dispositions of businesses, mergers, joint ventures, investments or similar transactions;

•        the issuance, acquisition or disposition of securities by us;

•        the election of new or additional directors to our Board of Directors;

•        the payment of dividends by us (if any), distribution of profits by Newmark OpCo and/or Newmark Holdings and repurchases of shares of our Class A common stock or purchases of Newmark Holdings limited partnership interests or other equity interests in our subsidiaries, including from Cantor or our or BGC’s executive officers, other employees, partners and others;

•        any loans to or from us or Cantor, any financings or credit arrangements that relate to or depend on our relationship with Cantor or its relationship with us, or senior notes that we have issued that were purchased by Cantor or may issue that may be purchased by Cantor;

•        business operations or business opportunities of ours, BGC’s and Cantor’s that would compete with the other party’s business opportunities;

•        intellectual property matters;

•        business combinations involving Cantor, BGC or us;

•        tax matters;

•        the nature, quality and pricing of administrative services and transition services to be provided to or by BGC Group or Cantor or their respective affiliates; and

•        any positions by members of the Lutnick family with us and our affiliates, BGC Group and/or Cantor and their ownership of any such equity or the equity of any of Cantor’s other affiliates.

Potential conflicts of interest could also arise if we decide to enter into any new commercial arrangements with Cantor in the future or in connection with Cantor’s desire to enter into new commercial arrangements with third parties. Further, potential allegations of conflicts or reputational impacts could occur, which may have an adverse effect on our business. Members of the Lutnick family have been, and may be, periodically employed by and/or involved in the management of our and our affiliate’s businesses.

We also expect Cantor to manage its ownership of BGC and us so that no company will be deemed to be an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), including by maintaining its voting power in us above a majority absent an applicable exemption from the Investment Company Act. This may result in conflicts with us, including those relating to acquisitions or offerings by us involving issuances of shares of our Class A common stock, or securities convertible or exchangeable into shares of Class A common stock, that would dilute Cantor’s voting power in us.

Potential Conflicts Related to Cantor

As noted above, Cantor is able to exercise control over our management and affairs and all matters requiring stockholder approval, including the election of our directors and determinations with respect to acquisitions and dispositions, as well as material expansions or contractions of our business, entry into new lines of business and borrowings and issuances of our Class A and Class B common stock or other securities. Cantor’s voting power may also have the effect of delaying or preventing a change of control of us.

In addition, Cantor has from time to time in the past and may in the future consider possible strategic realignments of its own businesses and/or of the relationships that exist between and among Cantor and its other affiliates and us. Any related-party transaction or arrangement between Cantor and its other affiliates and us is subject to the prior approval by our Audit Committee, but generally does not require the separate approval of our stockholders, and if such stockholder approval is required, Cantor may retain sufficient voting power to provide any such requisite approval without the affirmative consent of our other stockholders. There is no assurance that such consolidation or restructuring would not result in a material expense or disruption to our business.

Cantor has existing real estate-related businesses and may, from time to time, sponsor special purpose acquisition companies (“SPACs”) or invest in other ventures which have a real estate focus. While these businesses do not currently compete with Newmark, it is possible that, in the future, real estate-related opportunities in which Newmark would be interested may also be pursued by Cantor and/or Cantor may conduct activities in any real estate-related business or asset-backed securities-related business or any extensions thereof and ancillary activities thereto. For example, Cantor’s commercial lending business has historically offered conduit loans to the multifamily market. While conduit loans have certain key differences versus multifamily agency loans, such as those offered by our capital markets business, there can be no assurance that Cantor’s lending businesses will not seek to offer multifamily loans to our existing and potential multifamily customer base.

Moreover, the service of officers or partners of Cantor as our officers and directors, and those persons’ ownership interests in and payments from Cantor and its affiliates, SPACs and similar investments or other entities, could create conflicts of interest when we and those directors or officers are faced with decisions that could have different implications for us and them.

We also have entered into agreements that provide certain rights to the holder of a majority of the Newmark Holdings exchangeable limited partnership interest, which is currently Cantor. For example, the Separation and Distribution Agreement provides that dividends for a year to our common stockholders that are 25% or more of our post-tax Adjusted Earnings per fully diluted share for such year shall require the consent of the holder of a majority of the Newmark Holdings exchangeable limited partnership interests. In addition, the Separation and Distribution Agreement requires Newmark to contribute any Reinvestment Cash, as an additional capital contribution with respect to its existing limited partnership interest in Newmark OpCo, unless Newmark and the holder of a majority of the Newmark Holdings exchangeable limited partnership interests agree otherwise. It is possible that Cantor, as the holder of a majority of the Newmark Holdings exchangeable limited partnership interest, will not agree to a higher dividend percentage or a different use of Reinvestment Cash, even if doing so might be more advantageous to the Newmark stockholders.

Potential Conflicts Related to BGC and Cantor

For purposes of the below:

•        “BGC Group Company” means BGC Group or any of its affiliates (other than us and our subsidiaries);

•        “Cantor Company” means Cantor or any of its affiliates (other than us and our subsidiaries);

•        “representatives” means, with respect to any person, the directors, officers, employees, general partners or managing member of such person; and

•        “corporate opportunity” means any business opportunity that we are financially able to undertake, that is, from its nature, in our lines of business, is of practical advantage to us and is one in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of a BGC Group Company or a Cantor Company or any of their respective representatives, as the case may be, will be brought into conflict with our self-interest.

Our agreements and other arrangements with BGC and Cantor, including the Separation and Distribution Agreement, may be amended upon agreement of the parties to those agreements and approval of our Audit Committee. We may not be able to resolve any potential conflicts, and, even if we do, the resolution may be less favorable to us than if we were dealing with an unaffiliated party.

In order to address potential conflicts of interest between or among BGC, Cantor and their respective representatives and us, our certificate of incorporation contains provisions regulating and defining the conduct of our affairs as they may involve BGC and/or Cantor and their respective representatives, and our powers, rights, duties and liabilities and those of our representatives in connection therewith. Our certificate of incorporation provides that, to the greatest extent permitted by law, no Cantor Company or BGC Group Company, or any of the representatives, of a Cantor Company or BGC Group Company will, in its capacity as our stockholder or affiliate, owe or be liable for breach of any fiduciary duty to us or any of our stockholders. In addition, to the greatest extent permitted by law, none of any Cantor Company, BGC Group Company or any of their respective representatives will owe any duty to refrain from engaging in the same or similar activities or lines of business as us or our representatives or doing business with any of our or our representatives’ clients or customers. If any Cantor Company, BGC Group Company or any of their respective representatives acquires knowledge of a potential transaction or matter that may be a corporate opportunity (as defined in our certificate of incorporation) for any such person, on the one hand, and us or any of our representatives, on the other hand, such person will have no duty to communicate or offer such corporate opportunity to us or any of our representatives, and will not be liable to us, any of our stockholders or any of our representatives for breach of any fiduciary duty by reason of the fact that they pursue or acquire such corporate opportunity for themselves, direct such corporate opportunity to another person or do not present such corporate opportunity to us or any of our representatives, subject to the requirement described in the following sentence. If a third-party presents a corporate opportunity to a person who is both our representative and a representative of a BGC Group Company and/or a Cantor Company, expressly and solely in such person’s capacity as our representative, and such person acts in good faith in a manner consistent with the policy that such corporate opportunity belongs to us, then such person will be deemed to have fully satisfied and fulfilled any fiduciary duty that such person has to us as our representative with respect to such corporate opportunity, provided that any BGC Group Company, any Cantor Company or any of their respective representatives may pursue such corporate opportunity if we decide not to pursue such corporate opportunity.

No contract, agreement, arrangement or transaction between any BGC Group Company, any Cantor Company or any of their respective representatives, on the one hand, and us or any of our representatives, on the other hand, will be void or voidable solely because any BGC Group Company, any Cantor Company or any of their respective representatives has a direct or indirect interest in such contract, agreement, arrangement or transaction, and any BGC Group Company, any Cantor Company or any of their respective representatives (i) shall have fully satisfied and fulfilled its duties and obligations to us and our stockholders with respect thereto; and (ii) shall not be liable to us or our stockholders for any breach of any duty or obligation by reason of the entering into, performance or consummation of any such contract, agreement, arrangement or transaction, if:

•        such contract, agreement, arrangement or transaction is approved by our Board of Directors or any committee thereof by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

•        such contract, agreement, arrangement or transaction is approved by our stockholders by the affirmative vote of a majority of the voting power of all of our outstanding shares of capital stock entitled to vote thereon, excluding from such calculation shares of capital stock that are beneficially owned (as such term is defined in Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act) by a BGC Group Company or a Cantor Company; or

•        such contract, agreement, arrangement or transaction, judged according to the circumstances at the time of the commitment, is fair to us.

While the satisfaction of the foregoing conditions shall be sufficient to show that any BGC Group Company, any Cantor Company or any of their respective representatives (i) shall have fully satisfied and fulfilled its duties and obligations to us and our stockholders with respect thereto; and (ii) shall not be liable to us or our stockholders for any breach of any duty or obligation by reason of the entering into, performance or consummation of any such contract, agreement, arrangement or transaction, none of the foregoing conditions shall be required to be satisfied for such showing.

Our directors who are also directors or officers of any BGC Group Company, any Cantor Company or any of their respective representatives may be counted in determining the presence of a quorum at a meeting of our Board of Directors or of a committee that authorizes such contract, agreement, arrangement or transaction. Shares of our common stock owned by any BGC Group Company, any Cantor Company or any of their respective representatives may be counted in determining the presence of a quorum at a meeting of stockholders called to authorize such contract, agreement, arrangement or transaction. Our directors who are also directors or officers of any BGC Group

Company, any Cantor Company or any of their respective representatives shall not owe or be liable for breach of any fiduciary duty to us or any of our stockholders for any action taken by any BGC Group Company, any Cantor Company or their respective representatives, in their capacity as our stockholder or affiliate.

Transactions by Cantor with Newmark in Equity Securities

Our Board of Directors has determined that Cantor is a “deputized” director of the Company for purposes of Rule 16b-3 under the Exchange Act with respect to transactions in our securities from time to time. Rule 16b-3 exempts from the short-swing profits liability provisions of Section 16(b) of the Exchange Act certain transactions in an issuer’s securities between the issuer or its majority-owned subsidiaries and its officers and directors in certain situations, including if, among other things, the transaction is approved in advance by the issuer’s board of directors or a disinterested committee of the issuer’s board of directors. The Rule 16b-3 exemption extends to any such transactions by an entity beneficially owning more than 10% of a class of an issuer’s equity securities if the entity is a “deputized” director because it has a representative on the issuer’s board of directors. Our Board’s intent in determining that Cantor is a “deputized” director is that acquisitions or dispositions by Cantor of shares of our common stock or interests in our common stock from or to us or its majority-owned subsidiaries will be eligible for the Rule 16b-3 exemption from the short-swing profits liability provisions of Section 16(b) of the Exchange Act.

Transactions with Cantor Commercial Real Estate Company, L.P. (“CCRE”)

Newmark services loans for CCRE on a “fee for service” basis, generally prior to a loan’s sale or securitization, and for which no mortgage servicing rights are recognized. Newmark recognized servicing revenues (excluding interest and placement fees) from servicing rights purchased from CCRE on a “fee for service” basis of $2.1 million and $1.3 million for the year ended December 31, 2024 and the nine months ended September 30, 2025, respectively, which were included as part of “Management services, servicing fees and other” in the consolidated statements of operations included in Part II, Item 8 of the 2024 Form 10-K and in Part I, Item 1 in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025, respectively.

CF Secured Borrowing Facility

On August 2, 2021, Newmark OpCo, entered into a Master Repurchase Agreement (the “Repurchase Agreement”) with CF Secured, LLC (“CF Secured”), an affiliate of Cantor, pursuant to which Newmark may seek, from time-to-time, to execute short-term secured financing transactions. Repurchase agreements effect equity financing. The Company, under the Repurchase Agreement, may seek to sell securities owned by the Company to CF Secured and agrees to repurchase those securities on a date certain at a repurchase price generally equal to the original purchase price plus interest. The Repurchase Agreement is subject to ongoing compliance with various covenants and contains customary events of default. If an event of default occurs, the repurchase date for each transaction under the Repurchase Agreement may be accelerated to the date of default. For events of default relating to insolvency and receivership, the repurchase date for each transaction under the Repurchase Agreement is automatically accelerated to the date of default. The Repurchase Agreement is on market terms and rates, and was approved by our Audit Committee.

Intercompany Credit Agreement with Cantor

On November 30, 2018, Newmark entered into an unsecured credit agreement with Cantor (the “Cantor Credit Agreement”). The Cantor Credit Agreement provides for each party to issue loans to the other party at the lender’s discretion. Pursuant to the Cantor Credit Agreement, the parties and their respective subsidiaries (with respect to Cantor, other than BGC) may borrow up to an aggregate principal amount of $250.0 million from each other from time to time at an interest rate which is the higher of Cantor’s or Newmark’s short-term borrowing rate then in effect, plus 1.0%.

On December 20, 2023, Newmark entered into a first amendment to the Cantor Credit Agreement (the “First Cantor Credit Agreement Amendment”). Pursuant to the First Cantor Credit Agreement Amendment, Cantor agreed to make certain loans to Newmark from time to time in an aggregate outstanding principal amount of up to $150.0 million under the Cantor Credit Agreement (the “Newmark Revolving Loans”). The Newmark Revolving Loans have substantially the same terms as other loans under the Cantor Credit Agreement, except that until April 15, 2024, the Newmark Revolving Loans would bear interest at a rate equal to 25 basis points less than the interest rate borne by the revolving loans made pursuant to the Amended and Restated Credit Agreement, dated as of March 10, 2022 by and among Newmark, as borrower, certain subsidiaries of Newmark, as guarantors, Bank of America, N.A., as administrative agent and the lenders from time to time party thereto, most recently amended and restated on April 26, 2024 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Facility”). Unlike other loans made under the Cantor Credit Agreement, Cantor may demand repayment of the Newmark Revolving Loans prior to the final maturity date of the Cantor Credit Agreement upon three business days’ prior written notice. Also on December 20, 2023, Newmark drew $130.0 million of Newmark Revolving Loans, and used the proceeds to repay the $130.0 million balance then outstanding under the Credit Facility. On January 12, 2024, the outstanding balance under the Cantor Credit Agreement was repaid with the proceeds of the offering of the 7.500% Senior Notes, as defined below. While the Newmark Revolving Loans were outstanding, we paid $0.5 million of interest to Cantor. As of December 31, 2024 and September 30, 2025, there were no borrowings outstanding under the Cantor Credit Agreement.

7.500% Senior Notes

On January 12, 2024, the Company issued $600.0 million aggregate principal amount of its 7.500% Senior Notes due 2029 (the “7.500% Senior Notes”). The 7.500% Senior Notes are general unsecured obligations of the Company. The 7.500% Senior Notes bear interest at a rate of 7.500% per year, payable in cash on January 12 and July 12 of each year, commencing July 12, 2024. The 7.500% Senior Notes will mature on January 12, 2029. In connection with this issuance of 7.500% Senior Notes, the Company recorded approximately $0.5 million in underwriting fees payable to CF&Co. The Company used the net proceeds from the issuance of the notes to, among other things, repay all $130.0 million then-outstanding under the Cantor Credit Agreement.

Cantor purchased $125.0 million aggregate principal amount of 7.500% Senior Notes, which purchase was approved by the Audit Committee, and thus far has received $4,687,500 in interest payments on the 7.500% Senior Notes that it holds. On August 8, 2024, the Company filed a registration statement on Form S-3 pursuant to which Cantor, or its successors, assigns, and direct and indirect transferees, may resell their 7.500% Senior Notes from time to time. The Company will not receive any of the proceeds from the resale of the 7.500% Senior Notes, and the selling securityholders will pay any underwriting discounts and commissions, brokerage commissions, and transfer taxes, if any, applicable to the notes sold by them. Cantor still holds such notes as of the date of this Proxy Statement.

Also on August 8, 2024, the Company filed a registration statement on Form S-3 pursuant to which CF&Co and other affiliates of the Company may make offers and sales of the 7.500% Senior Notes in connection with ongoing market-making transactions which may occur from time to time. Such market-making transactions in these securities may occur in the open market or may be privately negotiated at prevailing market prices at the time of resale or at related or negotiated prices. Neither CF&Co, nor any of our other affiliates, has any obligation to make a market in our securities, and CF&Co or any such other affiliate may discontinue market-making activities at any time without notice. The Company does not receive any proceeds from market-making activities in the 7.500% Senior Notes by CF&Co or any other affiliates.

Financial Advisor Agreement

In November 2018, the Audit Committee authorized Newmark to enter into an engagement agreement with CF&Co and its affiliates to act as financial advisor in connection with one or more third-party business combination transactions as requested by Newmark on behalf of its affiliates from time to time on specified terms, conditions and fees.

Government Sponsored Enterprise (“GSE”) Loan and Related Party Limits

In February 2019, the Audit Committee authorized Newmark and its subsidiaries to originate and service GSE loans to Cantor and its affiliates (other than BGC) and service loans originated by Cantor and its affiliates (other than BGC) on prices, rates and terms no less favorable to Newmark and its subsidiaries than those charged by third parties. The authorization is subject to certain terms and conditions, including but not limited to: (i) a maximum amount up to $100.0 million per loan, (ii) a $250.0 million limit on loans that have not yet been acquired or sold to a GSE at any given time, and (iii) a separate $250.0 million limit on originated Fannie Mae loans outstanding to Cantor at any given time.

Services Agreement with CFE Dubai

In May 2020, the Audit Committee authorized Newmark & Co. to enter into an agreement with Cantor Fitzgerald Europe (DIFC Branch) (“CFE Dubai”) pursuant to which CFE Dubai will employ and support an individual who is a resident of Dubai in order to enhance Newmark’s capital markets platform, in exchange for a fee. CFE Dubai and Newmark & Co. negotiated a Services Agreement memorializing the arrangement between the parties (the “Services Agreement”). The Services Agreement provides that Newmark & Co. will reimburse CFE Dubai for the individual’s fully allocated costs, plus a mark-up of seven percent (7%). In addition, the Audit Committee authorized the Company and its subsidiaries to enter into similar arrangements in respect of any jurisdiction, in the future, with Cantor and its subsidiaries, provided that the applicable agreements contain customary terms for arrangements of this type and that the mark-up charged by the party employing one or more individuals for the benefit of the other is between 3% and 7.5%, depending on the level of support required for the employed individual(s). During the year ended December 31, 2024 and the nine months ended September 30, 2025, there were no fees paid under these agreements.

Services Agreement with Cantor Fitzgerald Europe for the Provision of Real Estate Investment Banking Services

On February 21, 2024, the Audit Committee authorized Newmark Holdings Limited (“NHL”), a subsidiary of Newmark, to enter into an agreement with Cantor Fitzgerald Europe (“CFE”) pursuant to which CFE will employ and support an individual to enhance Newmark’s capital markets platform by providing real estate investment banking services for the benefit of Newmark’s clients. Under this agreement, NHL will reimburse CFE for the individual’s fully allocated costs, plus a mark-up of seven percent (7%) and CFE will be entitled to ten percent (10%) of revenues generated by such individual on behalf of Newmark. In addition, the Audit Committee authorized NHL to include additional individuals to perform such services on substantially the same terms; provided that, in any case, the mark-up charged for such additional individuals is between 3.0% and 7.5%, depending on the level of support required for such individuals. Newmark did not make any payments pursuant to this agreement for the year ended December 31, 2024 or the nine months ended September 30, 2025.

Sublease to Cantor Fitzgerald, L.P.

In June 2024, Cantor entered into a sublease effective as of February 14, 2024. The deal was a twelve year sublease of approximately 6,200 of rentable square feet in San Francisco, California. The sublease was provided at a rate of $36,000 per month. During the year ended December 31, 2024, Newmark received $0.5 million from Cantor. For the nine months ended September 30, 2025, Newmark received $0.3 million from Cantor.

Transactions Related to Ordinary Course Real Estate Services

On November 4, 2020, our Audit Committee authorized entities in which executive officers have a non-controlling interest to engage Newmark to provide ordinary course real estate services to them as long as Newmark’s fees are consistent with the fees that Newmark ordinarily charges for these services.

Knotel Assets

As part of the acquisition of Knotel, Inc. on March 24, 2021, we assigned the rights to acquire certain Knotel, Inc. assets to a subsidiary of Cantor, on the terms that if the subsidiary monetized the sale of these assets, we would receive 10% of the proceeds of the sale after the subsidiary recoups its investment in the assets.

Employment Matters

Kyle Lutnick

On February 18, 2025, the Board appointed Mr. Kyle Lutnick to serve as a member of the Board, effective February 18, 2025, for a term to expire at the earlier of the 2025 Annual Meeting of Stockholders of the Company, or until his successor is duly elected and qualified.

On June 28, 2021, Newmark hired Mr. Kyle Lutnick as a full-time employee, providing for salary, bonus, reimbursement of ordinary course expenses and travel, and a potential profit participation consistent with other entrepreneurial arrangements in the event of certain liquidity events related to businesses developed by him.

For 2024, total compensation under the arrangement was approximately $817,000. As of February 2025, he was no longer employed by the Company or its subsidiaries. His compensation for the period he was employed by the Company in 2025 was approximately $26,000.

Joseph Alvarado and Robert Alvarado

Our Chief Operating Officer Mr. Luis Alvarado’s two sons, Joseph Alvarado and Robert Alvarado, are employed by a subsidiary of Newmark. In 2024, Mr. Joseph Alvarado’s total compensation was approximately $960,000 and Mr. Robert Alvarado’s total compensation was approximately $215,000.

Service Transactions with Executive Officers

From time to time, the Company has provided brokerage services to entities in which Mr. Gosin holds an ownership interest, and from time to time the Company has engaged entities in which Mr. Gosin holds an ownership interest for secretarial and janitorial services. These relationships are generally reviewed against third-party rates for similar services and are entered into on an arms-length basis, and Mr. Gosin does not direct the engagement of these entities.

Fountain House Charitable Donation

On September 16, 2025, the Board and Audit Committee approved a charitable donation of $2 million from a subsidiary of the Company to Fountain House, a national mental health nonprofit organization. Mr. Gosin serves on the Board of Directors of Fountain House.

Debt Repurchase Program

On June 16, 2020, our Board of Directors and Audit Committee authorized a debt repurchase program for the repurchase by us of up to $50.0 million of our 6.125% Senior Notes due 2023 that were then outstanding and any future debt securities issued by us thereafter (collectively, “Company debt securities”). Repurchases of Company debt securities, if any, are expected to reduce future cash interest payments, as well as future amounts due at maturity or upon redemption.

Under the authorization, we may make repurchases of Company debt securities for cash from time to time in the open market or in privately negotiated transactions upon such terms and at such prices as management may determine. Additionally, we are authorized to make any such repurchases of Company debt securities through CF&Co (or its affiliates), in its capacity as agent or principal, or such other broker-dealers as management shall determine to utilize from time to time upon customary market terms or commissions.

The timing and amount of Company debt securities repurchased under the program, if any, will be at the discretion of management, and will depend on the optimal uses of capital as determined by management, available cash, market conditions, the cost to repurchase such securities as compared to other forms of debt repayment (including debt under our Credit Facility), and other considerations. Therefore, there can be no assurance as to the aggregate principal amount of Company debt securities, if any, repurchased. We may discontinue the repurchase program at any time. There were no such transactions during the year ended December 31, 2024 and nine months ended September 30, 2025. As of both December 31, 2024 and September 30, 2025, Newmark had $50.0 million remaining under its debt repurchase authorization.

Share Repurchase Program

On February 10, 2022, our Board of Directors and Audit Committee authorized share repurchases of Newmark Class A common stock and purchases of limited partnership interests or other equity interests in Newmark’s subsidiaries up to $400 million. On November 4, 2024, Newmark’s Board re-authorized repurchases of Newmark Class A common stock and purchases of limited partnership interests in Newmark’s subsidiaries by Newmark in an aggregate amount up to $400.0 million. This authorization includes repurchases of shares or purchase of units from executive officers, other employees and partners, including of BGC and Cantor, as well as other affiliated persons or entities. Additionally, we are authorized to make any such repurchases through Cantor or its affiliates, including CF&Co, in their capacity as agent or principal, or such other broker-dealers as management shall determine to utilize from time to time. During the year ended December 31, 2024, CF&Co acted as our broker in connection with repurchases of an aggregate of 12.2 million shares of Class A common stock, and we paid CF&Co commissions of approximately $143,000 for their services as broker-dealer in connection with repurchase transactions. During the nine months ended September 30, 2025, CF&Co did not act as our broker in connection with any equity repurchases.

See “— Divestment Transactions Relating to Howard W. Lutnick — Sale of Class A Common Stock to the Company” for a discussion of our repurchases of Class A common stock from Mr. Howard W. Lutnick and his spouse in connection with his divestment of his interests in us.

Referral Fees to Cantor

In September 2021, the Audit Committee authorized Newmark and its subsidiaries to pay referral fees to Cantor and its subsidiaries (other than us and our subsidiaries) in respect of referred business, pursuant to ordinary course arrangements in circumstances where Newmark would customarily pay referral fees to unrelated third parties and where we are paying a referral fee to Cantor in an amount that is no more than the applicable percentage rate set forth in our intra-company referral policies, as then in effect, with such fees to be at referral rates no less favorable to us than would be paid to unrelated third parties. There were no such transactions during the year ended December 31, 2024 or the nine months ended September 30, 2025.

Referral Payment

On January 30, 2025, the Audit Committee authorized one or more subsidiaries of Newmark to receive from CF&Co, or an affiliate thereof, a referral fee payment equal to 0.25% of the notional value of a certain pool of loans previously sold by Flagstar Financing, a third-party Newmark client, to a Cantor subsidiary in connection with Newmark’s referral of such loans to Cantor, resulting in a payment to Newmark of $395,000.

Placement Agent Authorization with CF&Co

On August 8, 2023, our Audit Committee authorized us to engage CF&Co as a non-exclusive placement agent on behalf of us or our subsidiaries in connection with certain capital markets transactions (with the ability to also mandate certain third-party banks as additional advisors and co-placement agents alongside CF&Co), pursuant to customary terms and conditions, including percentage of proceeds, and provided the terms are no less favorable to us than terms that an unaffiliated third-party investment bank would provide to us in similar transactions. There were no such transactions during the year ended December 31, 2024 and nine months ended September 30, 2025.

Joint Capital Raising and Advisory Services Authorization with CF&Co

On June 26, 2025, the Audit Committee of the Company approved an arrangement with CF&Co pursuant to which the Company and CF&Co would be jointly engaged as placement agents to provide capital raising and financial advisory services to an existing third-party client of Newmark in a private funding round. Pursuant to the arrangement, the Company and CF&Co will collectively receive a fee equal to the greater of $6 million and 4% of the gross proceeds raised during the funding round, with such fee to be split equally between the Company and CF&Co.

Additionally, on the same date, the Audit Committee authorized the Company and its subsidiaries to enter into joint engagements with CF&Co and its subsidiaries as advisors on other capital raising or other financial advisory mandates with unaffiliated third-parties for transactions with total fees of $10 million or less, provided that the gross transaction fees paid to the Company and CF&Co are negotiated on an arms-length basis and based on reasonable and customary third-party fees for similar mandates and the allocation of the fees are made proportionate to the work expected to be performed by CF&Co and the Company, in each case as reasonably determined by the Company’s Chief Executive Officer.

EXPENSES OF SOLICITATION

The total cost of the proxy solicitation will be borne by us. In addition to through the mail, proxies may be solicited by our directors and officers by personal interviews, telephone, or e-mail. It is anticipated that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to the beneficial owners of shares of Common Equity entitled to vote at the Annual Meeting and that such banks, brokerage houses and other custodians, nominees and fiduciaries will be reimbursed for their out-of-pocket expenses. If you choose to access the proxy materials and/or vote on the Internet, you are responsible for Internet access charges you may incur.

2026 STOCKHOLDER PROPOSALS

If a stockholder desires to present a proposal for inclusion in next year’s proxy statement for our 2026 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act, and assuming such meeting is to take place on approximately the same date as the 2025 meeting, the proposal must be submitted in writing to us for receipt not later than July 20, 2026 and must comply with the proxy rules relating to stockholder proposals. Stockholders who wish to raise a proposal, including nominations for the election of directors, for consideration at our 2026 annual meeting of stockholders, but who do not wish to submit the proposal for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, should comply with our Bylaws and deliver to us a copy of their proposal by July 20, 2026. In addition to satisfying the requirements of the advance notice provisions of our Bylaws, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide us with the information required by Rule 14a-19(b) under the Exchange Act. If a stockholder fails to timely provide such notice, the respective proposal need not be addressed in the proxy materials and the proxies may exercise their discretionary voting authority if the proposal is raised at the 2026 annual meeting of stockholders. In all cases, proposals should be sent to Newmark Group, Inc., 125 Park Avenue, New York, New York 10017, Attention: Corporate Secretary.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORTS

The Company may satisfy SEC rules regarding delivery of Notices of Internet Availability of Proxy Materials, proxy statements and annual reports by delivering a single copy of these materials to an address shared by two or more Company stockholders. This delivery method is referred to as “householding” and can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company will deliver only one Notice of Internet Availability of Proxy Materials to multiple stockholders who share an address and one proxy statement and annual report to multiple stockholders who share an address, and who do not participate in electronic delivery of proxy materials, unless contrary instructions are received from impacted stockholders prior to the mailing date.

We undertake to deliver promptly upon written or oral request a separate copy of the Proxy Statement and/or the 2024 Annual Report, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered stockholder and prefer to receive separate copies, or you currently receive separate copies and would prefer to receive a single copy, at a shared address of proxy statements or annual reports either now or in the future, please contact the Company via letter directed to Newmark Group, Inc., 125 Park Avenue, New York, NY 10017, Attention: Corporate Secretary or by phone at (212) 372-2000. If your stock is held through a broker or bank and you prefer to receive separate copies, or you currently receive separate copies and would prefer to receive a single copy, at a shared address of proxy statements or annual reports either now or in the future, please contact such broker or bank.

DELINQUENT SECTION 16(a) REPORTS

Under the securities laws of the United States, our directors, executive officers and any person beneficially owning more than 10% of our Class A common stock are required to file initial forms of ownership of our Class A common stock and reports of changes in that ownership with the SEC. Based solely on our review of the copies of such forms received by us through the date hereof, other than as previously disclosed, the Company believes that all reports were filed on a timely basis, except that Mr. Alvarado filed a late Form 4 to report the receipt of exchange rights on May 2, 2025 and July 28, 2025.

CODE OF BUSINESS CONDUCT AND ETHICS AND WHISTLEBLOWER PROCEDURES

Our Board has adopted a Code of Business Conduct and Ethics that applies to members of our Board, our executive officers, other officers and our covered employees globally. The Code of Ethics is publicly available on our website at www.nmrk.com/corporate-responsibility/corporate-governance under the heading “Code of Business Conduct and Ethics.” If we amend or grant any waiver from a provision of our Code of Business Conduct and Ethics for which disclosure is required pursuant to the rules of Nasdaq or the SEC, we intend to publicly disclose such amendment or waiver by posting information about such amendment or waiver on our website.

In accordance with the requirements of the Sarbanes-Oxley Act, the Audit Committee has established our Whistleblower Policy, which sets forth procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls, or auditing matters, and for the confidential, anonymous reporting of employee concerns regarding questionable accounting or auditing matters. The Chief Legal Officer and the Corporate Secretary, and his, her or their designees and/or the Chair of the Audit Committee will direct the investigation of any such complaints in accordance with the procedures. Our Whistleblower Policy is publicly available on our website at www.nmrk.com/corporate-responsibility/corporate-governance under the heading “Whistleblower Complaint and Investigation Policy.” Information available on our website is not incorporated herein by reference.

MISCELLANEOUS

Our Board knows of no other business to be presented at the Annual Meeting. If, however, other matters properly do come before the Annual Meeting, it is intended that the proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons holding such proxies.

YOU ARE URGED TO CAST YOUR VOTE AS INDICATED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING, AND YOUR COOPERATION WILL BE APPRECIATED.

By Order of the Board of Directors,

CAROLINE A. KOSTER
Corporate Secretary

New York, New York

November 17, 2025

NEWMARK GROUP, INC. 125 PARK AVENUE SCAN TO VIEW MATERIALS & VOTE VOTE BY NEW YORK, NY 10017 INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on December 29, 2025 for shares held directly and by 11:59 P.M. Eastern Time on December 26, 2025 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/NMRK2025 You may participate in the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. There will be NO physical location at which stockholders may attend the meeting. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on November 19, 2025 for shares held directly and by 11:59 P.M. Eastern Time on December 26, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V77248-P36630 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY NEWMARK GROUP, INC. For Withhold For All To withhold authority to vote for any individual The Board of Directors recommends you vote FOR the following nominees: All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees: 01) Stephen M. Merkel 02) Kyle S. Lutnick 03) Virginia S. Bauer 04) Kenneth A. McIntyre 05) Jay Itzkowitz The Board of Directors recommends you vote FOR the following proposals: 2. Approval of the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2025. 3. Approval, on an advisory basis, of executive compensation. NOTE: To vote by mail, please sign, date and return a proxy card using the enclosed envelope. To vote by Internet before the meeting date, please visit www.proxyvote.com, and follow the instructions. To vote via the Internet during the meeting, please visit www.virtualshareholdermeeting.com/NMRK2025, and follow the instructions. To vote by telephone, call 1-800-690-6903 and then follow the instructions. In addition, the proxy holders may vote in their discretion on such other business as may properly come before the meeting or any adjournment or postponement thereof. Yes No For Against Abstain HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Internet Availability of Proxy Materials and Proxy Statement and Annual Report are available at www.proxyvote.com. V77249-P36630 Newmark Group, Inc. 2025 Annual Meeting of Stockholders – December 30, 2025 This proxy is solicited on behalf of the Board of Directors of Newmark Group, Inc. The undersigned hereby appoints Stephen M. Merkel and Caroline A. Koster, and each of them, proxies, with full power of substitution, to appear on behalf of the undersigned and to vote all shares of Class A common stock (par value $0.01 per share) and Class B common stock (par value $0.01 per share) of Newmark Group, Inc. (the “Company”) that the undersigned is entitled to vote at the 2025 Annual Meeting of Stockholders of the Company to be held online on December 30, 2025, commencing at 10:00 a.m. (Eastern Time), and at any adjournment or postponement thereof. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL LISTED NOMINEES AS DIRECTORS, “FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3. Continued and to be signed on reverse side